                                               Filed pursuant to Rule 424(b)(5)
                                               Registration No. 333-26595

PROSPECTUS SUPPLEMENT
(To Prospectus dated May 30, 1997)

2,200,000 Securities

CNF TRUST I

$2.50 Term Convertible Securities, Series A ("TECONSSM")

(Liquidation amount $50 per security) guaranteed to the extent set forth herein by, and convertible into Common Stock of,

[CNF TRANSPORTAION LOGO APPEARS HERE]

CNF TRANSPORTATION INC.

The $2.50 Term Convertible Securities, Series A (the "TECONS" or "Preferred Securities"), liquidation amount $50 per security, offered hereby represent preferred undivided beneficial interests in the assets of CNF Trust I, a statutory business trust formed under the laws of the State of Delaware ("CNF Trust" or the "Trust").

The TECONS have been approved for listing on the New York Stock Exchange (the "NYSE") under the symbol "CNF PrT," subject to official notice of issuance. See "Underwriting."
                                               (continued on the following page)

SEE "RISK FACTORS" BEGINNING ON PAGE S-12 FOR CERTAIN INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

----------------------------------------------------------
            PRICE TO     UNDERWRITING     PROCEEDS TO
            PUBLIC (1)   COMPENSATION (2) CNF TRUST (3)(4)
----------------------------------------------------------
Per TECONS  $50.00       (3)              $50.00
----------------------------------------------------------
Total (5)   $110,000,000 (3)              $110,000,000
----------------------------------------------------------

(1) Plus accumulated Distributions (as defined herein), if any, from June 11, 1997.
(2) CNF Trust and CNF Transportation Inc. have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(3) The Underwriting Agreement provides that the Company will pay to the Underwriters, as compensation for their services, $1.1875 per TECONS (or $2,612,500 in the aggregate). See "Underwriting."
(4) The Company will pay expenses of the TECONS offering estimated at $600,000.
(5) CNF Trust and the Company have granted to the Underwriters an option, exercisable within 30 days after the date of this Prospectus Supplement, to purchase up to 300,000 additional TECONS on the same terms as set forth above to cover over-allotments, if any. If such over-allotment option is exercised in full, the total Price to Public, Underwriting Compensation and Proceeds to CNF Trust will be $125,000,000, $2,968,750 and $125,000,000, respectively. See "Underwriting."

The TECONS offered hereby are being offered severally by the Underwriters, subject to prior sale, when, as and if delivered to and accepted by the Underwriters and subject to various prior conditions, including their right to reject orders in whole or in part, and subject to approval of certain legal matters by Skadden, Arps, Slate, Meagher & Flom llp, counsel for the Underwriters. It is expected that delivery of the TECONS will be made only in book-entry form through the facilities of The Depository Trust Company, as Depositary, on or about June 11, 1997, against payment therefor in immediately available funds.

J.P. MORGAN & CO.
                              GOLDMAN, SACHS & CO.
                                                             MERRILL LYNCH & CO.
June 5, 1997

CNF Transportation Inc. ("CNF" or the "Company") will directly or indirectly own all the common securities (the "Trust Common Securities," and together with the TECONS, the "Trust Securities"), representing undivided beneficial interests in the assets of the Trust. The Trust exists for the sole purpose of issuing the TECONS and Trust Common Securities and investing the proceeds thereof in 5% Convertible Subordinated Debentures due June 1, 2012 (the "Convertible Debentures") of the Company in an aggregate principal amount equal to the aggregate liquidation amount of the Trust Securities. The Convertible Debentures, when issued, will be unsecured obligations of the Company and will be subordinate and junior in right of payment to all Senior Indebtedness (as defined in the accompanying Prospectus) of the Company as described herein. Upon a Declaration Event of Default (as defined herein), the holders of TECONS will have a preference over the holders of the Trust Common Securities with respect to payment in respect of Distributions (as defined herein) and payments upon redemption, liquidation and otherwise.

Holders of the TECONS are entitled to receive cumulative cash Distributions at an annual rate of $2.50 per TECONS, accumulating from the first date that any TECONS are issued and payable quarterly in arrears on June 1, September 1, December 1 and March 1 of each year, commencing September 1, 1997 ("Distributions"). The payment of Distributions out of moneys held by the Trust and payments on liquidation of the Trust or the redemption of TECONS, as set forth below, are guaranteed by the Company (the "Guarantee") to the extent described herein and under "Description of Trust Preferred Securities Guarantee" in the accompanying Prospectus. The Guarantee covers payments of Distributions and other payments on the TECONS only if and to the extent that the Trust has funds available therefor, which will not be the case unless the Company has made a payment of interest or principal or other payments on the Convertible Debentures held by the Trust as its sole assets. The Guarantee, when taken together with the obligations of the Company under the Convertible Debentures, the Subordinated Indenture (as defined herein) and the Declaration (as defined herein), including its obligation to pay costs, expenses, debts and obligations of the Trust (other than with respect to the Trust Securities), provides a full and unconditional guarantee, on a subordinated basis, of amounts due on the TECONS. See "Risk Factors -- Risks Relating to an Investment in the TECONS -- Rights Under the Guarantee."

The obligations of the Company under the Guarantee are subordinate and junior in right of payment to all other liabilities of the Company (except any liabilities that may rank pari passu expressly by their terms), and rank pari passu with the most senior preferred stock, if any, issued from time to time by the Company. The obligations of the Company under the Convertible Debentures are subordinate and junior in right of payment to all present and future Senior Indebtedness of the Company. The Convertible Debentures purchased by the Trust may be subsequently distributed pro rata to holders of the TECONS and Trust Common Securities in connection with the dissolution of the Trust upon the occurrence of certain events.

Each TECONS is convertible in the manner described herein at the option of the holder, at any time prior to the Conversion Expiration Date (as defined herein), into shares of common stock, par value $0.625 per share, of the Company ("CNF Common Stock") at the initial conversion price of $40.00 per share of CNF Common Stock (equivalent to an initial conversion rate of 1.25 shares of CNF Common Stock for each TECONS), subject to adjustment in certain circumstances. The CNF Common Stock is listed on the NYSE under the symbol "CNF." On June 5, 1997, the last reported sale price of the CNF Common Stock on the NYSE was $31.50 per share. See "Description of the TECONS -- Conversion Rights."

The Distribution rate and the Distribution payment dates and other payment dates for the TECONS will correspond to the interest rate and interest payment dates and other payment dates for the Convertible Debentures, which will be the sole assets of the Trust. As a result, if principal or interest is not paid on the Convertible Debentures, no amounts will be paid on the TECONS. If the Company does not make principal or interest payments on the Convertible Debentures, the Trust will not have sufficient funds to make Distributions on the TECONS, in which event, the Guarantee will not apply to such Distributions until the Trust has sufficient funds available therefor.

So long as the Company shall not be in default in the payment of interest on the Convertible Debentures, the Company has the right to defer payments of interest on the Convertible Debentures from time to time for successive periods (each, an "Extension Period") by extending the interest payment period on the Convertible Debentures at any time for up to 20 consecutive quarters. If interest payments are so deferred, Distributions to holders of the TECONS will also be deferred. During an Extension Period, Distributions will continue to accumulate with interest thereon (to the extent permitted by applicable law) at the Distribution rate, compounded quarterly, and holders of TECONS will be required to include deferred interest income in their gross income for U.S. federal income tax purposes in advance of receipt of the cash Distributions with respect to such deferred interest payments. (continued from previous page)

(continued from previous page)

There could be multiple Extension Periods of varying lengths throughout the term of the Convertible Debentures. See "Risk Factors -- Risks Relating to an Investment in the TECONS -- Option to Extend Interest Payment Period," "Description of the TECONS -- Distributions," "Description of the Convertible Debentures -- Option to Extend Interest Payment Period," "Certain Federal Tax Consequences -- Accrual of Original Issue Discount" and "Certain Federal Tax Consequences -- Potential Extension of Payment Period on the Convertible Debentures."

The Convertible Debentures are redeemable by the Company, in whole or in part, from time to time, on or after June 1, 2000 at the prices set forth herein, plus accrued and unpaid interest thereon to but excluding the date fixed for redemption. In addition, in certain circumstances upon the occurrence of a Tax Event (as defined herein) the Convertible Debentures may be redeemed by the Company at 100% of the principal amount thereof, plus accrued and unpaid interest thereon. If the Company redeems the Convertible Debentures, the Trust shall redeem Trust Securities having an aggregate liquidation amount equal to the aggregate principal amount of the Convertible Debentures so redeemed. The outstanding TECONS will be redeemed upon maturity of the Convertible Debentures. The Convertible Debentures mature on June 1, 2012. See "Description of the TECONS -- Mandatory Redemption."

Upon the occurrence of a Special Event (as defined herein) arising from a change in law or a change in legal interpretation, unless the Convertible Debentures are redeemed in the limited circumstances described herein, the Trust may be dissolved (with the consent of the Company), with the result that the Convertible Debentures would be distributed to the holders of the Trust Securities, on a pro rata basis, in lieu of any cash Distribution. If the Company declines to consent to such dissolution and distribution, the Company may incur an obligation to pay Additional Interest (as defined herein). See "Description of TECONS-- Special Event Distribution; Tax Event Redemption" and "Description of the Convertible Debentures -- Additional Interest."

In the event of the involuntary or voluntary dissolution, winding-up or termination of the Trust, the holders of the TECONS will be entitled to receive for each TECONS a liquidation amount of $50 plus accumulated and unpaid Distributions thereon (including, to the extent permitted by applicable law, interest thereon, if any) to the date of payment, unless, in connection with such dissolution in the case of a Special Event, the Convertible Debentures are distributed to the holders of the TECONS. See "Description of the TECONS -- Liquidation Distribution Upon Dissolution."

CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE TECONS OR CNF COMMON STOCK. SPECIFICALLY, THE UNDERWRITERS MAY OVERALLOT IN CONNECTION WITH THE OFFERING, AND MAY BID FOR, AND PURCHASE, THE TECONS OR CNF COMMON STOCK IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

No person is authorized to give any information or to make any representation not contained or incorporated by reference in this Prospectus Supplement or the accompanying Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by CNF Trust, the Company or any Underwriter. Neither this Prospectus Supplement nor the accompanying Prospectus constitutes an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

                               TABLE OF CONTENTS

PROSPECTUS SUPPLEMENT                     Page         PROSPECTUS                                 Page
Prospectus Supplement Summary............  S-5         Available Information....................     3
Risk Factors............................. S-12         Incorporation of Certain Documents by
Recent Developments...................... S-21          Reference...............................     4
The Company.............................. S-23         The Company..............................     5
Use of Proceeds.......................... S-28         The Trust................................     5
Price Range of Common Stock and                        Use of Proceeds..........................     6
 Dividends............................... S-29         Consolidated Ratios of Earnings to Fixed
Capitalization........................... S-30          Charges.................................     6
Selected Consolidated Financial Data..... S-31         Description of Debt Securities...........     6
Management's Discussion and Analysis of                Description of Preferred Stock...........    17
 Financial Condition and Results of                    Description of Depositary Shares.........    21
 Operations.............................. S-33         Description of Common Stock..............    25
Management............................... S-38         Description of Common Stock Warrants.....    25
CNF Trust I.............................. S-38         Description of Capital Stock.............    27
Description of the TECONS................ S-39         Description of Trust Preferred
Description of the Guarantee............. S-53          Securities..............................    30
Description of the Convertible                         Description of Trust Preferred Securities
 Debentures.............................. S-53          Guarantee...............................    32
Effect of Obligations Under the                        Plan of Distribution.....................    34
 Convertible Debentures and the                        Legal Matters............................    35
 Guarantee............................... S-59         Experts..................................    35
Certain Federal Tax Consequences......... S-60
Underwriting............................. S-64
Legal Matters............................ S-65
Experts.................................. S-65

                         PROSPECTUS SUPPLEMENT SUMMARY

The following summary is qualified in its entirety by, and should be read in connection with, the more detailed information and consolidated financial statements and notes thereto included and incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. All information in the Prospectus Supplement assumes the Underwriters' over-allotment option will not be exercised, unless otherwise indicated. Unless otherwise indicated or unless the context otherwise requires, all references herein to the "Company" or "CNF" include CNF Transportation Inc. and its consolidated subsidiaries, and all references herein to "Emery" and "Con-Way" refer to the Company's Emery Worldwide and Con-Way Transportation Services business segments. The offering of the TECONS made hereby is sometimes referred to as the "Offering."

                                  THE COMPANY

CNF Transportation Inc. (the "Company") is a leading provider of heavy air freight, regional less-than-truckload ("LTL") trucking and logistics services. The Company has three principal business units: Emery Worldwide ("Emery"), which provides domestic and international air freight services, Con-Way Transportation ("Con-Way"), which provides regional LTL trucking services in all 50 states, and Menlo Logistics, Inc. ("Menlo"), a contract logistics company. Emery and Con-Way have established infrastructures which enable them to provide time-definite and day-definite delivery services throughout the United States and internationally. Emery also provides nightly air delivery services to the United States Postal Service ("USPS"), and recently entered into a new postal contract which will broaden these services to include sortation and ground transportation of Priority Mail in the eastern United States. Menlo, the Company's contract logistics subsidiary, specializes in designing and managing complex supply and distribution networks for national and multi-national companies. The Company also provides a number of other transportation services, including full-service truckload services, ocean forwarding and customs brokerage. The Company believes that its three principal operating units are positioned to use their extensive resources and established capabilities to capitalize on opportunities throughout the transportation industry.

The Company's strategy is to develop and operate businesses which are recognized as service, market share and profit leaders in their respective major segments of the transportation industry. In furtherance of this strategy, the Company seeks (i) to provide premium time-definite and day-definite freight services on a global basis, (ii) to implement strategies designed to improve operating efficiencies, (iii) to take advantage of favorable customer and industry trends affecting the freight transportation industry, and (iv) as appropriate, to integrate the Company's transportation and logistics services. The Company believes that the breadth of transportation services it offers, coupled with its domestic and international delivery capabilities, provides a competitive advantage over less-diversified transportation companies. By operating in U.S. and international markets, offering a variety of transportation modes (air freight, trucking and ocean), and participating in both asset-based businesses (such as trucking and air freight) and nonasset-based businesses (such as contract logistics, freight forwarding and customs brokerage), the Company also seeks to reduce the impact on its business of the historical cyclicality in the freight industry.

                              RECENT DEVELOPMENTS

New Postal Contract

After a competitive bidding process, on April 23, 1997, the USPS awarded Emery Worldwide Airlines, Inc. ("EWA"), a subsidiary of the Company, a new contract for the sortation and transportation of Priority Mail (a second-day delivery service) in portions of 13 states in the eastern United States. This contract, referred to as "Phase I" by the USPS, has an initial term which ends in 2002 and may be renewed by the USPS for two successive three-year terms. In contrast to EWA's current USPS contract, which is primarily for overnight air transportation services, the new contract will involve transportation, handling and sortation of Priority Mail. According to the USPS, nationwide Priority Mail volume (based on number of pieces) increased by approximately 12.9% in 1995 and 10.4% in 1996 and, in 1996, Priority Mail totaled approximately 960 million pieces, generating approximately $3.4 billion of revenues for the USPS. The USPS has indicated that estimated Priority Mail volume for the Phase I corridors is initially projected to be approximately 30% of nationwide Priority Mail volume. The USPS has also indicated that the Company could receive revenues of approximately $1.7 billion over the initial 58 month term of the new contract. However, this amount is subject to a number of uncertainties and assumptions and the revenues actually realized by the Company under the contract may be more or less than this amount. See "Risk Factors -- Risks Relating to New Postal Contract."

The Company believes that its proposal to provide this Priority Mail service to the USPS benefited from its ability to provide comprehensive, integrated transportation services at competitive prices and its reputation for reliability. The Company believes that its existing infrastructure and broad resource and skill base provide a solid foundation for fulfilling its obligations under the new postal contract. See "Recent Developments-- New Postal Contract."

Spin-Off of CF MotorFreight

On December 2, 1996, the Company completed the spin-off (the "Spin-off") to its shareholders of CF MotorFreight, a long-haul LTL motor carrier. The Spin-off was intended, among other things, to separate the Company's long-haul and regional trucking operations so that each could adopt strategies and pursue objectives appropriate to its specific business. Prior to the Spin-off, the long-haul and regional trucking operations increasingly competed for business and the resources of the Company, although each had distinct financial, investment and operating characteristics.

In connection with the Spin-off, the Company, formerly known as Consolidated Freightways, Inc., changed its name to CNF Transportation Inc. The spun-off businesses are currently operating under the name of Consolidated Freightways Corporation ("CFC"). See "Recent Developments -- Spin-Off of CF MotorFreight."

                                  THE OFFERING

SECURITIES OFFERED............... 2,200,000 $2.50 Term Convertible Securities,
                                  Series A ("TECONS" or "Preferred
                                  Securities") (2,500,000 if the Underwriters' over-allotment option is exercised in full).

ISSUER........................... CNF Trust I, a Delaware business trust. The sole assets of the Trust will consist of the 5% Convertible Subordinated Debentures due June 1, 2012 (the "Convertible Debentures") of the Company.

GUARANTOR........................ CNF Transportation Inc., a Delaware
                                  corporation.

DISTRIBUTIONS.................... Distributions on the TECONS will accumulate from June 11, 1997 and will be payable at an
                                  annual rate of $2.50 per TECONS. Subject to
                                  the Distribution deferral provisions
                                  described below, Distributions will be
                                  payable quarterly in arrears on June 1,
                                  September 1, December 1 and March 1 of each
                                  year, commencing September 1, 1997. Because
                                  Distributions on the TECONS constitute
                                  interest for U.S. federal income tax
                                  purposes, corporate holders thereof will not
                                  be entitled to a dividends-received
                                  deduction.
DISTRIBUTION DEFERRAL
PROVISIONS....................... The ability of the Trust to pay
                                  Distributions on the TECONS is solely
                                  dependent on the receipt of interest
                                  payments from the Company on the Convertible
                                  Debentures. So long as the Company shall not
                                  be in default in the payment of interest on
                                  the Convertible Debentures, the Company has
                                  the right to defer payments of interest on
                                  the Convertible Debentures from time to time
                                  for successive Extension Periods not
                                  exceeding 20 consecutive quarters for each
                                  such period. Quarterly Distributions on the
                                  TECONS would be deferred by the Trust (but
                                  would continue to accumulate quarterly and,
                                  to the extent permitted by applicable law,
                                  accrue interest) until the end of any such
                                  Extension Period. Upon the termination of an
                                  Extension Period, payment is due on all
                                  accrued and unpaid amounts on the
                                  Convertible Debentures and upon such
                                  payment, the Trust would be required to pay
                                  all accumulated and unpaid Distributions. If
                                  the deferral of an interest payment occurs,
                                  the holders of the TECONS will continue to
                                  accrue interest income for U.S. federal
                                  income tax purposes in advance of any
                                  corresponding cash Distribution. See "Risk
                                  Factors -- Risks Relating to an Investment
                                  in the TECONS -- Option to Extend Interest
                                  Payment Period," "Description of the
                                  TECONS --Distributions," "Description of the
                                  Convertible Debentures --Option to Extend
                                  Interest Payment Period," "Certain Federal
                                  Tax Consequences -- Accrual of Original
                                  Issue Discount" and "Certain Federal Tax
                                  Consequences -- Potential Extension of
                                  Payment Period on the Convertible
                                  Debentures."
RIGHTS UPON DEFERRAL OF
DISTRIBUTIONS.................... During any period in which interest payments on the Convertible Debentures are deferred, interest will accrue on the Convertible Debentures (compounded quarterly to the extent permitted by applicable law) and quarterly Distributions will continue to accumulate with interest thereon (to the extent permitted by applicable law) at the Distribution rate, compounded quarterly. The Company has agreed, among other things, not to declare or pay any dividend on or purchase any shares of the Company's capital stock during an Extension Period, except for dividends on and purchases of shares of the Company's Series B Cumulative Convertible Preferred Stock (the "Series B Preferred Stock") and subject to certain other exceptions. All of the shares of Series B Preferred Stock are held by the Company's Thrift and Stock Plan, an employee benefit plan (the "TASP"), and the Series B Preferred Stock is convertible into CNF Common Stock. Dividends paid on the Series B Preferred Stock (which are deductible by the Company for federal income tax purposes) are applied by the TASP to pay interest on borrowings that were made to acquire the Series B Preferred Stock. Such borrowings are guaranteed by the Company. See "Risk Factors -- Risks Relating to an Investment in the TECONS -- Option to Extend Interest Payment Period," "Description of the
                                  TECONS -- Distributions" and "Description of the Convertible Debentures -- Option to Extend Interest Payment Period" herein and "Description of Capital Stock -- Preferred Stock" in the accompanying Prospectus.

CONVERSION RIGHTS................ Each TECONS is convertible at any time prior to the close of business on June 1, 2012
                                  (or, in the case of TECONS called for
                                  redemption, prior to the close of business on the Business Day prior to the applicable redemption date) at the option of the holder into shares of CNF Common Stock, at an initial conversion price of $40.00 per share of CNF Common Stock (equivalent to an initial conversion rate of 1.25 shares of CNF Common Stock for each TECONS), subject to adjustment in certain circumstances. The last reported sale price of the CNF Common Stock on the NYSE on June 5, 1997 was $31.50 per share. In connection with any conversion of a TECONS, the Conversion Agent (as defined herein) will exchange such TECONS for the appropriate principal amount of the Convertible Debentures held for the Trust and immediately convert such Convertible Debentures into CNF Common Stock. No fractional shares of CNF Common Stock will be issued as a result of conversion, but in lieu thereof such fractional interest will be paid by the Company in cash. See "Description of the TECONS -- Conversion Rights."

LIQUIDATION AMOUNT............... In the event of any liquidation of the
                                  Trust, holders will be entitled to receive
                                  $50 per TECONS plus an amount equal to any accumulated and unpaid Distributions thereon to the date of payment, unless Convertible Debentures are distributed to such holders. See "Description of the TECONS -- Liquida-tion Distribution Upon Dissolution."

REDEMPTION....................... The Convertible Debentures will be redeemable for cash, at the option of the Company, in whole or in part, from time to time on or after June 1, 2000, at the prices specified herein. Upon any redemption of the Convertible Debentures, TECONS having an aggregate liquidation amount equal to the aggregate principal amount of Convertible Debentures being redeemed will be redeemed at the applicable redemption price. The TECONS will not have a stated maturity date, although they will be subject to mandatory redemption upon the repayment of the Convertible Debentures at their stated maturity June 1, 2012, upon acceleration, earlier redemption or otherwise. See "Description of the TECONS -- Mandatory Redemption" and "Description of the Convertible Debentures --Redemption at the Option of the Company."

GUARANTEE........................ The Company will irrevocably and unconditionally guarantee, on a subordinated basis and to the extent set forth herein, the payment in full of (i) Distributions on the TECONS to the extent the Trust has funds available therefor, (ii) the amount payable upon redemption of the TECONS to the extent the Trust has funds available therefor and
                                  (iii) generally, the liquidation preference of the TECONS to the extent the Trust has assets available for distribution to holders of TECONS. The Guarantee will be unsecured and will be subordinate and junior in right of payment to all other liabilities of the Company (except any liabilities that may rank pari passu expressly by their terms), and will rank pari passu in right of payment with the most senior preferred stock, if any, issued from time to time by the Company. See "Description of the Guarantee" herein and "Description of Trust Preferred Securities Guarantee -- Status of the Trust Preferred Securities Guarantee" and "Description of Capital Stock --Preferred Stock" in the accompanying Prospectus.

VOTING RIGHTS.................... Generally, holders of the TECONS will not have any voting rights. However, if an
                                  Indenture Event of Default (as defined
                                  herein) occurs and is continuing, the
                                  holders of 25% of the aggregate liquidation amount of the outstanding TECONS may direct the Property Trustee to declare the principal and interest on the Convertible Debentures immediately due and payable. If
                                  (i) the Property Trustee fails to enforce its rights under the Convertible Debentures or (ii) the Guarantee Trustee fails to enforce its rights under the Guarantee, a record holder of the TECONS may institute a legal proceeding directly against the Company to enforce such rights without first instituting any legal proceeding against any other person or entity. See "Description of the TECONS -- Voting Rights" and "Description of the TECONS -- Declaration Events of Default" and "Effect of Obligations Under the Convertible Debentures and the Guarantee."

SPECIAL EVENT DISTRIBUTION;
TAX EVENT REDEMPTION............. Upon the occurrence of a Special Event
                                  (i.e., a Tax Event or an Investment Company
                                  Act Event, in each case as defined herein), except in certain limited circumstances, the Company may cause the Trust to be dissolved and cause the Convertible Debentures to be distributed to the holders of the TECONS. In the case of a Tax Event, the Company may also elect to cause the TECONS to remain outstanding and pay Additional Interest (as defined herein), if any, on the Convertible Debentures. In certain circumstances upon the occurrence of a Tax Event, the Convertible Debentures may be redeemed by the Company at 100% of the principal amount thereof plus accrued and unpaid interest thereon. See "Description of the TECONS --
                                   Special Event Distribution; Tax Event
                                  Redemption."

CONVERTIBLE DEBENTURES OF CNF.... The Convertible Debentures will mature on
                                  June 1, 2012, and will bear interest at the rate of 5% per annum, payable quarterly in arrears. So long as the Company shall not be in default in the payment of interest on the Convertible Debentures, the Company has the right to defer payments of interest on the Convertible Debentures from time to time for successive periods not exceeding

                                  20 consecutive quarters for each such
                                  period, provided, that no such period shall extend beyond the maturity date of the Convertible Debentures. Prior to the termination of any Extension Period of less than 20 consecutive quarters, the Company may further defer interest payments provided the Extension Period, as previously and further extended, does not exceed 20 consecutive quarters and does not extend beyond the maturity date of the Convertible Debentures. During any Extension Period no interest shall be due, but such interest shall continue to accrue and, to the extent permitted by applicable law, compound quarterly. Upon the termination of an Extension Period, payment shall be due on all accrued and unpaid amounts. After the payment of all amounts then due, the Company may commence a new Extension Period, subject to the conditions of this paragraph. During any Extension Period, the Company will be prohibited from, among other things, paying dividends on and purchasing shares of the Company's capital stock (except for dividends on and purchases of Series B Preferred Stock and subject to certain other exceptions) until quarterly interest payments are resumed and all amounts due on the Convertible Debentures are made current. See "Description of the Convertible Debentures -- Option to Extend Interest Payment Period."

                                  The payment of principal and interest on the Convertible Debentures will be subordinated in right of payment to all present and future Senior Indebtedness (as defined in the accompanying Prospectus) of the Company. In addition, because the Company is a holding company, the Convertible Debentures will be effectively subordinated to all existing and future liabilities (including indebtedness, trade payables, guarantees, lease obligations and letter of credit obligations) of the Company's subsidiaries. As of March 31, 1997, the Company (excluding its subsidiaries) had approximately
                                  $506.5 million of Senior Indebtedness
                                  outstanding (including approximately $143.8 million of notes issued by the Company's Thrift and Stock Plan (the "TASP") which are guaranteed by the Company and approximately $147.0 million of outstanding letters of credit) and, as of December 31, 1996, the Company was subject to long-term non-cancelable operating leases requiring future minimum lease payments of approximately $4.4 million through the year 2005. In addition, as of March 31, 1997, the Company's consolidated subsidiaries had outstanding liabilities (excluding intercompany liabilities) aggregating approximately
                                  $980.1 million and approximately $46.7
                                  million of outstanding letters of credit and, as of December 31, 1996, the Company's subsidiaries were subject to long-term non-cancelable operating leases requiring future minimum lease payments of approximately $390.3 million through the year 2014. In addition, the Company's material subsidiaries have guaranteed amounts due under the Company's $350 million unsecured credit facility (the "Credit Facility"); at March 31, 1997, borrowings of approximately $100.0 million and letters of credit of approximately $124.1 million were outstanding under the Credit Facility. The Subordinated Indenture (as defined herein) under which the Convertible Debentures will be issued does not limit the aggregate amount of Senior Indebtedness or other liabilities that may be incurred by the Company and its subsidiaries. See "Risk Factors -- Holding Company Structure."

                                  The Convertible Debentures will have
                                  provisions with respect to interest,
                                  optional redemption and conversion into CNF
                                  Common Stock and certain other terms
                                  substantially similar or analogous to those of the TECONS. See "Description of the Convertible Debentures" and "Risk Factors -- Risks Relating to an Investment in the TECONS -- Ranking of Subordinate Obligations Under the Guarantee and Convertible Debentures."

USE OF PROCEEDS.................. The proceeds from the sale of the TECONS offered hereby will be invested by the Trust in the Convertible Debentures. After paying the Underwriters' compensation and other expenses associated with this Offering, the Company intends to use such net proceeds to pay costs associated with the recently signed contract with the USPS. These include costs to acquire surface transportation equipment and to lease or acquire, improve and equip ten Priority Mail processing centers. Any remaining net proceeds will be applied by the Company for other general corporate purposes, which may include repayment of indebtedness. In that regard, the Company is considering alternative arrangements to finance certain of the costs associated with the new postal contract. Such financing, if obtained, would reduce the amount of net Offering proceeds applied to pay those costs. See "Recent Developments" and "Use of Proceeds."

NEW YORK STOCK EXCHANGE SYMBOL... "CNF PrT"

                                  RISK FACTORS

Certain statements included or incorporated by reference herein and in the accompanying Prospectus constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and are subject to a number of risks and uncertainties. Any such forward-looking statements contained or incorporated by reference herein or in the accompanying Prospectus should not be relied upon as predictions of future events. Certain such forward-looking statements can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "will," "should," "seeks," "approximately," "intends," "plans," "estimates" or "anticipates" or the negative thereof or other variations thereof or comparable terminology, or by discussions of strategy, plans or intentions. Such forward-looking statements are necessarily dependent on assumptions, data or methods that may be incorrect or imprecise and they may be incapable of being realized. In that regard, the following factors, among others and in addition to the matters discussed below and elsewhere in this Prospectus Supplement, the accompanying Prospectus and the documents incorporated or deemed to be incorporated by reference therein, could cause actual results and other matters to differ materially from those in such forward-looking statements: changes in general business and economic conditions; increasing domestic and international competition and pricing pressure; changes in fuel prices; uncertainty regarding the Company's new contract with the USPS; labor matters, including changes in labor costs, renegotiation of labor contracts and the risk of work stoppages or strikes; changes in governmental regulation; environmental and tax matters, including the aviation excise tax and aircraft maintenance tax matters discussed herein; and matters relating to the recently completed spin-off of CFC. As a result of the foregoing, no assurance can be given as to future results of operations or financial condition.

Prospective purchasers of the TECONS should carefully consider the following factors, together with the other information included or incorporated by reference in this Prospectus Supplement and the accompanying Prospectus.

RISKS RELATING TO NEW POSTAL CONTRACT

The Company is subject to a number of risks and uncertainties relating to the new contract between EWA and the USPS. Among other things, the contract requires that the Company lease or acquire, improve, equip and fully staff ten new Priority Mail processing centers ("PMPCs"), and further requires that five of the PMPCs be operational and performing in accordance with specified standards by late October 1997, and that all ten PMPCs be operational and performing in accordance with specified standards by late February 1998. The contract provides for the Company to pay liquidated damages if it does not meet these deadlines, but also provides for bonuses to be paid to the Company if the PMPCs become operational by required dates. The contract also contains a number of specific service standards that the Company is required to meet. In particular, the contract specifies a benchmark of 96.5% on-time and accurate handling by the Company and provides for financial disincentives, which could be substantial, if the Company fails to meet that standard. Accordingly, failure by the Company to meet the service standards under the contract could have a material adverse effect on the Company. See "Recent Developments."

Establishing the new Priority Mail network will place considerable demands upon the Company, particularly as regards the deadlines by which the PMPCs must be operational and performing in accordance with specified standards. Among other things, the Company will need to locate, lease or acquire, and improve buildings to house the PMPCs; acquire, install and successfully operate mail sortation and other equipment; hire and train approximately 1,400 additional full-time employees; and integrate the operations of the new network with its existing airline and trucking transportation networks. Although the Company believes that it will be able to operate in accordance with the terms of the new contract, there can be no assurance that it will be able to do so or that capital expenditures and other costs associated with the contract will not exceed anticipated amounts.

The USPS has indicated that the Company could receive revenues of approximately $1.7 billion over the initial 58-month term of the contract. However, this amount is an estimate and is subject to a number of assumptions and uncertainties, and there can be no assurance that the revenues actually realized by the Company under the contract will not be substantially less than this amount. Among other things, this estimate is based on assumed volumes of Priority Mail to be handled by the Company and a projected growth rate for that volume over the life of the contract and also assumes that the Company meets the performance standards established by the contract. There can be no assurance that the Company will meet these performance standards or that those volumes will actually be achieved. In that regard, the contract does not specifically set forth a minimum volume of Priority Mail to be handled by the Company.

The contract provides that EWA is to receive a fixed price per piece of Priority Mail, subject to adjustments based on volume and percentage of on-time and accurate handling and for increases in certain wage costs, and also provides for EWA to be reimbursed for fuel costs. In light of this largely fixed price arrangement, the effect of this contract on the Company's results of operations will depend in part upon the Company's ability to manage and control its costs of providing the services called for by the contract. Although the Company believes that the contract provides opportunities to realize certain operating efficiencies, failure by the Company to effectively manage its cost of performing under the contract could have a material adverse effect on the Company.

In addition, the award and terms of the new contract with the USPS may be subject to challenge by labor unions and competitors of the Company and the USPS. Among other things, it is possible that labor unions could initiate legal or other proceedings seeking to challenge, modify or void the contract. Such proceedings, if successful, could require material adverse changes in the terms of the contract or could lead the USPS, in certain circumstances, to terminate the contract (or certain portions thereof) under the provisions described below. In that regard, the USPS has informed the Company that the American Postal Workers Union has filed a grievance seeking to rescind the new contract and the National Postal Mail Handlers Union has filed a grievance challenging the contract. In addition, competitors of the Company might initiate legal or other proceedings seeking to invalidate the new contract on the grounds that, among other things, it was improperly awarded. In that regard, a consulting company has filed an agency level protest of the contract with the contracting officer of the USPS. While the Company believes that, in the event of a termination of the new postal contract, the Company has the right, in certain cases, to recoup certain expenditures made in connection with the contract, to the extent that any of the foregoing proceedings were successful, they could have a material adverse effect on the Company.

The contract may be terminated by the USPS for failure by EWA to perform its obligations thereunder and, as is common with government contracts generally, it may also be terminated by the USPS "for convenience" (i.e., without cause), although the USPS may be required, following termination for convenience, to reimburse the Company for certain expenditures associated with the contract. While the Company believes that, in certain such cases, the new contract provides it with the right to recoup certain expenditures made in connection with the contract, any termination of the contract could have a material adverse effect on the Company.

RISKS RELATING TO SPIN-OFF OF CFC

The Company is or may be subject to substantial liabilities with respect to certain matters relating to CFC's business and operations, including, without limitation, guarantees of certain indebtedness of CFC and liabilities for employment-related and environmental matters. Although CFC is, in general, either the primary obligor or jointly and severally liable with the Company with respect to these matters, a failure to pay or other default by CFC with respect to the obligations as to which the Company is or may be, or may be perceived to be, liable, whether because of CFC's bankruptcy or insolvency or otherwise, could lead to substantial claims against the Company. As a result, any failure to pay or other default by CFC with respect to those obligations could have a material adverse effect on the Company. Moreover, the transfer of certain assets from CFC to the Company in connection with the Spin-off may be subject to review under applicable fraudulent transfer laws in the event of the bankruptcy or other financial difficulty of CFC. Under those laws, a court could, under certain circumstances, direct the return of the transferred assets to CFC or a fund for the benefit of its creditors.

CERTAIN TAX MATTERS RELATING TO EMERY

The Internal Revenue Service (the "IRS") has proposed adjustments that would require that Emery Air Freight Corporation ("EAFC"), a subsidiary of the Company, pay substantial additional aviation excise taxes for the period from January 1, 1990 through September 30, 1995. The Company has filed protests contesting these proposed adjustments and is engaged in discussions with the administrative conference division (Appeals Office) of the IRS.

The Company believes that there is legal authority to support the manner in which it has calculated and paid the aviation excise taxes and, accordingly, the Company intends to continue to vigorously challenge the proposed adjustments. Nevertheless, the Company is unable to predict the ultimate outcome of this matter. As a result, there can be no assurance that the Company will not have to pay a substantial amount of additional aviation taxes for the 1990 through 1995 tax period. In addition, it is possible that the IRS may seek to increase the amount of the airline excise tax payable by EAFC for periods subsequent to September 30, 1995. As a result, there can be no assurance that this matter will not have a material adverse effect on the Company.

The IRS has also proposed a substantial adjustment for tax years 1987 through 1990 based on the IRS' position that certain aircraft maintenance costs should have been capitalized rather than expensed for federal income tax purposes. In addition, the Company believes it likely that the IRS will propose an additional adjustment, based on the same IRS position with respect to aircraft maintenance costs, for subsequent tax years. The Company believes that its practice of expensing these types of maintenance costs is consistent with industry practice. However, if this issue is determined adversely to the Company, there can be no assurance that the Company will not have to pay substantial additional tax. The Company is unable to predict the ultimate outcome of this matter and intends to vigorously contest the proposed adjustment. There can be no assurance, however, that this matter will not have a material adverse effect on the Company.

COMPETITION

The trucking and air freight industries are intensely competitive and some of Con-Way's and Emery's competitors may have greater financial and other resources than the Company. Principal competitors of Con-Way include both national LTL companies (some of which have continued to extend into regional markets and to acquire and combine formerly independent regional carriers into inter-regional groups) and regional companies. Principal competitors of Emery include other integrated air freight carriers, air freight forwarders and international airlines and, to a lesser extent, trucking companies, passenger and cargo air carriers and others. Competition in the trucking and air freight industries is based on, among other things, freight rates, quality of service, reliability, transit times and scope of operations. Intense competition in the trucking industry, coupled with industry over-capacity, has resulted in aggressive price discounting, narrow margins and a significant number of business failures. There can be no assurance that the Company will be successful in meeting the competitive demands of the industry.

Menlo operates in a relatively new business area and has a limited number of major competitors. Nonetheless, competition for the provision of logistics services is intense.

LABOR MATTERS

As of March 31, 1997, less than 8% of the Company's employees were represented by various labor unions. However, the pilots at Emery's leased air cargo facility (the "Hub") at the Dayton International Airport in Ohio are currently considering whether to unionize; the Company expects that they will vote on this matter in the near future. In addition, labor unions have, from time to time, sought to unionize employees at various Company locations. There can be no assurance that efforts to unionize Company employees will not be successful, that the Company will not become subject to additional work rules imposed by agreements with labor unions, or that work stoppages or other labor disturbances will not occur in the future, any of which could have a material adverse effect on the Company. Similarly, there can be no assurance that union opposition to the Company's new contract with the USPS will not have a material adverse effect on the Company. See "-- Risks Relating to New Postal Contract."

EFFECT OF ECONOMIC AND MARKET CONDITIONS

Interest rate fluctuations, increases in fuel prices, fuel shortages, economic recession, changes in currency exchange rates, and changes in customers' business cycles and business practices are among the factors over which the Company has no control, but which may adversely affect its financial condition or results of operations. For instance, prices for both diesel and jet fuel increased significantly during 1996. The Company has been able to recoup a portion of these increased costs through fuel surcharges and fuel index fees to its customers, but there can be no assurance that the Company will be able to do so in the future. The operations of the Company are primarily conducted in the United States but, to an increasing extent, are conducted in major foreign countries. As a result, the Company is subject to the foregoing factors both domestically and, to an increasing extent, internationally. See "Business" in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 (the "1996 10-K").

CYCLICALITY AND SEASONALITY

The trucking and air freight industries are affected directly by general economic conditions and seasonal fluctuations, both of which affect the amount of freight to be transported. Freight shipments, operating costs and other results of operations can also be affected adversely by inclement weather conditions. The months of September and October of each year usually have the highest business levels while the months of January and February of each year usually have the lowest business levels.

GOVERNMENT REGULATIONS

The Company's business is subject to extensive regulation by various federal, state and foreign governmental entities, and there can be no assurance that changes in applicable laws and regulations, or costs of complying with current or future laws and regulations, will not have a material adverse effect on the Company. For example, deregulation of the trucking industry allows easier access to the industry by new trucking companies, and has removed many restrictions on expansion of services by existing carriers and increased price competition. These and other factors have contributed to a consolidation in the trucking industry, as a number of trucking companies have either merged or gone out of business. Likewise, airlines such as EWA are subject to, among other things, maintenance, operating and other safety-related regulations by the Federal Aviation Administration (the "FAA"), including Airworthiness Directives promulgated by the FAA which require airlines such as EWA to make modifications to aircraft. In that regard, EWA expects that it will be required to make expenditures to reinforce the floors and modify the doors of up to 17 of its Boeing 727 aircraft to comply with Airworthiness Directives. Likewise, the relative age of EWA's aircraft fleet may increase the likelihood that the Company will be required to make expenditures in order for its aircraft to comply with future government regulations. See "Business" in the 1996 10-K.

During recent years, operations at several airports have been subject to restrictions or curfews on arrivals or departures during certain night-time hours designed to reduce or eliminate noise for surrounding residential areas. None of these restrictions has materially affected Emery's operations. However, if such restrictions were to be imposed with respect to the airports at which Emery's activities are centered (particularly Emery's major Hub at the Dayton International Airport), and no alternative airports were available to serve the affected areas, there could be a material adverse effect on the Company. Under applicable law, the FAA is authorized to establish aircraft noise standards and the administrator of the Environmental Protection Agency is authorized to issue regulations setting forth standards for aircraft emissions. The Company believes that its present fleet of owned, leased and chartered aircraft is operating in substantial compliance with currently applicable noise and emission laws.

The Aviation Noise and Capacity Act of 1990 established a national aviation noise policy. The FAA has promulgated regulations under this Act regarding the phase-in requirements for compliance. This legislation and the related regulations will require all of the Company's owned and leased aircraft eligible for operation in the contiguous United States to either undergo modifications or otherwise comply with Stage 3 noise restrictions in phases ending at year-end 1999. Although the ultimate cost of complying with these requirements cannot be predicted with certainty, the Company will be required to make expenditures, which could be substantial, to modify owned or leased aircraft in order to comply with these requirements.

ENVIRONMENTAL MATTERS

The Company is subject to stringent laws and regulations that (i) govern activities or operations that may have adverse environmental effects, such as discharges to air and water, as well as handling and disposal practices for solid and hazardous wastes, and (ii) impose liability for the costs of cleaning up, and certain damages resulting from, sites of past spills, disposals or other releases of hazardous materials. In particular, under applicable environmental laws, the Company may be responsible for remediation of environmental conditions and may be subject to associated liabilities (including liabilities resulting from lawsuits brought by private litigants) relating to its operations and properties. Environmental liabilities relating to the Company's properties may be imposed regardless of whether the Company leases or owns the properties in question and regardless of whether such environmental conditions were created by the Company or by a prior owner or tenant, and also may be imposed with respect to properties which the Company may have owned or leased in the past.

The Company's operations involve the storage, handling and use of diesel and jet fuel and other hazardous substances. In particular, the Company is subject to stringent environmental laws and regulations dealing with underground fuel storage tanks and the transportation of hazardous materials. The Company has been designated as a potentially responsible party by the Environmental Protection Agency with respect to the disposal of hazardous substances at various sites, although the Company expects that its share of the clean-up costs will not have a material adverse effect on the Company. In addition, the Company expects that the costs of complying with existing and future environmental laws and regulations will continue to increase. There can be no assurance that matters relating to environmental conditions or compliance with environmental laws will not have a material adverse effect on the Company.

CERTAIN ANTITAKEOVER PROVISIONS

The Company's Amended Certificate of Incorporation and Bylaws contain certain provisions which may have the effect of delaying, deferring or preventing a change of control of the Company. In addition, the Company is subject to
Section 203 of the Delaware General Corporation Law, which limits the ability of a publicly held Delaware corporation such as the Company from engaging in a "business combination" with an "interested stockholder" for a certain period of time. Moreover, the approval of holders of at least two-thirds of the outstanding shares of the Series B Preferred Stock is required, under certain circumstances, for a consolidation or merger of the Company or the sale or other transfer of certain assets of the Company. The foregoing provisions may deter any potential unfriendly offers or other efforts to obtain control of the Company and could deprive shareholders of opportunities to realize a premium on their CNF Common Stock or the TECONS. See "Description of Capital Stock" in the accompanying Prospectus.

PROVISIONS OF CERTAIN INDEBTEDNESS

Neither the TECONS nor the Convertible Debentures contain provisions which would give the holders thereof the right to require the Trust or the Company to repurchase or repay such securities in the event of a takeover, recapitalization or similar event, a decline in the credit rating of the Trust's or Company's preferred or debt securities, or otherwise. However, holders of the Company's outstanding 9 1/8% Notes due 1999 and certain restructured notes issued by the Company's TASP which are guaranteed by the Company have the right to require the Company to repurchase such notes upon the occurrence of certain changes in control of the Company or similar events coupled with certain declines in the credit rating on the Company's long-term senior debt; the aggregate principal amount of the 9 1/8% notes due 1999 and the restructured TASP notes outstanding at March 31, 1997 was $117.7 million and $30.7 million, respectively. Holders of non-restructured notes issued by the TASP with an outstanding principal amount of $113.1 million at March 31, 1997 have the right to require that the Company repurchase such notes if, among other things, both Moody's and Standard & Poor's have publicly rated the Company's long-term senior debt at less than investment grade, unless, within 45 days, the Company shall have obtained, through a guarantee, letter of credit, other permitted credit enhancement or otherwise, a credit rating for such notes of at least "A" from Moody's or Standard & Poor's (or another nationally recognized rating agency selected by the holders of such notes) and shall maintain a rating on such notes of "A" or better thereafter. The Company's long-term senior debt is currently rated Baa3 by Moody's and BBB by Standard & Poor's; Baa3 is the lowest investment grade rating from Moody's and BBB is the next to lowest investment grade rating from Standard & Poor's. Holders of both the restructured and non-restructured TASP notes also have the right to require the Company to repurchase the notes, in whole or in part, on July 1, 1999. In addition, the Company's $350 million Credit Facility, which is guaranteed by the Company's material subsidiaries, permits the lenders to require immediate repayment of all borrowings thereunder upon a change of control or similar event with respect to the Company. The occurrence of any event or condition requiring the Company to repurchase or repay any such notes or borrowings could have a material adverse effect on the Company. Moreover, there can be no assurance that the Company would have sufficient funds to repurchase or repay such notes or borrowings in the event that it were required to do so or that it would be able to arrange financing for that purpose. See "Capitalization."

Certain of the Company's debt instruments contain restrictive covenants that could limit the amount of dividends payable by the Company. In particular, under the terms of the restructured notes issued by the TASP, the Company is restricted from paying dividends in an aggregate amount in excess of $10 million plus one-half of its cumulative adjusted consolidated net income from November 3, 1992. As of March 31, 1997, the Company would have been permitted to pay approximately $112.2 million of dividends on the CNF Common Stock under the terms of the restructured TASP Notes.

POSSIBLE VOLATILITY OF STOCK PRICE

The trading price of the CNF Common Stock is subject to fluctuations in response to a variety of factors, including quarterly variations in operating results, conditions in the trucking and air freight industries generally, comments or recommendations issued by analysts who follow the Company, its competitors or the industry segments in which it operates, and general economic and market conditions. In addition, the stock market has from time to time experienced extreme price and volume volatility. These fluctuations may be unrelated to the operating performance of particular companies whose shares are traded. Market fluctuations may adversely affect the market price of the CNF Common Stock and the TECONS. Accordingly, there can be no assurance that the market price of the TECONS will not decline below the public offering price, or that the market price of the CNF Common Stock and the TECONS will not be subject to substantial fluctuations in the future.

HOLDING COMPANY STRUCTURE

The Convertible Debentures and the Guarantee are obligations exclusively of the Company. The Company is a holding company, substantially all of whose consolidated assets are held by its subsidiaries. Accordingly, the cash flow of the Company and the consequent ability to service its debt (including the Convertible Debentures) and to pay amounts due in respect of its other obligations (including the Guarantee), and, therefore, the ability of the Trust to make Distributions and other payments on the TECONS, is dependent upon the results of operations of the Company's subsidiaries and the distribution of funds by such subsidiaries to the Company. The ability of such subsidiaries to provide funds to the Company is contingent upon the results of operation and financial condition of such subsidiaries, may be limited by restrictive covenants in various instruments and agreements and is subject to various other business considerations. See "-- Provisions of Certain Indebtedness."

Because the Company is a holding company, its obligations under the Convertible Debentures and the Guarantee will be effectively subordinated to all existing and future liabilities (including indebtedness, trade payables, guarantees, lease obligations and letter of credit obligations) of the Company's subsidiaries. Therefore, the Company's rights and the rights of its creditors to participate in the assets of any subsidiary upon the latter's liquidation or reorganization will be subject to the prior claims of such subsidiary's creditors, except to the extent that the Company may itself be a creditor with recognized claims against the subsidiary, in which case the claims of the Company will still be effectively subordinated to any security interest in, or mortgages or other liens on, the assets of such subsidiary and would be subordinate to any indebtedness of such subsidiary senior to that held by the Company. Although certain debt instruments to which the Company and its subsidiaries are parties impose limitations on the incurrence of additional indebtedness, both the Company and its subsidiaries retain the ability to incur substantial additional indebtedness and other financial obligations.

At March 31, 1997, the Company's consolidated subsidiaries had outstanding liabilities (excluding intercompany liabilities) aggregating approximately $980.1 million and approximately $46.7 million of outstanding letters of credit and, at December 31, 1996, these subsidiaries were subject to long-term non-cancelable operating leases requiring future minimum lease payments of approximately $390.3 million through the year 2014. In addition, the Company's material subsidiaries have guaranteed amounts due under the Credit Facility; at March 31, 1997, borrowings of approximately $100.0 million and letters of credit of approximately $124.1 million were outstanding under the Credit Facility.

RISKS RELATING TO AN INVESTMENT IN THE TECONS

Ranking of Subordinate Obligations Under the Guarantee and Convertible
Debentures

The obligations of the Company under the Guarantee are subordinate and junior in right of payment to all liabilities of the Company (except any liabilities that may rank pari passu expressly by their terms), and pari passu in right of payment with the most senior preferred stock issued, from time to time, if any, by the Company. The obligations of the Company under the Convertible Debentures are subordinate and junior in right of payment to all present and future Senior Indebtedness of the Company. In addition, payments of principal and interest on the Convertible Debentures are structurally subordinated to the liabilities of the Company's subsidiaries. No payment by the Company on account of principal of or premium, if any, or interest on the Convertible Debentures may be made if there shall have occurred and be continuing (i) a default in the payment when due of principal of, or premium, if any, sinking funds, if any, or interest, if any, on any Senior Indebtedness of the Company and any applicable grace period with respect to such default shall have ended without such default having been cured or waived or ceasing to exist or (ii) an event of default with respect to any Senior Indebtedness of the Company resulting in the acceleration of the maturity thereof without such acceleration having been rescinded or annulled. As of March 31, 1997, the Company (excluding its subsidiaries) had approximately $506.5 million of Senior Indebtedness outstanding (including approximately $143.8 million of notes issued by the TASP which are guaranteed by the Company and approximately $147.0 million of outstanding letters of credit) and, as of December 31, 1996, the Company was subject to long-term non-cancelable operating leases requiring future minimum lease payments of approximately $4.4 million through the year 2005. There are no terms in the TECONS, the Convertible Debentures or the Guarantee that limit the ability of the Company to incur additional indebtedness, including indebtedness that ranks senior to the Convertible Debentures or the Guarantee, or to grant security interests to secure outstanding or new indebtedness. In that regard, the Convertible Debentures do not prohibit the Company from incurring Senior Indebtedness which is senior to the Convertible Debentures but subordinate to certain other indebtedness of the Company. See "Description of Trust Preferred Securities Guarantee -- Status of the Trust Preferred Securities Guarantee" and "Description of Debt Securities" in the accompanying Prospectus and "-- Holding Company Structure" and "Description of the Convertible Debentures -- Subordination" herein.

Rights Under the Guarantee

The Guarantee will be qualified as an indenture under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The Property Trustee will act as indenture trustee under the Guarantee for the purposes of compliance with the provisions of the Trust Indenture Act (the "Guarantee Trustee"). The Guarantee Trustee will hold the Guarantee for the benefit of the holders of the TECONS.

Under the Guarantee, the Company guarantees the holders of the TECONS the payment of: (i) any accumulated and unpaid Distributions that are required to be paid on the TECONS, to the extent the Trust has funds available therefor;
(ii) the applicable redemption price, including all accumulated and unpaid Distributions with respect to TECONS called for redemption by the Trust, to the extent the Trust has funds available therefor; and (iii) upon a voluntary or involuntary dissolution, winding-up or termination of the Trust (other than in connection with certain permitted consolidations, mergers, asset sales and other transactions involving the Trust, the distribution of Convertible Debentures to the holders of TECONS or a conversion or redemption of all the TECONS), the lesser of (a) the aggregate of the liquidation amount and all accumulated and unpaid Distributions on the TECONS to the date of the payment to the extent the Trust has funds available therefor or (b) the amount of assets of the Trust remaining available for distribution to holders of the TECONS in liquidation of the Trust. The holders of a majority in liquidation amount of the outstanding TECONS have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee or exercising any trust power conferred upon the Guarantee Trustee under the Guarantee. In addition, any record holder of TECONS may institute a legal proceeding directly against the Company to enforce the Guarantee without first instituting a legal proceeding against the Trust, the Guarantee Trustee or any other person or entity if the Guarantee Trustee fails to enforce its rights under the Guarantee. If the Company were to default on its obligation to pay amounts payable on the Convertible Debentures, the Trust would lack available funds for the payment of Distributions or amounts payable on redemption of the TECONS or otherwise, and, in such event, holders of the TECONS would not be able to rely upon the Guarantee for payment of such amounts. Instead, holders of the TECONS would rely on the enforcement (i) by the Property Trustee of its rights as registered holder of the Convertible Debentures against the Company pursuant to the terms of the Convertible Debentures or (ii) by a holder of its rights of direct action against the Company to enforce payments on the Convertible Debentures. See "Description of Trust Preferred Securities Guarantee" and "Description of Debt Securities" in the accompanying Prospectus and "-- Enforcement of Certain Rights by Holders of TECONS" herein. The Declaration (as defined herein) provides that each holder of TECONS, by acceptance thereof, agrees to the provisions of the Guarantee, including the subordination provisions thereof, and the Subordinated Indenture. See "Description of Trust Preferred Securities Guarantee -- Status of the Trust Preferred Securities Guarantee" and "Description of Debt Securities" in the accompanying Prospectus and "-- Holding Company Structure" and "Description of the Convertible Debentures -- Subordination" herein.

Enforcement of Certain Rights by Holders of TECONS

If (i) the Trust fails to pay Distributions in full on the TECONS (other than pursuant to a deferral) or (ii) any other Declaration Event of Default (as defined herein) occurs and is continuing, then the holders of TECONS would rely on the enforcement by the Property Trustee of its rights as a holder of the Convertible Debentures against the Company. In addition, the holders of a majority in liquidation amount of the TECONS will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Property Trustee or exercising any trust power conferred upon the Property Trustee under the Declaration, including the right to direct the Property Trustee to exercise the remedies available to it as a holder of the Convertible Debentures. If the Property Trustee fails to enforce its rights under the Convertible Debentures, a holder of TECONS, to the extent permitted by law, may institute a legal proceeding directly against the Company to enforce the Property Trustee's rights under the Convertible Debentures without first instituting any legal proceeding against the Property Trustee or any other person or entity. Notwithstanding the foregoing, if a Declaration Event of Default has occurred and is continuing and such event is attributable to the failure of the Company to pay interest or principal on the Convertible Debentures on the date such interest or principal is otherwise payable (or in the case of redemption, on the redemption date), then a holder of TECONS may directly institute a proceeding for enforcement of payment to such holder of the principal of or interest on the Convertible Debentures having a principal amount equal to the aggregate liquidation amount of the TECONS of such holder (a "Direct Action") on or after the respective due date specified in the Convertible Debentures. In connection with such Direct Action, the Company will remain obligated to pay the principal or interest on such Convertible Debentures and will be subrogated to the rights of such holder of TECONS under the Declaration to the extent of any payment made by the Company to such holder of TECONS in such Direct Action. The holders of TECONS will not be able to exercise any other remedy available to the holders of the Convertible Debentures. See "Description of the TECONS -- Declaration Events of Default."

Option to Extend Interest Payment Period

So long as the Company shall not be in default in the payment of interest on the Convertible Debentures, the Company has the right under the Subordinated Indenture to defer payments of interest on the Convertible Debentures from time to time for successive periods not exceeding 20 consecutive quarters for each such period; provided that no such period shall extend beyond the maturity date of the Convertible Debentures or end on other than a Distribution payment date. As a consequence of such an extension, quarterly Distributions on the TECONS would be deferred (but despite such deferral would continue to accumulate with interest thereon (to the extent permitted by applicable law) at the Distribution rate, compounded quarterly) by the Trust during any such Extension Period. During any Extension Period and until quarterly interest payments are resumed and all amounts due on the Convertible Debentures are made current, (a) the Company shall not declare or pay dividends on, or make a distribution with respect to, or redeem, purchase or acquire, or make a liquidation payment with respect to, any of its capital stock (other than (A) (i) purchases or acquisitions of shares of the Company's capital stock (or capital stock equivalents) in connection with the satisfaction by the Company of its obligations under any officers, directors or employee benefit plans (or any options or other instruments issued thereunder) or the satisfaction by the Company of its obligations pursuant to any contract or security requiring the Company to purchase shares of the Company's capital stock (or capital stock equivalents), (ii) purchases of shares of the Company's capital stock (or capital stock equivalents) from officers, directors or employees of the Company or its subsidiaries pursuant to employment agreements or upon termination of employment or retirement, (iii) as a result of a reclassification, combination or subdivision of the Company's capital stock or the exchange or conversion of one class or series of the Company's capital stock for another class or series of the Company's capital stock, (iv) dividends or distributions of shares of common stock on common stock, (v) the purchase of fractional interests in shares of the Company's capital stock pursuant to the conversion or exchange provisions of such capital stock or any security being converted or exchanged,
(vi) dividends or distributions on, or redemptions, purchases or acquisitions of, or liquidation payments with respect to, the Company's Series B Preferred Stock (the Series B Preferred Stock is held by the TASP, an employee benefit plan, and dividends on such shares

(which are deductible by the Company for federal income tax purposes) are applied by the TASP to pay interest on borrowings made to acquire the Series B Preferred Stock), (vii) purchases or other acquisitions of common stock in connection with a dividend reinvestment or other similar plan or (viii) any dividend or distribution of capital stock (or capital stock equivalents) in connection with the implementation of a stockholders' rights plan, or the issuance of stock under any such plan in the future, or the redemption or repurchase of any such rights pursuant thereto, or (B) guarantee payments made with respect to any of the foregoing), (b) the Company shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities issued by the Company that rank pari passu with or junior to the Convertible Debentures and (c) the Company shall not make any guarantee payments with respect to the foregoing (other than pursuant to the Guarantee or the Company's guarantee of the Trust Common Securities). Prior to the termination of any Extension Period of less than 20 consecutive quarters, the Company may further defer interest payments; provided, the Extension Period, as previously and further extended, does not exceed 20 consecutive quarters and does not extend beyond the maturity date of the Convertible Debentures or end on other than a Distribution payment date. During any Extension Period no interest shall be due, but such interest shall continue to accrue and (to the extent permitted by applicable law) shall compound quarterly. Upon the termination of an Extension Period, payment is due on all accrued and unpaid amounts on the Convertible Debentures. After the payment of all amounts then due on the Convertible Debentures, the Company may commence a new Extension Period, subject to the conditions of this paragraph. See "Description of the TECONS -- Distributions" and "Description of the Convertible Debentures -- Option to Extend Interest Payment Period."

Should the Company exercise its right to defer payments of interest by extending the interest payment period, each holder of TECONS will continue to accrue interest income (as original issue discount ("OID")) in respect of the deferred stated interest allocable to its TECONS for U.S. federal income tax purposes. As a result, each such holder of TECONS will include such income in gross income for U.S. federal income tax purposes in advance of the receipt of cash and will not receive the cash from the Trust related to such income if such holder disposes of its TECONS prior to the record date for the date on which Distributions of such amounts are made. The Company has no current intention of exercising its right to defer payments of interest by extending the interest payment period of the Convertible Debentures. However, should the Company determine to exercise such right in the future, the market price of the TECONS is likely to be adversely affected. A holder that disposes of its TECONS during an Extension Period, therefore, might not receive the same return on its investment as a holder that continues to hold its TECONS. See "-- Potential Market Volatility During an Extension Period" and "Certain Federal Tax Consequences -- Accrual of Original Issue Discount" and "Certain Federal Income Tax Consequences -- Potential Extension of Payment Period on Convertible Debentures."

Proposed Tax Legislation

On February 6, 1997, as part of the Clinton Administration's Fiscal 1998 Budget Proposal, the Treasury Department proposed legislation (the "Proposed Legislation") which would, among other things, generally deny corporate issuers a deduction for interest in respect of certain debt obligations, such as the Convertible Debentures, if such debt obligations have a maximum term in excess of 15 years and are not shown as indebtedness on the issuer's consolidated balance sheet. In that regard, the Convertible Debentures have a maturity of less than fifteen years. The Proposed Legislation would also generally prevent corporations from deducting interest (including original issue discount) on convertible debt instruments until the taxable year in which such interest is paid in cash or other property (other than equity of the issuer or a related party or cash or other property the amount of which is determined by reference to the value of the equity of the issuer or a related party). The Proposed Legislation applies to debt obligations issued on or after the date of "first committee action." As of the date of this Prospectus Supplement, the Proposed Legislation has not yet been introduced by any member of the 105th Congress. If the Proposed Legislation or other legislation is enacted by Congress and if it gives rise to a Tax Event, the Trust would be permitted to cause a redemption of the TECONS by causing a distribution of the Convertible Debentures or, in certain circumstances, by electing to redeem the Convertible Debentures. See "-- Special Event Distribution; Tax Event Redemption" and "Description of the TECONS -- Special Event Distribution; Tax Event Redemption."

Special Event Distribution; Tax Event Redemption

Upon the occurrence of a Special Event, the Trust could be dissolved (with the consent of the Company), except in the limited circumstances described below, with the result that the Convertible Debentures would be distributed to the holders of the Trust Securities in connection with the liquidation of the Trust. In certain circumstances, the Company would have the right to redeem the Convertible Debentures, in whole or in part, in lieu of a distribution of the Convertible Debentures by the Trust, in which event the Trust would redeem the Trust Securities on a pro rata basis to the same extent as the Convertible Debentures are redeemed by the Company. See "Description of the TECONS -- Special Event Distribution; Tax Event Redemption."

Under current U.S. federal income tax law, a distribution of Convertible Debentures upon the dissolution of the Trust would not be a taxable event to holders of the TECONS. Upon occurrence of a Special Event, however, a dissolution of the Trust in which holders of the TECONS receive cash would be a taxable event to such holders. See "Certain Federal Tax Consequences -- Distribution of Convertible Debentures to Holders of TECONS" and "Certain Federal Tax Consequences -- Disposition of the TECONS."

There can be no assurance as to the market prices for the TECONS or the Convertible Debentures that may be distributed in exchange for TECONS if a dissolution or liquidation of the Trust were to occur. Accordingly, the TECONS that an investor may purchase, whether pursuant to the offer made hereby or in the secondary market, or the Convertible Debentures that a holder of TECONS may receive on dissolution and liquidation of the Trust, may trade at a discount to the price that the investor paid to purchase the TECONS offered hereby. Because holders of TECONS may receive Convertible Debentures upon the occurrence of a Special Event, prospective purchasers of TECONS are also making an investment decision with regard to the Convertible Debentures and should carefully review all the information regarding the Convertible Debentures contained herein and in the accompanying Prospectus. See "Description of the TECONS -- Special Event Distribution; Tax Event Redemption" and "Description of the Convertible Debentures" herein and "Description of Debt Securities" in the accompanying Prospectus.

Limited Voting Rights

Holders of TECONS will have limited voting rights and will not be entitled to vote to appoint, remove or replace, or to increase or decrease the number of, CNF Trustees (as defined herein), which voting rights are vested exclusively in the holder of the Trust Common Securities. See "Description of the TECONS -- Voting Rights."

Trading Price

The TECONS may trade at a price that does not fully reflect the value of accrued but unpaid interest with respect to the underlying Convertible Debentures. A holder who disposes of TECONS between record dates for payments of Distributions thereon will be required to include accrued but unpaid interest on the Convertible Debentures through the date of disposition in income as ordinary income (i.e., OID), and to add such amount to the adjusted tax basis in the holder's pro rata share of the underlying Convertible Debentures deemed disposed of. To the extent the selling price is less than the holder's adjusted tax basis (which will include, in the form of OID, all accrued but unpaid interest), a holder will recognize a capital loss. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for U.S. federal income tax purposes. See "Certain Federal Tax Consequences -- Accrual of Original Issue Discount" and "-- Disposition of the TECONS."

Potential Market Volatility During Extension Period

As described herein, the Company has the right to extend an interest payment period on the Convertible Debentures from time to time for a period not exceeding 20 consecutive quarterly interest periods. If the Company determines to extend an interest payment period, or if the Company thereafter extends an Extension Period or prepays interest accrued during an Extension Period as described herein, the market price of the TECONS is likely to be affected. In addition, as a result of such rights, the market price of the TECONS (which represent an undivided interest in Convertible Debentures) may be more volatile than other securities on which original issue discount accrues that do not have such rights. A holder that disposes of its TECONS during an Extension Period, therefore, may not receive the same return on its investment as a holder that continues to hold its TECONS.

No Prior Public Market; Possible Price Volatility of TECONS

Prior to this offering, there has been no public market for the TECONS. There can be no assurance that an active trading market for the TECONS will develop or be sustained. If such a market were to develop, the TECONS could trade at prices that may be higher or lower than their initial offering price depending upon many factors including prevailing interest rates, the Company's operating results, the price of the CNF Common Stock, the markets for similar securities and the factors described above under "-- Possible Volatility of Stock Price" and "-- Risks Relating to an Investment in the TECONS -- Potential Market Volatility During an Extension Period."

                              RECENT DEVELOPMENTS

NEW POSTAL CONTRACT

The USPS is a long-standing customer of the Company. EWA, a subsidiary of the Company, currently provides nightly air delivery services for Express Mail (a next-day delivery service) under a ten year contract with the USPS. The original contract for this operation was awarded to EWA in 1989, and the current contract was awarded to EWA in 1993. At December 31, 1996, EWA used 24 dedicated aircraft in providing services to the USPS under this contract. In addition, EWA has also received separate contracts to carry peak-season Christmas and other mail for the USPS. The Company recognized approximately $131 million, $126 million and $140 million of revenue in 1994, 1995 and 1996, respectively from contracts to carry mail, including Express Mail, for the USPS.

After a competitive bidding process, on April 23, 1997, the USPS awarded EWA a new contract for the sortation and transportation of Priority Mail (a second-day delivery service) in portions of 13 states in the eastern United States. This contract, referred to as "Phase I" by the USPS, has an initial term which ends in 2002 and may be renewed by the USPS for two successive three-year terms. In contrast to EWA's current USPS contract, which is primarily for overnight air transportation services, the new contract will involve transportation, handling and sortation of Priority Mail. According to the USPS, nationwide Priority Mail volume (based on number of pieces) increased by approximately 12.9% in 1995 and 10.4% in 1996 and, in 1996, Priority Mail totaled approximately 960 million pieces, generating approximately $3.4 billion of revenues for the USPS. The USPS has indicated that estimated Priority Mail volume for the Phase I corridors is initially projected to be approximately 30% of nationwide Priority Mail volume. The USPS has indicated that the Company could receive revenues of approximately $1.7 billion over the initial 58 month term of the new contract. However, this amount is subject to a number of uncertainties and assumptions and the revenues actually realized by the Company under the contract may be more or less than this amount. See "Risk Factors -- Risks Relating to New Postal Contract."

The new contract calls for EWA, either directly or through other subsidiaries of the Company, to lease or acquire, improve, equip, fully staff and operate ten Priority Mail processing centers ("PMPCs") in major metropolitan areas, primarily along the eastern seaboard. These new PMPCs will serve as the backbone of a new delivery network for the Priority Mail product which is entirely separate from the channels through which the USPS transports and sorts other classes of mail. The contract requires that five of the new PMPCs be fully operational by late October 1997, and that all ten be fully operational by late February 1998. The new contract does not call for any pick-up or delivery of Priority Mail to or from individual customers, as the USPS will continue to handle such end-customer pick-up and deliveries.

The Company believes that its proposal to provide this Priority Mail service to the USPS benefited from its ability to provide comprehensive, integrated transportation services at competitive prices and its reputation for reliability. The Company believes that its existing infrastructure and broad resource and skill base provide a solid foundation for fulfilling its obligations under the new postal contract.

The Company expects that EWA will provide air transportation under the new USPS contract, Menlo, the Company's logistics subsidiary, will manage the ten PMPCs and provide ground transportation between the PMPCs and local post offices, and Con-Way Truckload Services ("CWT"), a Company subsidiary which provides full-service, multi-modal truckload services, will provide highway transportation between PMPCs. However, certain of these services may be provided by other business units of the Company or by subcontractors.

The Company expects that a fleet of more than 400 new Company-acquired trucks with the USPS logo will be utilized to transport Priority Mail between post offices and the regional PMPCs. Also, in connection with the new contract, CWT intends to acquire additional tractors and trailers for transportation of Priority Mail between PMPCs. EWA expects to provide a designated fleet of at least 18 of its existing aircraft to transport Priority Mail. Commercial air carriers will be used to supplement EWA's fleet as necessary. Road Systems, Inc. ("Road Systems"), the Company's equipment manufacturing subsidiary, will build and provide the Company with trailers required in connection with the new contract. The Company estimates that implementation of the new USPS Priority Mail network will require, in 1997, initial capital expenditures of approximately $102 million and approximately $17 million for other associated costs that consist substantially of contract costs that the Company expects to capitalize. The Company estimates that the total network, when fully operational, will employ approximately 1,400 full-time employees (of which the substantial majority will be newly hired) and up to 1,000 additional employees during high-volume Christmas seasons.

The new USPS contract provides that EWA is to receive a fixed price per piece of Priority Mail, subject to adjustments based on volume and percentage of on-time handling and increases in certain wage costs, and also provides for EWA to be reimbursed for fuel costs. In particular, the contract provides for increases in the price per piece if Priority Mail volumes fall below projected levels, but also provides for price reductions if volumes are higher than projected levels. In light of this largely fixed price arrangement, the effect of the contract on the Company's results of operations will depend in part upon the Company's ability to manage and control its operating costs. In this regard, the Company believes that the contract provides opportunities to realize operating efficiencies through, for example, "daylight turns" of aircraft which are currently used primarily at night in EWA's commercial (i.e., non-USPS) freight operations. The Company does not anticipate acquiring additional aircraft in connection with the new contract, due primarily to these anticipated "daylight turns" of existing aircraft. In providing services under the new contract, EWA intends to co-load some of its aircraft with commercial freight in addition to Priority Mail. The Company expects that co-loading will reduce the amount of transportation services which EWA would otherwise have to purchase from other air carriers. The Company will seek to use lower cost highway transportation within Phase I corridors where on-time requirements can be met without air delivery. Due in part to these projected operating efficiencies, the Company was able to provide favorable pricing to the USPS under the new contract. See "Risk Factors -- Risks Relating to New Postal Contract."

SPIN-OFF OF CF MOTORFREIGHT

On December 2, 1996, the Company completed the Spin-off to its shareholders of CF MotorFreight, a long-haul, LTL motor carrier. The Spin-off was intended, among other things, to separate the Company's long-haul and regional trucking operations so that each could adopt strategies and pursue objectives appropriate to its specific business. Prior to the Spin-off, the long-haul and regional trucking operations increasingly competed for business (a situation which has continued after the Spin-off) and the resources of the Company, although each had distinct financial, investment and operating characteristics.

The Spin-off reduced the number of Company employees represented by labor unions from approximately 53% of the Company's total employees at December 31, 1995 to less than 8% of its total number of employees at March 31, 1997. The Company believes that the percentage of its employees now represented by labor unions is significantly lower than for many of its major competitors in the domestic trucking businesses.

In connection with the Spin-off, the Company, formerly known as Consolidated Freightways, Inc., changed its name to CNF Transportation Inc. The spun-off businesses are currently operating under the name of Consolidated Freightways Corporation. The Spin-off was effected by distributing to the Company's shareholders one share of CFC common stock for every two shares of CNF Common Stock.

                                  THE COMPANY

GENERAL

CNF Transportation Inc. is a leading provider of heavy air freight, regional LTL trucking and logistics services. The Company has three principal business units: Emery, which provides domestic and international air freight services, Con-Way, which provides regional LTL trucking services in all 50 states, and Menlo, a contract logistics company. Emery and Con-Way have established infrastructures which enable them to provide time-definite and day-definite delivery services throughout the United States and internationally. Emery also provides nightly air transportation services to the USPS, and recently entered into a new postal contract which will broaden these services to include sortation and ground transportation of Priority Mail in the eastern United States. Menlo, the Company's contract logistics subsidiary, specializes in designing and managing complex supply and distribution networks for national and multi-national companies. The Company also provides a number of other transportation services, including full-service truckload services, ocean forwarding and customs brokerage. The Company believes that its three principal operating units are positioned to use their extensive resources and established capabilities to capitalize on opportunities throughout the transportation industry.

In December 1996, the Company completed the Spin-off of CF MotorFreight, a long haul, LTL motor carrier, in order to better focus on its core business segments. The business segments which now comprise the Company grew at an average compound rate from 1993 to 1996 of approximately 19.2% per annum in revenues and 28.4% per annum in operating income. However, there can be no assurance that historical growth rates will continue. For 1996, those business segments had a combined operating margin of approximately 5.2% on $3.7 billion in revenues.

STRATEGY AND OUTLOOK

The Company's strategy is to develop and operate businesses which are recognized as service, market share and profit leaders in their respective major segments of the transportation industry. In furtherance of this strategy, the Company seeks (i) to provide premium time-definite and day-definite freight services on a global basis, (ii) to implement strategies designed to improve operating efficiencies, (iii) to take advantage of favorable customer and industry trends affecting the freight transportation industry, and (iv) as appropriate, to integrate the Company's transportation and logistics services. The Company believes that the breadth of transportation services it offers, coupled with its domestic and international delivery capabilities, provides a competitive advantage over less-diversified transportation companies. By operating in both U.S. and international markets, offering a variety of transportation modes (air freight, trucking and ocean), and participating in both asset-based (i.e., capital intensive) businesses such as trucking and air freight and non-asset-based businesses such as contract logistics, freight forwarding and customs brokerage, the Company also seeks to reduce the impact on its business of the historical cyclicality in the freight industry.

Provide Time-Definite and Day-Definite Transportation Services

The Company believes that a number of its customers are increasingly focused on "just-in-time" inventory management and that this has created a need for reliable time-definite and day-definite freight service. As a result, the Company believes that distribution patterns in the U.S. have become more regionalized as certain businesses have required more frequent shipments and more specific delivery times from their suppliers. The Company believes that Con-Way, which is comprised of three regional motor carriers, Emery, which provides time-definite and day-definite air freight services, and Menlo, which specializes in managing supply and distribution logistics, are generally well positioned to take advantage of this inventory management trend.

For example, although Con-Way is known as a premium-priced motor carrier, the Company believes that a number of Con-Way's customers are willing to pay premium rates for the reliable and consistent delivery services which are necessary to reduce costs of carrying excess inventory through just-in-time inventory management. In the case of next-day deliveries (which accounted for approximately two-thirds of Con-Way's total 1996 shipments), the Company believes that Con-Way delivers freight over a greater number of regular overnight transit lanes than many other major domestic LTL motor carriers. In addition, Con-Way has extended its regular overnight service to distances up to 625 miles in certain designated market lanes, which compares favorably with what the Company believes is conventional practice in the domestic LTL trucking industry of two-day service for points generally beyond 450 to 500 miles. Emery also provides reliable time-definite and day-definite services to its customers, sometimes in instances requiring same-day delivery.

Improve Operating Efficiencies

The Company believes that Emery's customers are typically concerned with timely deliveries rather than the mode of transportation used in making the deliveries. Because the average cost of ground transportation is considerably less than air transportation, Emery seeks to manage its costs by using trucks, rather than aircraft, to deliver freight whenever possible, typically in connection with second-day deliveries. In 1997, Emery began to implement zone, or distance, based pricing instead of flat fee pricing. Zone-based pricing is intended to improve operating margins by allowing Emery to more accurately match freight rates with the cost of its service. The implementation of zone-based pricing has enabled Emery to adopt incentive compensation programs which reward employees for improvements in operating margins, rather than growth in revenue. Having largely completed its geographic expansion in North America, Con-Way will continue to emphasize operating margin improvements, particularly through efforts to increase the utilization of its freight system in the Pacific northwest and northeastern U.S. (areas into which it has recently expanded its operations) and through general market penetration.

Take Advantage of Customer and Industry Trends

The Company believes that, in addition to just-in-time inventory management, a number of its customers are increasingly focused on outsourcing certain non-core functions. The Company believes that Menlo, which specializes in managing supply and distribution networks, should continue to benefit from this trend, which allows customers to focus on core competencies rather than non-core functions such as warehouse and inventory management, light assembly, shipping, receiving and billing. The Company also believes that some of its customers are reducing the number of carriers they utilize. For example, Nortel (Northern Telecom) has indicated that it has reduced the number of air freight companies it uses between North America and Asia and in Asia from approximately 25 in 1995 to two currently, one of which is Emery. The Company believes that this trend towards core carrier relationships favors transportation companies which, like the Company, are able to offer a broad range of domestic and international transportation services and to manage supply and distribution chains from start to finish. The Company believes that this trend should help to reduce competition from less well diversified carriers and create opportunities to capture new business.

Integrate Operations

The Company's strategy is to broaden the range of services provided by each of its primary operating units and, where appropriate, to further integrate its air freight, trucking and logistics businesses to provide customers with a single source solution to their domestic and international transportation requirements. In addition to providing customers with a broad range of transportation and logistics services, the Company seeks to take advantage of cross-enterprise synergies to reduce operating costs and enhance customer service. The new Priority Mail contract with the USPS is an example of the Company's strategy of providing comprehensive, integrated transportation services. The Company expects that EWA will provide air transportation under the new USPS contract, that Menlo will manage ten planned PMPCs and provide local ground transportation, and that Con-Way will provide highway transportation between PMPCs. However, certain of these services may be provided by other business units of the Company or by subcontractors. In bidding for this contract, the Company used its logistics expertise to design a transportation system for Priority Mail which is expected to allow EWA to realize operating efficiencies through "daylight turns" of aircraft that are currently used primarily at night and "co-loading" certain of its aircraft with commercial freight in addition to Priority Mail.

EMERY WORLDWIDE

In North America, Emery relies principally on its dedicated aircraft and ground fleet to provide commercial door-to-door delivery for same-day, next-day, second-day and deferred shipments and to provide overnight air transportation services to the USPS. Internationally, Emery acts principally as a freight forwarder in providing door-to-door and airport-to-airport commercial services in approximately 200 countries. International business is defined by Emery as shipments that either originate or terminate outside of North America. Commercial business is defined by Emery as all operations except those services it provides domestically to the USPS.

While Emery's freight system is designed to handle parcels, packages and shipments of a variety of sizes and weights, its commercial operations are focused primarily on heavy air freight (defined as shipments of 70 pounds or more). In 1996, Emery's commercial shipments weighed an average of approximately 227 pounds and generated average revenue of approximately $209 per shipment.

Based on external market research, the Company believes that, based on 1996 revenues, Emery has the leading market share in domestic heavy air freight and, reflecting the growth in its international business, ranks first in heavy air freight and second in all air freight shipped from North America to destinations abroad.

The Company believes that Emery's customers are typically concerned with time-definite deliveries rather than mode of shipment. Because the average cost of transporting freight by truck is considerably less than transporting freight by air, Emery seeks to deliver freight using over-the-road trucks and tractor-trailers where it can do so without jeopardizing on-time deliveries, typically for at least one leg of second-day deliveries. Consequently, increased utilization of highway transportation is a critical element in Emery's strategy to improve operating margins and grow its second-day delivery business without adversely affecting operating margins.

In 1997, Emery's management instituted programs which are intended to improve results of operations and asset utilization. For example, zone-based "distance" price and cost models have begun to replace "average" price and cost models, allowing Emery more accurately to match rates with the costs of its services. In addition, these new zone-based models have allowed management to implement incentive compensation programs which are designed to reward employees for improvements in operating margins, rather than overall revenue growth.

The Company believes that Emery's competitive position versus air freight forwarders in the domestic air freight industry has improved over the last several years as the availability of cargo capacity on domestic passenger airlines has decreased. Several major domestic airlines have reduced the number of wide-body aircraft they use for domestic passenger service in favor of narrow-body aircraft. Narrow-body aircraft have substantially less cargo space than do wide-body aircraft. The Company believes that this trend toward the use of passenger aircraft with lower cargo capacities has reduced the availability of airlift for freight forwarders (which do not operate their own aircraft) and benefitted EWA and other asset-based air freight companies.

Emery provides services in North America through a system of sales offices and service centers, and overseas through foreign subsidiaries, branch sales offices, service centers and agents. Emery's door-to-door service within North America relies on Emery's own airlift system, supplemented with commercial airlines. Internationally, Emery operates as an air freight forwarder primarily using commercial airlines, while utilizing controlled lift only on a limited basis. Due in part to the Company's heightened focus on opportunities in the expanding worldwide economy, Emery's total international revenues increased 107% from 1993 through 1996, compared with a 44% increase for its total North American commercial revenues for the same period. For 1996 and the first quarter of 1997, international revenues of approximately $760 million and $205 million comprised nearly 40% and 41% of Emery's total commercial revenues, respectively. In addition, 23.6% of Emery's 1996 international revenues were derived from business not involving North American origins or destinations. Emery's fastest-growing regions internationally are Latin America and Asia.

Emery uses third party agents to provide pick-up and delivery services in foreign countries where limited freight volumes or, in some cases, limits on foreign ownership make those arrangements appropriate. In the past two years, Emery has converted eight international agent operations to wholly-owned operations in an effort to improve customer service and increase retained revenues. The cost of these eight conversions is expected to be less than $10 million, including future payments which are contingent upon operating results of the acquired businesses. Management expects to continue with additional conversions of international agent locations where business levels suggest that such action is appropriate.

As of December 31, 1996, Emery utilized a fleet of 71 dedicated aircraft for its commercial operations. Of these aircraft, 48 were leased on a long-term basis, 9 were owned and 14 were contracted for on a short-term basis to supplement nightly volumes and to provide feeder services. At December 31, 1996, the nightly lift capacity of this aircraft fleet, excluding charters, was over 4 million pounds. At December 31, 1996, Emery also operated approximately 2,000 trucks, vans and tractor-trailers, as well as equipment provided by its agents.

Emery's hub-and-spoke system is based at the Dayton International Airport ("DAY"), where its leased air cargo facility (the "Hub") and related support facilities are located. DAY has a relatively high capacity and, since April 1989, there have been only four days on which weather-related closures have prevented Emery from conducting night-time operations at DAY. The Hub handles a wide variety of shipments, ranging from small packages to heavyweight cargo, with a total effective sort capacity of approximately 1.2 million pounds per hour. The operation of the Hub in conjunction with Emery's airlift system enables Emery to maintain a high level of service reliability. In addition to the Hub, Emery operates nine regional hubs, strategically located around the United States near Sacramento and Los Angeles, California; Dallas, Texas; Chicago, Illinois; Poughkeepsie, New York; Charlotte, North Carolina; Atlanta, Georgia; Nashville, Tennessee; and Orlando, Florida.

To enhance the range of services it can offer to its customers and to provide further avenues for growth, Emery has established several non-asset based strategic business units. (The Company defines a non-asset-based business as one requiring substantially less capital investment than its principal domestic air freight and trucking businesses.) These include Emery Expedite!, a rapid response freight handling subsidiary providing global door-to-door delivery of shipments, Emery Global Logistics, a logistics subsidiary which operates warehouse and distribution centers for customers in six countries, and Emery Customs Brokerage, which provides full service customs clearance regardless of mode of transport or carrier. Another Emery business unit, Emery Ocean Services, is a global freight forwarder and non-vessel operating common carrier that provides full and less-than-container load services.

CON-WAY TRANSPORTATION SERVICES

Con-Way provides time-definite and day-definite ground transportation to all 50 states through its three regional LTL motor carriers. Due in part to its emphasis on customer service and reliability, the Company believes that Con-Way has positioned itself as a leading provider of premium LTL transportation services, and that Con-Way's 1996 operating margins of approximately 7.8% were among the highest of major domestic LTL carriers. In addition to time-definite and day-definite regional and inter-regional LTL freight transportation, Con-Way provides full-service nationwide truckload freight service and ground expedited delivery.

Having largely completed its geographic expansion in North America, Con-Way has the infrastructure in place to serve all 50 states of the United States and certain major population centers in Canada, as well as Puerto Rico and parts of Mexico. Con-Way's strategy will continue to emphasize operating margin improvements, particularly through efforts to increase the utilization of its freight system in the Pacific northwest and northeastern U.S. (areas in which it has recently expanded its operations) and through general market penetration.

The Company believes that Con-Way has benefited from the consolidation which has taken place in the trucking industry over the last several years, as a number of its competitors have ceased operations. In addition to reducing overcapacity in the industry, this consolidation has allowed Con-Way to obtain business from customers previously served by former competitors and selectively acquire certain real estate, facilities and equipment from competitors that have gone out of business. Such opportunities have continued into 1997.

Con-Way's three primary business units are regional LTL motor carriers, each of which operates a dedicated regional trucking network principally serving core geographic territories with next-day and second-day service. For 1996, approximately two-thirds of the shipments made by these three regional carriers were next-day service. The regional carriers serve manufacturing, industrial, commercial and retail business-to-business customers with a fleet of approximately 23,500 trucks, tractors and trailers at December 31, 1996. The three regional carriers are:

Con-Way Central Express ("CCX")

CCX serves 25 states of the central and northeast U.S., Ontario and Quebec, Canada and Puerto Rico. CCX expanded into the New England states in 1994 and, in February 1995, expanded into New Jersey and began providing service to the metropolitan New York City area. At December 31, 1996, CCX operated 205 service centers.

Con-Way Southern Express ("CSE")

CSE serves a 12-state southern market from Texas to the Carolinas and Florida, and also serves Puerto Rico and parts of Mexico. CSE operated 100 service centers at December 31, 1996.

Con-Way Western Express ("CWX")

CWX operates in 13 western states and also serves parts of Canada and Mexico. CWX completed major territorial expansions in 1995 in the Pacific northwest and British Columbia. At December 31, 1996, CWX operated 63 service centers.

The expansion of the territories served by Con-Way's three regional carriers allows them to provide full regional service throughout the U.S. and to certain major population centers in Canada. By selectively offering joint services, the three regional carriers can now provide next-day and second-day freight delivery between their respective core territories utilizing existing infrastructure. The joint service program is intended to generate additional business by allowing each carrier to provide coverage of regional market lanes not serviced as part of its core territory. Due, in large part, to implementation of the joint service program, the average length of haul for shipments handled by the regional carriers grew from approximately 308 miles in 1993 to approximately 470 miles in 1996, while average revenue per shipment grew from approximately $100 in 1993 to approximately $121 in 1996. The average weight per shipment was approximately 1,105 pounds in 1996.

Con-Way's operations also include CWT, a full-service, multi-modal truckload company, and Con-Way NOW, which serves the expedited surface shipment market. CWT provides door-to-door delivery of truckload shipments by highway and rail container stack train, as well as rail forwarding with domestic intermodal marketing services, and assembly and distribution services. Con-Way NOW specializes in delivering items, such as replacement parts, medical equipment and other urgent shipments, where speed of delivery is critical. Con-Way NOW began operations in 1996 in the midwest, expanded to parts of the southeastern U.S. in April 1997, and plans additional expansions in the future.

MENLO LOGISTICS

Menlo, founded in 1990, specializes in developing and managing complex national and global supply and distribution networks, including transportation management, dedicated contract warehousing, dedicated contract carriage and just-in-time delivery programs. In serving its customers, Menlo uses and develops transportation optimization and carrier tracking software, and also provides real time warehouse and transportation management systems. Menlo has developed the ability to link these systems both with each other and with its customers' internal systems. The Company believes that Menlo's software skills, operations processes and design expertise with respect to sophisticated logistics systems have established it as a leader in the emerging field of contract logistics. Complex projects which call upon Menlo's skills in managing carrier networks, dedicated vehicle fleets and automated warehouses as an integrated system recently have been the fastest growing segment of Menlo's business.

The Company believes that three industry trends have driven Menlo's recent growth. First, the Company believes that a number of businesses are increasingly evaluating their overall logistics costs, including transportation, warehousing and inventory carrying costs. In addition, the Company believes that outsourcing of non-core services, such as distribution, has become more commonplace with many businesses. Finally, the Company believes that the ability to access information through computer networks has increased the value of capturing real time logistics information to track inventories, shipments and deliveries.

One of Menlo's primary strategies is to build upon existing relationships by increasing the services which it provides to current customers. In 1996, Menlo expanded the services it provides to existing clients such as Hewlett-Packard, Sears, Coca-Cola and IBM. Menlo was also awarded projects in 1996 by new clients such as Imation, Nike, Frigidaire, Delphi and Bell Atlantic. Compensation from Menlo's customers takes different forms, including cost-plus, gain-sharing, per-piece, fixed dollar and consulting fees. In some cases, start-up and development costs are reimbursed by customers.

At December 31, 1996, Menlo managed approximately three million square feet of warehouse and cross-dock facilities, and had a fleet of approximately 250 tractors, trailers and straight trucks for its exclusive use. Menlo has sought to limit the financial commitments it undertakes by typically providing that any facility or major equipment lease which it enters into on behalf of a customer must be assumed by the customer upon termination of the contract with Menlo. However, to date relatively few customer relationships have been ended by either Menlo or its customers.

While the Company seeks to take advantage of cross-business synergies whenever possible, Menlo is operated as an independent business segment within the Company and not merely as a conduit through which business can be referred to Con-Way or Emery. The Company estimates that, for the first quarter of 1997, less than 10% of Menlo's operating expenses were attributable to operations which resulted in revenues to other business units of the Company. The relative independence of Menlo from the Company's other primary business units is viewed as essential to maintaining Menlo's creditability with its customers.

ROAD SYSTEMS AND VANTAGEPARTS

The Company combines the results of its two non-carrier operations, Road Systems and VantageParts, with the operations of Menlo for financial reporting purposes. Road Systems primarily manufactures and rebuilds trailers, converter dollies and other transportation equipment. VantageParts serves as a distributor and remanufacturer of vehicle component parts and accessories to the heavy-duty truck and trailer industry, as well as the maritime, construction, aviation and other industries.

                                USE OF PROCEEDS

The proceeds from the sale of the TECONS offered hereby will be invested by the Trust in Convertible Debentures of the Company. The net proceeds to the Company from the sale of the Convertible Debentures are estimated to be approximately $106,787,500 ($121,431,250 if the Underwriters' over-allotment option is exercised in full), after paying the Underwriters' compensation and other estimated expenses associated with the TECONS Offering. The Company intends to use such net proceeds to pay costs associated with the recently signed contract with the USPS. These include costs to acquire surface transportation equipment and to lease, acquire, improve and equip ten Priority Mail processing centers. For 1997, the Company has budgeted approximately $102 million for capital expenditures associated with the new contract plus approximately $17 million for other associated costs that consist substantially of contract costs that the Company expects to capitalize. Any remaining net proceeds will be applied by the Company for other general corporate purposes, which may include repayment of indebtedness. In that regard, the Company is considering alternative arrangements to finance certain of the costs associated with the new postal contract. Such financing, if obtained, would reduce the amount of net Offering proceeds applied to pay those costs. Pending application for such purposes, such net proceeds may be invested in short-term investments and marketable securities or used to repay indebtedness under credit facilities. See "Recent Developments" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Three Months Ended March 31, 1997 and 1996."

                   PRICE RANGE OF COMMON STOCK AND DIVIDENDS

The CNF Common Stock is traded on the New York Stock Exchange (the "NYSE") and the Pacific Exchange under the symbol "CNF." The following table sets forth, for the periods indicated, (i) the high and low sale prices per share of CNF Common Stock as reported on the NYSE Composite Tape and (ii) such prices as adjusted to give effect to the Spin-off of CFC which occurred on December 2, 1996. The prices as adjusted for the Spin-off have been calculated by multiplying the actual high and low sale prices for the respective periods set forth below by an adjustment factor of approximately 0.842. This adjustment factor was calculated by dividing (i) an amount equal to (A) the last reported sale price of the CNF Common Stock on the NYSE Composite Tape on December 2, 1996 ($24.50 per share) minus (B) one-half of the last reported price of CFC's common stock on the Nasdaq National Market on a when issued basis ($3.875 per share) on that date (reflecting the fact that one-half of a share of CFC's common stock was distributed in the Spin-off for each outstanding share of CNF Common Stock) by (ii) the last reported sale price of the CNF Common Stock on the NYSE Composite Tape on that date ($24.50 per share). The prices as adjusted for the Spin-off are provided for information only and do not purport to represent what the trading prices of the CNF Common Stock would have been had the Spin-off occurred prior to December 2, 1996. In addition, the quotation from the Nasdaq National Market reflects an inter-dealer price, without retail mark-up, mark-down or commission, and may not necessarily reflect actual transactions. The quarterly dividend paid on the CNF Common Stock for each of the periods presented below was $.10 per share. See "Recent Developments."

                                                     ---------------------------
                                                        ACTUAL      AS ADJUSTED
                                                     ------------- -------------
                                                       HIGH    LOW   HIGH    LOW
                                                     ------ ------ ------ ------
1995:
 First Quarter...................................... $27.00 $20.25 $22.73 $17.05
 Second Quarter.....................................  27.00  20.63  22.73  17.36
 Third Quarter......................................  26.75  21.75  22.52  18.31
 Fourth Quarter.....................................  28.75  22.63  24.20  19.05

1996:
 First Quarter...................................... $29.38 $21.00 $24.73 $17.67
 Second Quarter.....................................  26.25  21.13  22.09  17.78
 Third Quarter......................................  24.75  16.25  20.83  13.69
 Fourth Quarter (through December 2, 1996)..........  26.00  22.75  21.89  19.16
                                                                     ACTUAL(1)
                                                                   -------------
                                                                     HIGH    LOW
                                                                   ------ ------
 Fourth Quarter (from December 3, 1996).............               $23.38 $21.50

1997:
 First Quarter......................................               $28.13 $20.25
 Second Quarter (through June 5, 1997)..............                32.75  26.38

-------
(1) The Spin-off occurred on December 2, 1996. All prices after that date are actual.

As of March 31, 1997, there were approximately 15,946 holders of record of the CNF Common Stock. On June 5, 1997, the last reported sale price of the CNF Common Stock on the NYSE was $31.50 per share.

The declaration and payment of dividends on the CNF Common Stock is at the discretion of the Company's Board of Directors and depends on the Company's results of operations, financial condition and capital requirements, limitations on dividends arising under Delaware law, and such other factors as the Board of Directors deems relevant. In June 1990, the Board of Directors suspended the payment of quarterly dividends on the CNF Common Stock in order to conserve cash; the payment of dividends on the CNF Common Stock was subsequently resumed, commencing with the dividend for the fourth quarter of 1994 (which was paid in the first quarter of 1995). In addition, certain of the Company's debt instruments contain restrictive covenants that could limit the amount of dividends payable by the Company. See "Risk Factors -- Provisions of Certain Indebtedness."

                                 CAPITALIZATION

The following table sets forth (i) the consolidated cash and cash equivalents of the Company as of March 31, 1997 and as adjusted to reflect the sale of the TECONS offered hereby and the receipt of the estimated net proceeds therefrom,
(ii) the consolidated current maturities of long-term debt, capital leases and short-term borrowings of the Company as of March 31, 1997, and (iii) the consolidated capitalization of the Company as of March 31, 1997, and as adjusted to reflect the sale of the TECONS offered hereby.

                                                       -----------------------
                                                         AT MARCH 31, 1997
                                                       -----------------------
                                                         ACTUAL    AS ADJUSTED
Dollars in thousands                                   ----------  -----------
CASH AND CASH EQUIVALENTS                              $   78,277  $  185,065
                                                       ==========  ==========
SHORT-TERM DEBT
  Current maturities of long-term debt and capital
   leases............................................. $    4,947  $    4,947
  Short-term borrowings (1)...........................    145,000     145,000
                                                       ----------  ----------
    Total Short-Term Debt............................. $  149,947  $  149,947
                                                       ==========  ==========
LONG-TERM DEBT AND CAPITAL LEASES
  9 1/8% Notes due 1999............................... $  117,705  $  117,705
  7.35% Notes due 2005................................    100,000     100,000
  6.14% Industrial Revenue Bonds due through 2014.....      4,800       4,800
  Guaranteed TASP Notes, 8.42% to 9.04%, due through
   2009(2)............................................    139,600     139,600
  Obligations under capital leases....................    110,871     110,871
  Other debt..........................................        666         666
                                                       ----------  ----------
    Total Long-Term Debt (3)..........................    473,642     473,642
COMPANY-OBLIGATED MANDATORILY REDEEMABLE CONVERTIBLE
 PREFERRED SECURITIES OF CNF TRUST I HOLDING SOLELY
 CONVERTIBLE DEBENTURES(4)............................         --     110,000
SHAREHOLDERS' EQUITY
  Preferred stock, no par value; authorized 5,000,000
   shares:
   Series B, 8.5% cumulative, convertible, $0.01
   stated value; designated 1,100,000 shares; issued
   and outstanding 872,394 shares.....................          9           9
  Additional paid-in capital, preferred stock.........    132,682     132,682
  Deferred Thrift and Stock Plan compensation.........   (107,093)   (107,093)
                                                       ----------  ----------
    Total Preferred Shareholders' Equity..............     25,598      25,598
  Common Stock, $0.625 par value; authorized
   100,000,000 shares; issued 52,657,597 shares(5)....     32,911      32,911
  Additional paid-in capital, common stock............    258,145     258,145
  Cumulative translation adjustment...................       (534)       (534)
  Retained earnings...................................    389,650     389,650
  Cost of repurchased common stock (7,011,589
   shares)............................................   (172,880)   (172,880)
                                                       ----------  ----------
    Total Common Shareholders' Equity.................    507,292     507,292
                                                       ----------  ----------
    Total Shareholders' Equity........................    532,890     532,890
                                                       ----------  ----------
      Total Capitalization............................ $1,006,532  $1,116,532
                                                       ==========  ==========

-------
(1) Short-term borrowings consist of borrowings outstanding under the Credit Facility and other credit facilities.
(2) These notes (the "TASP Notes") were issued by the TASP and are guaranteed by the Company. The holders of the TASP Notes have the right to require the Company to repurchase such notes on July 1, 1999 or, under certain circumstances, at any time. See "Risk Factors -- Provisions of Certain Indebtedness."
(3) In addition to the amounts reflected in the above table, at March 31, 1997, the Company had $124.1 million of letters of credit outstanding under the Credit Facility and $69.8 million of letters of credit outstanding under several unsecured letter of credit facilities. At that date, no drawings were outstanding under these letters of credit.
(4) As described herein, the sole assets of the Trust will be the Convertible Debentures of the Company with a principal amount of approximately $113,402,100 ($128,866,000 if the Underwriters' over-allotment option is exercised in full), and upon redemption of such debt, the TECONS will be mandatorily redeemable.
(5) Includes 7,011,589 repurchased shares of CNF Common Stock at March 31, 1997. Does not include 2,750,000 shares (3,125,000 shares if the Underwriters' over-allotment option is exercised in full) of CNF Common Stock initially issuable upon conversion of the TECONS. Also does not include 2,417,743 shares of CNF Common Stock issuable under benefit plans, 3,741,848 shares of CNF Common Stock issuable under outstanding stock options, and approximately 4,258,592 shares of CNF Common Stock issuable upon conversion of the Series B Preferred Stock at March 31, 1997.

                      SELECTED CONSOLIDATED FINANCIAL DATA

The following table sets forth selected consolidated financial data for the Company and its subsidiaries as of and for the three months ended March 31, 1997 and 1996, and as of and for the five years ended December 31, 1996. On December 2, 1996, the Company completed the Spin-off of CFC. As a result, the Company's consolidated financial statements have been restated to report the discontinued operations of CFC separately from continuing operations of the Company. The selected consolidated financial data (other than the ratios set forth below) for the five years ended December 31, 1996 has been derived from the Company's audited consolidated financial statements, after giving effect to restatement for the discontinued operations of CFC resulting from the Spin-off. The selected consolidated financial data (other than the ratios set forth below) as of and for the three months ended March 31, 1997 and 1996, has been derived from the Company's unaudited consolidated financial statements, after giving effect to restatement for the discontinued operations of CFC resulting from the Spin-off. In the opinion of management, such unaudited consolidated financial statements include all normal recurring adjustments necessary to present fairly the information required to be set forth therein. Operating results for the three months ended March 31, 1997 are not necessarily indicative of the results to be expected for the year ending December 31, 1997. The following data should be read in conjunction with the other information included and incorporated by reference in this Prospectus Supplement and the accompanying Prospectus, including Management's Discussion and Analysis of Financial Condition and Results of Operations included herein and the Company's consolidated financial statements and notes thereto incorporated by reference in the accompanying Prospectus. See "Available Information" in the accompanying Prospectus.

                                     ===================================================================================
                                      THREE MONTHS ENDED
                                           MARCH 31,                       YEAR ENDED DECEMBER 31,
                                     ---------------------  ------------------------------------------------------------
Dollars in thousands, except               1997       1996        1996        1995        1994           1993       1992
per share amounts                    ---------- ----------  ----------  ----------  ----------     ---------- ----------
                                          (UNAUDITED)
STATEMENTS OF OPERATIONS DATA
Revenues:
 Emery Worldwide...................  $  508,552 $  446,599  $1,968,058  $1,766,301  $1,567,854     $1,261,273 $1,147,204
 Con-Way Transportation Services...     334,458    301,841   1,292,082   1,152,164   1,018,544        818,301    724,195
 Other.............................      99,618     99,433     402,043     371,612     213,537         84,057     49,980
                                     ---------- ----------  ----------  ----------  ----------     ---------- ----------
   Total...........................  $  942,628 $  847,873  $3,662,183  $3,290,077  $2,799,935     $2,163,631 $1,921,379
                                     ========== ==========  ==========  ==========  ==========     ========== ==========
Operating Income (Loss):
 Emery Worldwide...................  $   18,507 $   11,500  $   78,415  $   81,734  $   77,616     $   16,591 $  (32,651)
 Con-Way Transportation Services...      28,477     20,384     101,049      96,573     111,220         71,854     53,747
 Other.............................       3,383      3,330      12,684       8,380       1,141          2,309      3,820
                                     ---------- ----------  ----------  ----------  ----------     ---------- ----------
   Total...........................  $   50,367 $   35,214  $  192,148  $  186,687  $  189,977     $   90,754 $   24,916
                                     ========== ==========  ==========  ==========  ==========     ========== ==========
Income (loss) from continuing
 operations before extraordinary
 charges and cumulative effect
 of accounting changes.............  $   21,944 $   13,663  $   80,181  $   86,219  $   95,825     $   37,466 $  (20,725)
Income (loss) from discontinued
 operations, net of income taxes
 (benefits)(1).....................         --     (13,383)    (36,386)    (28,854)    (37,442)        13,108    (17,817)
Loss from discontinuance, net of
 income tax benefits...............         --         --      (16,247)        --          --             --         --
Extraordinary charges..............         --         --          --          --       (3,610)(2)        --      (2,759)(3)
Cumulative effect of change in
 accounting principle..............         --         --          --          --          --             --     (39,774)(4)
                                     ---------- ----------  ----------  ----------  ----------     ---------- ----------
Net income (loss)..................      21,944        280      27,548      57,365      54,773         50,574    (81,075)
                                     ---------- ----------  ----------  ----------  ----------     ---------- ----------
Preferred stock dividends..........       1,939      2,134       8,592      10,799      19,063         18,967     16,653
                                     ---------- ----------  ----------  ----------  ----------     ---------- ----------
Net income (loss) applicable to
 common shareholders...............  $   20,005 $   (1,854) $   18,956  $   46,566  $   35,710     $   31,607 $  (97,728)
                                     ========== ==========  ==========  ==========  ==========     ========== ==========
PER SHARE DATA
Income (loss) from continuing
 operations before extraordinary
 charges and cumulative effect
 of accounting changes(5)..........  $     0.43 $     0.26  $     1.59  $     1.75  $     1.98     $     0.51 $    (1.06)
Income (loss) from discontinued
 operations, net of income taxes
 (benefits)(1).....................         --       (0.29)      (0.81)      (0.65)      (0.85)          0.36      (0.51)
Loss from discontinuance, net of
 income tax benefits...............         --         --        (0.36)        --          --             --         --
Extraordinary charges..............         --         --          --          --        (0.08)(2)        --       (0.08)(3)
Cumulative effect of change in
 accounting principle..............         --         --          --          --          --             --       (1.13)(4)
                                     ---------- ----------  ----------  ----------  ----------     ---------- ----------
Net income (loss) applicable to
 common shareholders...............  $     0.43 $    (0.03) $     0.42  $     1.10  $     1.05     $     0.87 $    (2.78)
                                     ========== ==========  ==========  ==========  ==========     ========== ==========
Primary average shares.............  46,465,385 44,925,741  45,062,576  44,362,485  44,116,044     36,187,682 35,195,743

                                     ==================================================================================
                                      THREE MONTHS ENDED
                                           MARCH 31,                        YEAR ENDED DECEMBER 31,
                                     ----------------------  ----------------------------------------------------------
Dollars in thousands, except               1997        1996        1996        1995        1994        1993        1992
per share amounts                    ----------  ----------  ----------  ----------  ----------  ----------  ----------
                                          (UNAUDITED)
OTHER OPERATING DATA
Depreciation.......................  $   25,009  $   19,433  $   87,423  $   69,952  $   63,557  $   54,071  $   56,919
Investment income..................         --          --           52          85       1,708       5,127       3,726
Interest expense...................      10,805       9,664      39,766      33,407      27,065      29,890      33,023
Ratio of earnings to fixed
 charges(6)........................         2.3x        1.9x        2.3x        2.6x        2.9x        1.7x        0.5x(7)
Ratio of earnings to combined
 fixed charges and preferred stock
 dividends(8)......................         2.3x        1.9x        2.3x        2.5x        2.5x        1.5x        0.4x(9)

BALANCE SHEET AND OTHER DATA
 (END OF PERIOD)
Net working capital................  $   13,424  $   87,366  $      809  $  178,319  $  128,049  $   45,107  $  134,895
Costs in excess of net assets of
 businesses acquired, net..........     283,328     304,581     285,566     306,795     320,653     350,320     369,672
Property, plant and equipment,
 net...............................     762,476     606,041     752,649     574,674     491,714     409,578     343,589
Total assets.......................   2,103,137   2,138,286   2,081,866   2,084,958   1,833,792   1,728,874   1,703,174
Long-term debt(10).................     473,642     477,273     366,305     369,445     382,757     393,309     490,220
Shareholders' equity...............     532,890     715,514     508,279     722,360     673,629     623,375     579,161
Employees..........................      24,900      21,600      25,100      21,400      18,500      17,000      14,700

-------
(1) Reflects the results of CFC which was spun-off on December 2, 1996. The year ended December 31, 1994 includes an extraordinary charge of $1.9 million ($0.04 per share), net of related tax benefits, for the write-off of intrastate operating rights. The year ended December 31, 1992 includes $30.2 million ($0.86 per share) cumulative effect for change in accounting principle and $4.5 million ($0.13 per share) extraordinary charge from early retirement of debt, both net of related tax benefits.
(2) Represents extraordinary charge from write-off of intrastate operating rights, net of related tax benefits.
(3) Represents extraordinary charge from early retirement of debt, net of related tax benefits.
(4) Represents cumulative effect of change in method of accounting for post-retirement benefits, net of related tax benefits.
(5)  Calculated after preferred stock dividends.
(6) The ratio of earnings to fixed charges is unaudited for all periods presented. The ratio of earnings to fixed charges was derived by dividing earnings before fixed charges and income taxes by fixed charges. For this purpose, "earnings" represents income (loss) from continuing operations before consolidated income taxes and fixed charges (excluding capitalized interest and dividends on all of the Company's preferred stock). "Fixed charges" represents interest on capital leases and short-term and long-term debt, capitalized interest, dividends on shares of the Series B Preferred Stock used to pay debt service on notes issued by the TASP (see "Capitalization"), and the applicable portion of the consolidated rent expense which approximates the interest portion of lease payments. All of the outstanding shares of such Series B Preferred Stock are held by the TASP.
(7) Earnings were inadequate to cover fixed charges for the period shown; the deficiency was $39.4 million for the year ended December 31, 1992.
(8) The ratio of earnings to combined fixed charges and preferred stock dividends is unaudited for all periods presented. The ratio of earnings to combined fixed charges and preferred stock dividends was derived by dividing earnings before fixed charges and income taxes by combined fixed charges and dividends on the Company's Series C Conversion Preferred Stock (the "Series C Preferred Stock"). For this purpose, earnings and fixed charges are computed as described in note (6) above. The Series C Preferred Stock was issued in March 1992 and all of the outstanding shares thereof were converted into CNF Common Stock in March 1995.
(9) Earnings were inadequate to cover combined fixed charges and preferred stock dividends for the period shown; the deficiency was $47.8 million for the year ended December 31, 1992.
(10) Long-term debt includes capital lease obligations and notes issued by the TASP which are guaranteed by the Company. See "Capitalization."

        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                             RESULTS OF OPERATIONS

On December 2, 1996, the Company completed the Spin-off of CFC, which had historically been reported as the Company's former CF MotorFreight business segment. Accordingly, the accounts and operations of CFC through the date of the Spin-off are reported as discontinued operations in the consolidated financial statements of the Company which are incorporated by reference in the accompanying Prospectus and upon which the following discussion is based.

For financial reporting purposes, the Company's operations are organized into three business segments: domestic and international air freight and ocean forwarding (Emery); regional LTL trucking and full-service truckload services (Con-Way); and a third segment ("Other") which is comprised of a third-party contract logistics company (Menlo), Road Systems, a trailer manufacturer, and VantageParts, a wholesale truck parts distributor. Each of these business segments is discussed below. For purposes of the following discussion, references to Emery's "commercial" revenues means Emery's revenues other than those attributable to business with the USPS.

THREE MONTHS ENDED MARCH 31, 1997 AND 1996

General

Total revenues of the Company for the first quarter of 1997 increased 11.2% over the first quarter of 1996. The increase was the result of higher revenues at all three of the Company's operating segments. Contributing to the higher revenue levels were improved global economic conditions, a more stable pricing environment, and successful marketing strategies.

The Company's total operating income for the first quarter increased 43.0% over the first quarter of 1996. This improvement was driven by significantly higher operating income at Emery and Con-Way, as well as at Menlo, whose operating income provides the majority of the operating income of the Other segment. The improvement in first quarter 1997 operating income was also attributable to the effects of severe winter storms during the first quarter of 1996, which adversely affected results of Con-Way and Emery during the corresponding 1996 period.

Other expenses for the first quarter 1997 increased 7.0% over the first quarter last year due primarily to higher interest expense. Increased borrowings under the Company's unsecured credit facility drove up first quarter 1997 interest expense by 11.8% compared with the first quarter of 1996.

The effective income tax rate of 45.4% for the first quarter of 1997 was lower than the rate of 46.8% for the first quarter of 1996, primarily because non-deductible expenses for the two periods were approximately equal while pretax earnings were higher in the first quarter of 1997 than in the first quarter of 1996.

Net income applicable to common shareholders for the first quarter of 1997 was $21.9 million above the first quarter of 1996 due primarily to the higher operating income described above and the loss from discontinued operations of $13.4 million reported in the first quarter of 1996.

Significant variations in segment revenues and operating income were as follows:

Emery Worldwide

Emery's revenues for the first quarter of 1997 were up 13.9% compared to first quarter 1996 due to strong tonnage growth from both its domestic and international business. Domestic tonnage in the first quarter of 1997 was 9.2% higher than the first quarter of 1996 and international tonnage was up 11.0% for the same period. Improved domestic and international economic conditions and increased emphasis on improving freight rates contributed to the revenue increase.

Emery's operating income for the first quarter of 1997 was 60.9% above the first quarter of 1996. The improvement in operating income was attributable in part to increased revenues, a fuel index fee intended to recover a portion of higher fuel costs from customers, and improved pricing. In addition, operating income for the first quarter of 1996 was adversely affected by the effects of severe winter storms and slightly higher fuel costs. Partially offsetting the improvement in the first quarter of 1997 was the renewal of the U.S. air cargo excise tax in mid-March 1997, as the excise tax was not in effect during the first quarter of 1996.

Emery has converted eight international agent operations in the past two years to wholly-owned operations in an effort to improve customer service and increase international revenues. Management intends to continue with additional conversions of international agent locations in an effort to improve and expand the level of customer service. In 1997, management revised Emery's employee incentive plans to focus on improving operating margins, rather than on revenue growth.

On April 23, 1997, EWA was awarded a new contract with the USPS to provide Priority Mail sortation and transportation. The USPS has indicated that the Company could receive revenues of approximately $1.7 billion over the initial 58 month term of the contract. However, this amount is subject to a number of uncertainties and assumptions (including assumptions regarding Priority Mail volumes to be handled under the contract), and there can be no assurance that the revenues realized by the Company will not be less than this amount. The initial term of the contract ends in February 2002, although the contract may be renewed by the USPS for two successive three-year terms. The contract establishes fixed prices per piece, subject to adjustments based on volume and percentage of on-time performance and for increases in certain wage costs, and provides for EWA to be reimbursed for fuel costs. As a result, the effect of the contract on the Company's results of operations will depend in part on its ability to control costs of performance under the contract. The contract calls for the Company to obtain, equip and fully staff ten Priority Mail processing centers in major metropolitan areas along the eastern seaboard. The contract calls for five of the processing centers to be fully operational by late October 1997, and for the remaining five to be fully operational by late February 1998. The contract also provides for the Company to pay liquidated damages if the centers are not operational on time, and provides for the Company to receive incentive bonuses if completed by required dates. For 1997, the Company has budgeted approximately $102 million for capital expenditures associated with the new contract plus approximately $17 million for other associated costs that consist substantially of contract costs that the Company expects to capitalize. The contract may be terminated by the USPS for failure by the Company to perform its obligations thereunder and, as is common in government contracts, may be terminated by the USPS "for convenience" (i.e., without cause), although the USPS may be required, following termination for convenience, to reimburse the Company for certain expenditures associated with the contract. See "Risk Factors -- Risk Relating to New Postal Contract" and "Recent Developments."

Con-Way Transportation Services

Con-Way's revenues for the first quarter of 1997 were 10.8% above the same quarter of 1996. Total tonnage for the first quarter of 1997 increased 3.4% over the first quarter of 1996, with LTL tonnage, which typically has higher rates than truckload tonnage, up 6.2% over the first quarter of 1996. The increased revenues reflect both the tonnage gains as well as improved pricing conditions in the industry compared with the first quarter of 1996.

Operating income for Con-Way in the first quarter of 1997 increased 39.7% over the first quarter of last year. The higher operating income was attributable in part to increased revenues, improved load factors and freight system utilization in newer geographic regions served by Con-Way, recovery of a portion of the higher fuel costs through surcharges to customers, improved operating efficiencies, and improved pricing conditions in the industry. The improvement in first quarter 1997 operating income was also attributable to the fact that first quarter 1996 results were adversely affected by severe winter weather and by slightly higher fuel costs.

Con-Way management's strategies will continue to emphasize operating margin improvements. The strategies include efforts to increase the utilization of the freight system in the Pacific northwest and northeastern United States, continued emphasis on market penetration in light of the withdrawal of a major competitor from several key regional markets, and efforts to reprice or replace low margin business.

Other Operations

The Other segment, which consists of Menlo, Road Systems and VantageParts, reported a marginal increase in revenues for the first quarter of 1997 over the first quarter of 1996. Menlo's revenues, which made up most of the segment's revenues for the 1997 quarter, were up 9.6% over the first quarter of 1996, but were offset by significantly lower revenues from Road Systems due to a reduced number of trailer sales.

Operating income for the segment increased only 1.6% over the first quarter of 1996, again largely due to the lower trailer sales. Menlo's operating income increased 53.4% over the first quarter of 1996 as its revenue mix shifted to generally higher margin dedicated logistics management services from the generally lower margin, but generally higher revenue generating, transportation management services.

YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994.

General

The Company's 1996 operating income from continuing operations was $192.1 million, representing a 2.9% increase over the same group of companies in 1995. The increase came primarily from higher operating income at Con-Way and in the Other segment, which consists primarily of Menlo. The improvement in operating income for 1996 was achieved despite additional costs caused by severe weather conditions at the start of the year and increased fuel prices. Operating income from continuing operations in 1995 was 1.7% below 1994 primarily as a result of competitive rate discounting and costs associated with Con-Way's continued expansion into new geographic markets, as well as the absence of benefits received in 1994 during a strike of unionized, long-haul LTL carriers.

The Company's revenues from continuing operations in 1996 of $3.7 billion increased 11.3% over 1995, reflecting increased revenues at all three of the Company's segments. Con-Way and Emery overcame a difficult start for the year caused in part by the severe winter weather conditions. Menlo also contributed revenue growth of more than 25% over 1995. Total Company revenues from continuing operations in 1995 increased 17.5% over 1994 as Con-Way, Emery and Other experienced strong revenue growth from domestic and international markets as well as new logistics contracts.

Emery Worldwide

Emery's 1996 revenues increased 11.4% over 1995, brought about by both domestic and international revenue growth. Domestic tonnage increased 14.7% from the prior year and international tonnage was up 10.0%. International revenues in 1996 comprised approximately 40% of Emery's commercial revenues. Revenues in 1995 increased 12.7% from 1994, driven by 37.2% growth in international tonnage.

Operating income was 4.1% lower in 1996 compared with 1995 due primarily to higher fuel costs and higher costs of developing information systems. Beginning November 1996, Emery began to recoup a portion of these fuel cost increases with a fuel index fee. Operating income in 1995 increased 5.3% from 1994, but the 1995 operating margin of 4.6% represented a decline from 5.0% in 1994.

Con-Way Transportation Services

Con-Way's revenues for 1996 increased 12.1% over 1995 on a tonnage increase of 7.8%, with LTL tonnage up 5.9%. Revenues for the first quarter of the year were adversely affected by severe winter weather. Steady improvements from both the LTL and truckload businesses, and increased lane density in newer geographic regions, contributed to a stronger second half in 1996. Revenues for 1995 increased 13.1% over 1994 with LTL and total tonnage increases of 6.7% and 6.4%, respectively. The higher revenue reflected Con-Way's continued expansion into new geographic markets and growth in traditional markets of overnight service and inter-regional business.

Operating income at Con-Way in 1996 increased 4.6% over 1995. While the first half of the year was adversely affected by winter storms and higher fuel costs, results improved steadily in the third and fourth quarters. Although fuel costs remained high, these increased expenses were offset in part by a fuel surcharge passed on to customers. Concentrated efforts to re-price or replace low-margin freight also improved operating profits. Operating income in 1995 declined 13.2% from 1994 due to start-up costs and lower system utilization associated with expansion into new geographic areas and markets, as well as the absence of benefits received in 1994 during a strike of unionized, long-haul LTL carriers.

Other Operations

The results of operations of the Other segment consist primarily of Menlo and to a lesser extent Road Systems and VantageParts. These operating results were previously included as part of the CF MotorFreight segment which was discontinued with the Spin-off.

Revenues in 1996 increased 8.2% compared to 1995 with higher revenues from logistics operations, which were partially offset by lower trailer sales to the discontinued operations. The 1995 revenues of $371.6 million increased 74.0% from 1994.

Operating income in 1996 of $12.7 million was a 51.4% increase over 1995, with most of the increase coming from the logistics operations. The 1995 operating income increased $7.2 million over 1994, again coming primarily from the logistics business.

Other Income (Expense)

Other expense increased 33.4% in 1996 from 1995 as a result of interest expense on increased short-term borrowings (incurred in large part to fund discontinued operations) and losses from write-offs and sales of non-operating assets. Other expense in 1995 was 35.8% higher than 1994 due primarily to interest expense on new short-term borrowings and a full year's interest on 10-year 7.35% Notes issued in 1995.

Income Taxes

The increased effective tax rate of 45.5% in 1996, compared to a tax rate of 43.6% in 1995, was attributable to a higher proportion of foreign taxes and nondeductible items. The 1995 effective income tax rate exceeded the 1994 rate due to a higher foreign tax rate applied to increased foreign income.

Net Income

Income from continuing operations for 1996 decreased 7.0% from 1995 as a result of the increase in other expense and the higher effective tax rate. The 1995 income from continuing operations was 10.0% below 1994 due primarily to higher interest expense and lower operating income. Net income available to common shareholders for 1996 was down 59.3% as it included both a comparatively higher loss of $36.4 million, net of income tax benefits, from operations of CFC through the Spin-off date, and $16.2 million of costs, net of income tax benefits, associated with the Spin-off. Preferred dividends in 1996 decreased 20.4% from 1995 due to the absence of dividends on the Series C Preferred Stock that converted to CNF Common Stock in March 1995. The preferred dividends were lower in 1995 compared to 1994 due to a full year of dividends from the Series C Preferred Stock in 1994. Net income available to common shareholders in 1995 was $46.6 million compared to $35.7 million in 1994. The 1994 amount included a $5.5 million charge ($1.9 million related to discontinued operations) for the write-off of intrastate operating rights.

LIQUIDITY AND CAPITAL RESOURCES

At March 31, 1997, the Company had $78.3 million in cash and cash equivalents. Net cash flow from operations during the first quarter of 1997 was $33.7 million, the primary components of which were net income and depreciation and amortization. Cash flow from operations in the first quarter of 1996 was $64.3 million and was attributable primarily to a significant reduction of accounts receivable and to income from continuing operations and depreciation.

At December 31, 1996, the Company had $82.1 million of cash and cash equivalents. Net cash flow from operations in 1996 was $205.8 million compared to $91.1 million in 1995 and was primarily the result of income from continuing operations, depreciation and amortization and a lesser increase in accounts receivable compared with 1995. In 1996, changes in working capital contributed an additional $38.1 million.

Capital expenditures for the first quarter of 1997 were $35.2 million, which was $14.4 million lower than the same quarter in 1996. The Company expects to fund 1997 capital expenditure requirements for its existing businesses with cash from operations and, if necessary, borrowings under credit facilities. The Company expects to finance start-up expenses and operating equipment needed to service the new USPS contract described above primarily with external financing, including the net proceeds from the sale of the TECONS. For 1997, the Company has budgeted approximately $102 million for capital expenditures associated with the new contract plus approximately $17 million for other associated costs that consist substantially of contract costs that the Company expects to capitalize. See "Use of Proceeds."

Capital expenditures for continuing operations were $200.8 million in 1996, an increase of $33.6 million over 1995. The 1995 capital expenditure level was $17.4 million over that of 1994. Capital expenditures in 1996, which consisted primarily of revenue and other equipment, were financed by cash from operations supplemented by short-term borrowings.

Net debt repayments for the first quarter of 1997 totaled $11.8 million compared to a $37.7 million net increase in debt in the first quarter of 1996. Proceeds from the exercise of stock options, which the Company believes increased due to the Spin-off of CFC, provided $16.0 million of cash compared with less than $1.0 million in the first quarter of 1996. At March 31, 1997, the Company had outstanding short-term borrowings of $100.0 million and outstanding letters of credit of $124.1 million under the $350 million unsecured Credit Facility. Under several other unsecured credit facilities, at March 31, 1997, the Company had outstanding short-term borrowings of $45.0 million and outstanding letters of credit of $69.8 million. At March 31, 1997, the Company had $125.9 million available for additional short-term borrowings and letters of credit under the Credit Facility, while $5.5 million was available under other uncommitted credit facilities. Additionally, payments of preferred and common stock dividends were $7.4 million in the first quarter of both 1997 and 1996.

The Company's borrowings under the Credit Facility were $100 million at year-end 1996, with an additional $55 million borrowed against other open lines of credit. These total borrowings of $155 million outstanding at year-end 1996 compared to total outstanding borrowings under all credit facilities of $50 million at year-end 1995. The net proceeds from these sources were used for general corporate purposes and capital expenditures. At December 31, 1996, $121.2 million of letters of credit were outstanding under the Credit Facility. In addition, at that date $45.7 million of letters of credit were outstanding under several unsecured letter of credit facilities.

The Company paid $29.9 million of common and preferred stock dividends in 1996 compared with $31.3 million in 1995 and $23.1 million of preferred dividends in 1994. The variations in dividends are the result of the reinstatement of quarterly common stock dividends (which were suspended in June 1990) of $0.10 per common share and conversion of Series C Preferred Stock, both in the first quarter of 1995. The Company also used $64.9 million of cash to fund discontinued operations in 1996 compared with $67.1 million in 1995 and $5.8 million in 1994.

At December 31, 1996, the Company's ratio of long-term debt obligations (including guarantees) to total capital (including long-term obligations) was 48.4% compared with 39.9% at year-end 1995. The ratio increase is primarily attributable to the reduction of equity caused by the Spin-off. The current ratio was 1.0 to 1 at December 31, 1996 and 1.2 to 1 at December 31, 1995, excluding the net assets of discontinued operations.

The Company has an effective shelf registration statement with the Securities and Exchange Commission that covers $150 million of securities for future issuance with terms to be decided at the time of issuance. The Offering made hereby is being made under such shelf registration statement.

OTHER ITEMS

The Company's operations necessitate the storage of fuel in underground storage tanks as well as the disposal of substances regulated by various federal and state laws. The Company adheres to a stringent site-by-site tank testing and maintenance program performed by qualified independent parties to protect the environment and comply with applicable regulations. Where clean-up is necessary, the Company takes appropriate action. See "Risk Factors -- Environmental Matters."

In April 1997, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued a proposed statement of position (an "SOP") on the accounting for costs of "start-up activities" (as defined by the SOP). The SOP, as proposed, requires companies to expense, as incurred, the costs of start-up activities. Although the SOP may change, if the SOP were adopted in its current form, it would be effective for the Company's year ending December 31, 1998 and would require the write-off of any existing capitalized start-up costs. As such, there can be no assurance that some or all of the contract costs which may be capitalized in connection with the USPS contract would not be classified as start-up costs, and be required to be written-off in 1998. See "-- Liquidity and Capital Resources."

                                   MANAGEMENT

The directors and principal operating management of the Company are set forth below:

===============================================================================
 NAME                     AGE TITLE
-------------------------------------------------------------------------------
 Donald E. Moffitt        65  Director, Chairman of the Board, President and
                               Chief Executive Officer
 Robert Alpert            65  Director
 Earl F. Cheit            70  Director
 Richard A. Clarke        67  Director
 Margaret G. Gill         57  Director
 Robert Jaunich II        57  Director
 W. Keith Kennedy, Jr.    53  Director
 Richard B. Madden        68  Director
 Michael J. Murray        52  Director
 Robert D. Rogers         60  Director
 William J. Schroeder     52  Director
 Robert P. Wayman         51  Director

 Gregory L. Quesnel       49  Executive Vice President and Chief Financial
                               Officer
 David I. Beatson         49  Senior Vice President of the Company, President
                               and Chief Executive Officer of Emery Air Freight
                               Corporation
 Robert T. Robertson      55  Senior Vice President of the Company, President
                               and Chief Executive Officer of Con-Way
                               Transportation Services, Inc.
 Eberhard G. H. Schmoller 53  Senior Vice President, General Counsel and
                               Secretary
 John H. Williford        40  President and Chief Executive Officer of Menlo
                               Logistics, Inc.

Donald E. Moffitt, Chairman of the Board, President and Chief Executive Officer of the Company, has advised the Company's Board of Directors that, consistent with prior discussions, he intends to relinquish the office of President during 1997 and to retire as Chief Executive Officer in 1998. The Board of Directors has begun the process of selecting a successor to Mr. Moffitt. It is anticipated that the successor to Mr. Moffitt will be named President and, initially, Chief Operating Officer.

                                  CNF TRUST I

The Trust is a statutory business trust formed under the Delaware Business Trust Act (the "Business Trust Act") pursuant to a trust agreement executed by the Company, as sponsor for the Trust (the "Sponsor"), and certain of the CNF Trustees (as defined herein), and the filing of a certificate of trust with the Secretary of State of the State of Delaware. Such declaration will be amended and restated in its entirety (as so amended and restated, the "Declaration") as of the date the TECONS are initially issued. The Declaration is qualified under the Trust Indenture Act. Upon issuance of the TECONS, the holders thereof will own all of the issued and outstanding TECONS. The Company will acquire Trust Common Securities in an amount equal to at least 3% of the total capital of the Trust and will own, directly or indirectly, all of the issued and outstanding Trust Common Securities. The Trust exists for the purpose of (a) issuing its Trust Securities for cash and investing the proceeds thereof in an equivalent amount of Convertible Debentures and (b) engaging in such other activities as are necessary, convenient or incidental thereto. The rights of the holders of the Trust Securities are as set forth in the Declaration, the Business Trust Act and the Trust Indenture Act. The Declaration does not permit the incurrence by the Trust of any indebtedness for borrowed money or the making of any investment other than in the Convertible Debentures. In the Subordinated Indenture, the Company has agreed to pay for all debts and obligations (other than with respect to the Trust Securities) and all costs and expenses of the Trust, including the fees and expenses of the CNF Trustees and any income taxes, duties and other governmental charges, and all costs and expenses with respect thereto, to which the Trust may become subject, except for United States withholding taxes.

Pursuant to the Declaration, the number of trustees of the Trust (the "CNF Trustees") will initially be five. Three of the CNF Trustees (the "Regular Trustees") will be persons who are employees or officers of or who are affiliated with the Company. The fourth trustee will be an institution that maintains its principal place of business in the State of Delaware (the "Delaware Trustee"). Initially, First Chicago Delaware Inc. will act as Delaware Trustee. The fifth trustee will be a financial institution that is unaffiliated with the Company and will serve as institutional trustee under the Declaration and as indenture trustee for the purposes of compliance with the provisions of the Trust Indenture Act (the "Property Trustee"). Initially, The First National Bank of Chicago, an affiliate of the Delaware Trustee, will be the Property Trustee until removed or replaced by the holder of the Trust

Common Securities. For the purpose of compliance with the provisions of the Trust Indenture Act, The First National Bank of Chicago will act as trustee (the "Guarantee Trustee") under the Guarantee and as Debt Trustee (as defined herein) under the Subordinated Indenture. See "Description of the Guarantee" and "Description of the TECONS -- Voting Rights." The Trust has a term of approximately 20 years but may terminate earlier as provided in the Declaration.

The Property Trustee will hold the Convertible Debentures for the benefit of the Trust and the holders of the Trust Securities and the Property Trustee will have the power to exercise all rights, powers and privileges under the Subordinated Indenture as the holder of the Convertible Debentures. In addition, the Property Trustee will maintain exclusive control of a segregated non-interest bearing account (the "Property Account") to hold all payments made in respect of the Convertible Debentures for the benefit of the holders of the Trust Securities. The Property Trustee will make payments of Distributions and payments on liquidation, redemption and otherwise to the holders of the Trust Securities out of funds from the Property Account. The Guarantee Trustee will hold the Guarantee for the benefit of the holders of the TECONS. The Company, as the direct or indirect holder of all of the Trust Common Securities, will have the right to appoint, remove or replace any CNF Trustee and to increase or decrease the number of CNF Trustees.

                           DESCRIPTION OF THE TECONS

The TECONS will be issued pursuant to the terms of the Declaration. The Declaration is qualified as an indenture under the Trust Indenture Act. The Property Trustee will act as indenture trustee for the TECONS under the Declaration for purposes of compliance with the provisions of the Trust Indenture Act. The terms of the TECONS will include those stated in the Declaration and those made part of the Declaration by the Trust Indenture Act. The following summary of certain provisions of the TECONS and the Declaration does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of the Declaration and the TECONS (which provisions, including defined terms, are incorporated herein by reference), the Business Trust Act and the Trust Indenture Act. A copy of the form of Declaration (including the form of certificate evidencing the TECONS) has been or will be filed or incorporated by reference as an exhibit to the Registration Statement of which the accompanying Prospectus is a part. See "Available Information" in the accompanying Prospectus.

General

The Declaration authorizes the Regular Trustees to issue on behalf of the Trust the Trust Securities, which represent undivided beneficial interests in the assets of the Trust. All of the Trust Common Securities will be owned, directly or indirectly, by the Company. The Trust Common Securities rank pari passu, and payments will be made thereon on a pro rata basis, with the TECONS, except that upon the occurrence and during the continuance of a Declaration Event of Default, the rights of the holders of the Trust Common Securities to receive payment of periodic Distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the TECONS. The Declaration does not permit the issuance by the Trust of any securities other than the Trust Securities or the incurrence of any indebtedness by the Trust. Pursuant to the Declaration, the Property Trustee will hold the Convertible Debentures purchased by the Trust for the benefit of the holders of the Trust Securities. The payment of Distributions out of money held by the Trust, and payments upon redemption of the TECONS or liquidation of the Trust, are guaranteed by the Company to the extent described under "Description of Trust Preferred Securities Guarantee" in the accompanying Prospectus. The Guarantee will be held by the Guarantee Trustee for the benefit of the holders of the TECONS. The Guarantee does not cover payment of Distributions when the Trust does not have sufficient available funds to pay such Distributions. In such event, the remedy of a holder of TECONS is to vote to direct the Property Trustee to enforce the Property Trustee's rights under the Convertible Debentures except in the limited circumstances in which the holder may take Direct Action. See "-- Declaration Events of Default" and "-- Voting Rights."

Distributions

Distributions on the TECONS will be fixed at an annual rate of $2.50 per TECONS. To the extent permitted by applicable law, Distributions in arrears for more than one quarter will accrue interest thereon at the Distribution rate, compounded quarterly. The term "Distribution" as used herein includes any such interest payable unless otherwise stated. The amount of Distributions payable for any period will be computed on the basis of a 360-day year of twelve 30-day months and, for any period of less than a full calendar month, the actual number of days elapsed in such a 30-day month.

Distributions on the TECONS will be cumulative, will accumulate from June 11, 1997, and will be payable quarterly in arrears on June 1, September 1, December 1 and March 1 of each year, commencing September 1, 1997, when, as and if available for payment. Distributions will be made by the Property Trustee, except as otherwise described below.

So long as the Company shall not be in default in the payment of interest on the Convertible Debentures, the Company has the right under the Subordinated Indenture to defer payments of interest on the Convertible Debentures by extending the interest payment period from time to time on the Convertible Debentures, which, if exercised, would defer quarterly Distributions on the TECONS (though such Distributions would continue to accumulate with interest thereon (to the extent permitted by applicable law) at the Distribution rate, compounded quarterly, since interest would continue to accrue on the Convertible Debentures) during any such Extension Period. Such right to extend the interest payment period for the Convertible Debentures is limited to a period not exceeding 20 consecutive quarters and such period may not extend beyond the maturity of the Convertible Debentures or end on other than a Distribution payment date. In the event that the Company exercises this right, then (a) the Company shall not declare or pay dividends on, make distributions with respect to, or redeem, purchase or acquire, or make a liquidation payment with respect to, any of its capital stock (other than (x) (i) purchases or acquisitions of shares of the Company's capital stock (or capital stock equivalents) in connection with the satisfaction by the Company of its obligations under any officers, directors or employee benefit plans (or any options or other instruments issued thereunder) or the satisfaction by the Company of its obligations pursuant to any contract or security requiring the Company to purchase shares of the Company's capital stock (or capital stock equivalents), (ii) purchases of shares of the Company's capital stock (or capital stock equivalents) from officers, directors or employees of the Company or its subsidiaries pursuant to employment agreements or upon termination of employment or retirement, (iii) as a result of a reclassification, combination or subdivision of the Company's capital stock or the exchange or conversion of one class or series of the Company's capital stock for another class or series of the Company's capital stock, (iv) dividends or distributions of shares of common stock on common stock, (v) the purchase of fractional interests in shares of the Company's capital stock pursuant to the conversion or exchange provisions of such capital stock or any security being converted or exchanged,
(vi) dividends or distributions on, or redemptions, purchases or acquisitions of, or liquidation payments with respect to, the Series B Preferred Stock (the Series B Preferred Stock is held by the TASP, an employee benefit plan, and dividends on such shares (which are deductible by the Company for federal income tax purposes) are applied by the TASP to pay interest on borrowings made to acquire the Series B Preferred Stock), (vii) purchases or other acquisitions of common stock in connection with a dividend reinvestment or other similar plan, or (viii) any dividend or distribution of capital stock (or capital stock equivalents) in connection with the implementation of a stockholders' rights plan, or the issuance of stock under any such plan in the future, or the redemption or repurchase of any such rights pursuant thereto, or (y) guarantee payments made with respect to any of the foregoing), (b) the Company shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities issued by the Company that rank pari passu with or junior to the Convertible Debentures and (c) the Company shall not make any guarantee payments with respect to the foregoing (other than pursuant to the Guarantee or the Company's guarantee of the Trust Common Securities). Prior to the termination of any such Extension Period of less than 20 consecutive quarters, the Company may further extend the interest payment period; provided, that such Extension Period, together with all such previous and further extensions, may not exceed 20 consecutive quarters or extend beyond the maturity of the Convertible Debentures or end on other than a Distribution payment date. Upon the termination of any Extension Period and the payment of all amounts then due on the Convertible Debentures, the Company may commence a new Extension Period, subject to the above requirements. If Distributions are deferred, the deferred Distributions and, to the extent permitted by law, accrued interest thereon shall be paid to holders of record of the TECONS as they appear on the books and records of the Trust at the close of business on the record date for the Distribution payment date upon which such Extension Period terminates. See "Risk Factors -- Option to Extend Interest Payment Period; Tax Impact to Extension" and "Description of the Convertible Debentures -- Option to Extend Interest Payment Period."

Distributions on the TECONS must be paid on the dates payable to the extent that the Trust has funds available for the payment of such Distributions. The Trust's funds available for Distribution to the holders of TECONS will be limited to payments received from the Company on the Convertible Debentures. The payment of Distributions out of moneys held by the Trust is guaranteed by the Company to the extent set forth under "Description of Trust Preferred Securities Guarantee" in the accompanying Prospectus. See "Description of the Convertible Debentures."

Distributions on the TECONS will be payable to the holders thereof as they appear on the books and records of the Trust at the close of business on the relevant record dates, which, as long as the TECONS remain in book-entry only form, will be one Business Day (as defined below) prior to the relevant payment dates. Such Distributions will be paid through the Property Trustee, who will hold amounts received in respect of the Convertible Debentures for the benefit of the holders of the Trust Securities. Subject to any applicable laws and regulations and the provisions of the Declaration, each such payment will be made as described under "-- Book-Entry Only Issuance -- The Depository Trust Company" below. In the event that the TECONS do not continue to remain in book-entry only form, the Regular Trustees shall select the relevant record dates for the TECONS, which shall be at least one Business Day prior to the relevant payment dates (provided that such record dates must conform to the rules of any securities exchange on which the TECONS are listed) and Distributions payable on TECONS which are not in book-entry form may be made at the option of the Trust by check mailed to the address of the holder entitled thereto or by wire transfer to an account in the United States appropriately designated by the holder entitled thereto prior to the record date for the corresponding Distribution payment date. In the event that any date on which Distributions are to be made on the TECONS is not a Business Day, then payment of the Distributions payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date. A "Business Day" means any day other than Saturday, Sunday or any other day on which banking institutions in New York City are permitted or required by any applicable law to close.

CONVERSION RIGHTS

General

The TECONS will be convertible at any time prior to the close of business on June 1, 2012 (or in the case of TECONS called for redemption, prior to the close of business on the Business Day prior to the Redemption Date) (the "Conversion Expiration Date"), at the option of the holders thereof and in the manner described below, into shares of CNF Common Stock at an initial conversion price of $40.00 per share of CNF Common Stock (the "Initial Conversion Price") (equivalent to an initial conversion rate of 1.25 shares of CNF Common Stock for each TECONS), subject to adjustment as described under "-- Conversion Price Adjustments -- General" and "-- Conversion Price Adjustments -- Fundamental Change" below. Neither the Company nor the Trust will be required to make any payment, allowance or adjustment upon any conversion on account of accumulated and unpaid Distributions on converted TECONS or on account of accumulated and unpaid dividends on shares of CNF Common Stock issued upon conversion, except that, if a TECONS is surrendered for conversion after the close of business on any record date for payment of a Distribution and before the opening of business on the corresponding Distribution payment date (other than a TECONS or a portion of a TECONS called for redemption on a redemption date occurring after such record date and prior to such payment date), then, notwithstanding such conversion, the Distribution payable on such Distribution payment date will be paid in cash to the person in whose name the TECONS is registered at the close of business on such record date, and (other than a TECONS or a portion of a TECONS called for redemption on a redemption date occurring after such record date and on or prior to such Distribution payment date) when so surrendered for conversion, such TECONS must be accompanied by payment of an amount equal to the Distribution payable on such Distribution payment date.

The terms of the TECONS provide that a holder of a TECONS wishing to exercise its conversion right shall surrender such TECONS, together with an irrevocable conversion notice, to the Property Trustee, as conversion agent (the "Conversion Agent"), which shall, on behalf of such holder, exchange such TECONS for a portion of the Convertible Debentures and immediately convert an equivalent amount of Convertible Debentures into CNF Common Stock. Holders may obtain copies of the required form of the conversion notice from the Conversion Agent. So long as a book-entry system for the TECONS is in effect, however, procedures for converting the TECONS into shares of CNF Common Stock will differ, as described under "-- Book-Entry Only Issuance -- The Depository Trust Company."

No fractional shares of CNF Common Stock will be issued as a result of conversion, but in lieu thereof such fractional interest will be paid by the Company in cash based on the current market price of CNF Common Stock on the date such TECONS are surrendered for conversion or, if not a trading day, on the next trading day.

Conversion Price Adjustments -- General

The Initial Conversion Price is subject to adjustment (under formulae set forth in the Subordinated Indenture) in certain events, including:

  (i) the issuance of CNF Common Stock as a dividend or distribution on CNF Common Stock:

  (ii) subdivisions and combinations of CNF Common Stock;

  (iii) the issuance to all holders of CNF Common Stock of certain rights or warrants to subscribe for or purchase CNF Common Stock at less than the then current market price;

  (iv) the distribution to all holders of CNF Common Stock of (A) capital stock of the Company (other than CNF Common Stock), (B) evidences of indebtedness of the Company and/or (C) other assets (including securities, but excluding (1) any rights or warrants referred to in clause (iii) above,
  (2) any rights or warrants to acquire any capital stock of any entity other than the Company or any subsidiary of the Company, (3) any dividends or distributions in connection with the liquidation, dissolution or winding-up of the Company, (4) any dividends or distributions payable solely in cash that may from time to time be fixed by the Board of Directors of the Company and (5) any dividends or distributions referred to in clause (i) or
  (ii) above);

  (v) dividends or distributions to all holders of CNF Common Stock consisting of cash, excluding (a) any cash dividends on CNF Common Stock to the extent that the aggregate cash dividends per share of CNF Common Stock in any consecutive 12-month period do not exceed the greater of (x) the amount per share of CNF Common Stock of the cash dividends paid on CNF Common Stock in the immediately preceding 12-month period, to the extent that such dividends for the immediately preceding 12-month period did not require an adjustment of the conversion price pursuant to this clause (v) (as adjusted to reflect subdivisions or combinations of CNF Common Stock), and (y) 15% of the average of the daily Closing Price (as defined in the Subordinated Indenture) of CNF Common Stock for the ten consecutive Trading Days (as defined in the Subordinated Indenture) immediately prior to the date of declaration of such dividend, and (b) any dividend or distribution in connection with the liquidation, dissolution or winding up of the Company or a redemption of any rights issued under a rights agreement; provided, however, that no adjustment shall be made pursuant to this clause
  (v) if such distribution would otherwise constitute a Fundamental Change (as defined below) and be reflected in a resulting adjustment described below; and

  (vi) payment to holders of CNF Common Stock in respect of a tender or exchange offer by the Company or any subsidiary of the Company for CNF Common Stock to the extent that the cash and value of any other consideration included in such payment per share of CNF Common Stock exceed (by more than 10%, with any smaller excess being disregarded in computing the adjustment provided hereby) the first reported sale price per share of CNF Common Stock on the Trading Day next succeeding the Expiration Time (as defined in the Subordinated Indenture) for such tender or exchange offer.

If any adjustment is required to be made as set forth in clause (v) above as a result of a distribution which is a dividend described in subclause (a) of clause (v) above, such adjustment would be based upon the amount by which such distribution exceeds the amount of the dividend permitted to be excluded pursuant to such subclause (a) of clause (v). If an adjustment is required to be made as set forth in clause (v) above as a result of a distribution which is not such a dividend, such adjustment would be based upon the full amount of such distribution. If an adjustment is required to be made as set forth in clause (vi) above, such adjustment would be calculated based upon the amount by which the aggregate consideration paid for the CNF Common Stock acquired in the tender or exchange offer exceeds 110% of the value of such shares based on the first reported sale price of CNF Common Stock on the Trading Day next succeeding the Expiration Time. In lieu of making such a conversion price adjustment in the case of certain dividends or distributions, the Company may provide that upon the conversion of the TECONS the holder converting such TECONS will receive, in addition to the CNF Common Stock (if any) to which such holder is entitled, the cash, securities or other property which such holder would have received if such holder had, immediately prior to the record date for such dividend or distribution, converted its TECONS into CNF Common Stock.

No adjustment in the conversion price will be required unless the adjustment would require a change of at least 1% in the conversion price then in effect; provided, however, that any adjustment that would otherwise be required to be made shall be carried forward and taken into account in any subsequent adjustment. In addition, no adjustment to the conversion price will be required in connection with the issuance of rights pursuant to a shareholder rights plan or similar plan or the repurchase or redemption of those rights or the issuance of common stock, options or other securities under any officer, director, or employee benefit plan. If any action would require adjustments of the conversion price pursuant to more than one of the provisions described above, then, subject to limited exceptions, only one adjustment shall be made and such adjustment shall be the amount of adjustment that has the highest absolute value to the holders of the TECONS.

The Company from time to time may, to the extent permitted by law, reduce the conversion price by any amount for any period of at least 20 Business Days (as defined in the Subordinated Indenture), in which case the Company shall give at least 15 days' notice of such reduction. In particular, the Company may, at its option, make such reduction in the conversion price, in addition to those set forth above, as the Company deems advisable to avoid or diminish any income tax to holders of CNF Common Stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for tax purposes or for any other reasons. See "Certain Federal Tax Consequences -- Adjustment of Conversion Price."

Except as stated above, the conversion price will not be adjusted for the issuance of CNF Common Stock or any securities convertible into or exchangeable for CNF Common Stock or carrying the right to purchase any of the foregoing.

Conversion Price Adjustments -- Fundamental Change

In the event that the Company shall be a party to any transaction or series of transactions constituting a Fundamental Change (including, without limitation, (i) any recapitalization or reclassification of CNF Common Stock (other than a change in par value or a change from par value to no par value or from no par value to par value, or as a result of a subdivision or combination of CNF Common Stock); (ii) any consolidation or merger of the Company with or into another corporation as a result of which holders of CNF Common Stock shall be entitled to receive securities or other property or assets (including cash) with respect to or in exchange for CNF Common Stock (other than a merger which does not result in a reclassification, conversion, exchange or cancellation of the outstanding CNF Common Stock); (iii) any sale or transfer of all or substantially all of the assets of the Company; or (iv) any compulsory share exchange) pursuant to which holders of CNF Common Stock shall be entitled to receive other securities, cash or other property, then appropriate provision shall be made so that the holder of each TECONS then outstanding shall have the right thereafter to convert such TECONS only into
(x) if any such transaction does not constitute a Common Stock Fundamental Change (as defined below), the kind and amount of the securities, cash or other property that would have been receivable upon such recapitalization, reclassification, consolidation, merger, sale, transfer or share exchange by a holder of the number of shares of CNF Common Stock issuable upon conversion of such TECONS immediately prior to such recapitalization, reclassification, consolidation, merger, sale, transfer or share exchange, after, in the case of a Non-Stock Fundamental Change (as defined below), giving effect to any adjustment in the conversion price in accordance with clause (i) of the following paragraph, and (y) if any such transaction constitutes a Common Stock Fundamental Change, shares of common stock of the kind received by holders of CNF Common Stock as a result of such Common Stock Fundamental Change in an amount determined in accordance with clause (ii) of the following paragraph. The company formed by such consolidation or resulting from such merger or which acquires such assets or which acquires the CNF Common Stock, as the case may be, shall enter into a supplemental indenture with the Debt Trustee, reasonably satisfactory in form to the Debt Trustee, the provisions of which shall establish such right. Such supplemental indenture shall provide for adjustments which, for events subsequent to the effective date of such supplemental indenture, shall be as nearly equivalent as practicable to the relevant adjustments provided for in the preceding paragraphs and in this paragraph.

Notwithstanding any other provision in the preceding paragraphs, if any Fundamental Change occurs, the conversion price in effect will be adjusted immediately after that Fundamental Change as follows:

  (i) in the case of a Non-Stock Fundamental Change, the conversion price per share of CNF Common Stock immediately following such Non-Stock Fundamental Change will be the lower of (a) the conversion price in effect immediately prior to such Non-Stock Fundamental Change, but after giving effect to any other adjustments effected pursuant to the preceding paragraphs, and (b) the result obtained by multiplying the greater of the Applicable Price (as defined below) or the then applicable Reference Market Price (as defined below) by a fraction of which the numerator will be 100 and the denominator of which will be an amount based on the date such Non-Stock Fundamental Change occurs. For the 12-month period beginning June 1, 1997, the denominator will be 105.00, and the denominator will decrease by 0.625 during each successive 12-month period; provided, that the denominator shall in no event be less than 100.0;

  (ii) in the case of a Common Stock Fundamental Change, the conversion price per share of CNF Common Stock immediately following the Common Stock Fundamental Change will be the conversion price in effect immediately prior to the Common Stock Fundamental Change, but after giving effect to any other adjustments effected pursuant to the preceding paragraphs, multiplied by a fraction, the numerator of which is the Purchaser Stock Price (as defined below) and the denominator of which is the Applicable Price; provided, however, that in the event of a Common Stock Fundamental Change in which (a) 100% of the value of the consideration received by a holder of CNF Common Stock is shares of common stock of the successor, acquiror or other third party (and cash, if any, paid with respect to any fractional interests in the shares of common stock resulting from the Common Stock Fundamental Change) and (b) all of the CNF Common Stock shall have been exchanged for, converted into, or acquired for, shares of common stock (and cash, if any, with respect to fractional interests) of the successor, acquiror or other third party, the conversion price per share of CNF Common Stock immediately following the Common Stock Fundamental Change shall be the conversion price in effect immediately prior to the Common Stock Fundamental Change divided by the number of shares of common stock of the successor, acquiror, or other third party received by a holder of one share of CNF Common Stock as a result of the Common Stock Fundamental Change.

Depending upon whether a Fundamental Change is a Non-Stock Fundamental Change or a Common Stock Fundamental Change, a holder may receive significantly different consideration upon conversion of the TECONS. In the event of a Non-Stock Fundamental Change, the holder has the right to convert TECONS into the kind and amount of the securities, cash or other property as is determined by the number of shares of CNF Common Stock as would have been receivable upon conversion of TECONS at the conversion price as adjusted in accordance with clause (i) of the preceding paragraph. However, in the event of a Common Stock Fundamental Change in which less than 100% of the value of the consideration received by a holder of CNF Common Stock is common stock of the successor, acquiror or other third party, a holder of TECONS who converts such TECONS following the Common Stock Fundamental Change will receive consideration in the form of such common stock only, whereas a holder who converted such TECONS prior to the Common Stock Fundamental Change would have received consideration in the form of such common stock as well as any other securities or assets (which may include cash) received by holders of CNF Common Stock in such transaction.

The foregoing conversion price adjustments may, under certain circumstances in "Fundamental Change" transactions where all or substantially all of the CNF Common Stock is converted into securities, cash, or property and not more than 50% of the value received by the holders of CNF Common Stock consists of stock listed or admitted for listing subject to notice of issuance on a national securities exchange or quoted on the Nasdaq National Market of the Nasdaq Stock Market, Inc. (a "Non-Stock Fundamental Change," as defined herein), increase the securities, cash or property into which each TECONS is convertible. However, the maximum amount of any such increase will be limited in cases where the relevant Applicable Price is lower than the applicable Reference Market Price.

In a Fundamental Change transaction where all or substantially all the CNF Common Stock is converted into securities, cash, or property and more than 50% of the value received by the holders of CNF Common Stock (subject to certain limited exceptions) consists of listed or Nasdaq National Market traded common stock (a "Common Stock Fundamental Change," as defined herein), the foregoing adjustments are designed to provide in effect that (a) where CNF Common Stock is converted partly into such common stock and partly into other securities, cash, or property, each TECONS will be convertible solely into a number of shares of such common stock determined so that the initial value of such shares (measured as described in the definition of Purchaser Stock Price below) equals the value of the shares of CNF Common Stock into which such TECONS was convertible immediately before the transaction (measured as aforesaid) and (b) where CNF Common Stock is converted solely into such common stock, each TECONS will be convertible into the same number of shares of such common stock receivable by a holder of the number of shares of CNF Common Stock into which such TECONS was convertible immediately before such transaction.

In determining the amount and type of consideration received by a holder of CNF Common Stock in the event of a Fundamental Change, consideration received by a holder of CNF Common Stock pursuant to a statutory right of appraisal will be disregarded.

"Applicable Price" means: (i) in the event of a Non-Stock Fundamental Change in which the holders of CNF Common Stock receive only cash, the amount of cash receivable by a holder of one share of CNF Common Stock; and (ii) in the event of any other Fundamental Change, the average of the Closing Prices (as defined in the Subordinated Indenture) for one share of CNF Common Stock during the ten Trading Days immediately prior to the record date for the determination of the holders of CNF Common Stock entitled to receive cash, securities, property or other assets in connection with such Fundamental Change or, if there is no such record date, prior to the date on which the holders of the CNF Common Stock will have the right to receive such cash, securities, property or other assets.

"Common Stock Fundamental Change" means any Fundamental Change in which more than 50% of the value (as determined in good faith by the Company's Board of Directors) of the consideration received by holders of CNF Common Stock pursuant to such transaction consists of shares of common stock that, for the ten consecutive Trading Days immediately prior to such Fundamental Change, has been admitted for listing or admitted for listing subject to notice of issuance on a national securities exchange or quoted on the Nasdaq National Market, provided however, that a Fundamental Change will not be a Common Stock Fundamental Change unless either (i) the Company continues to exist after the occurrence of such Fundamental Change and the outstanding TECONS continue to exist as outstanding TECONS, or (ii) the outstanding TECONS continue to exist as TECONS and are convertible into shares of common stock of the successor to the Company.

"Fundamental Change" means the occurrence of any transaction or event or series of transactions or events pursuant to which all or substantially all of the CNF Common Stock is exchanged for, converted into, acquired for or constitutes solely the right to receive cash, securities, property or other assets (whether by means of an exchange offer, liquidation, tender offer, consolidation, merger, combination, reclassification, recapitalization or otherwise); provided, however, in the case of any such series of transactions or events, for purposes of adjustment of the conversion price, such Fundamental Change will be deemed to have occurred when substantially all of the CNF Common Stock has been exchanged for, converted into, or acquired for or constitutes solely the right to receive cash, securities, property or other assets but the adjustment shall be based upon the consideration that the holders of CNF Common Stock received in the transaction or event as a result of which more than 50% of the CNF Common Stock shall have been exchanged for, converted into, or acquired for, or shall constitute solely the right to receive such cash, securities, properties or other assets.

"Non-Stock Fundamental Change" means any Fundamental Change other than a Common Stock Fundamental Change.

"Purchaser Stock Price" means, with respect to any Common Stock Fundamental Change, the average of the Closing Prices for one share of common stock received by holders of CNF Common Stock in such Common Stock Fundamental Change during the ten Trading Days immediately prior to the record date for the determination of the holders of CNF Common Stock entitled to receive such shares of common stock or, if there is no such record date, prior to the date upon which the holders of CNF Common Stock shall have the right to receive such shares of common stock.

"Reference Market Price" will initially mean $21.00 (which is equal to approximately 66 2/3% of the last reported sale price per share of CNF Common Stock on the New York Stock Exchange on June 5, 1997) and, in the event of any adjustment to the conversion price other than as a result of a Fundamental Change, the Reference Market Price will also be adjusted so that the ratio of the Reference Market Price to the conversion price after giving effect to any adjustment will always be the same as the ratio of the initial Reference Market Price to the Initial Conversion Price of the TECONS.

Conversions of the TECONS may be effected by delivering them to the office or agency of the Company maintained for such purpose.

Conversion price adjustments may, in certain circumstances, result in constructive distributions that could be taxable as dividends under the Internal Revenue Code of 1986, as amended (the "Code"), to holders of TECONS or, in the case of a failure to make such adjustments, to holders of CNF Common Stock issued upon conversion thereof. See "Certain Federal Tax Consequences -- Adjustment of Conversion Price."

MANDATORY REDEMPTION

The Convertible Debentures will mature on June 1, 2012, and may be redeemed, in whole or in part, at any time on or after June 1, 2000, or at any time in certain circumstances upon the occurrence of a Tax Event. Upon the repayment of the Convertible Debentures, whether at stated maturity or upon redemption, the proceeds from such repayment or payment shall simultaneously be applied to redeem Trust Securities having an aggregate liquidation amount equal to the aggregate principal amount of the Convertible Debentures so repaid or redeemed at the applicable redemption price, together with accumulated and unpaid Distributions thereon; provided, that, except in the case of redemption upon maturity of the Convertible Debentures, holders of Trust Securities shall be given not less than 30 nor more than 60 days notice of such redemption. The applicable redemption price per TECONS shall be equal to the redemption price per $50 principal amount of Convertible Debentures. See "Description of the Convertible Debentures -- Redemption at the Option of the Company." In the event that fewer than all of the outstanding Trust Securities are to be redeemed, the TECONS and the Trust Common Securities will be redeemed on a pro rata basis and, in such case, the redemption of TECONS will be made as described under "Book-Entry Only Issuance -- The Depository Trust Company" below.

SPECIAL EVENT DISTRIBUTION; TAX EVENT REDEMPTION

"Tax Event" means that the Regular Trustees shall have received an opinion of nationally recognized independent tax counsel experienced in such matters (a "Dissolution Tax Opinion") to the effect that, as a result of (a) any amendment to, or change (including any announced prospective change) in, the laws or any regulations thereunder of the United States or any political subdivision or taxing authority thereof or therein, (b) any amendment to, or change in, an interpretation or application of any such laws or regulations by any legislative body, court or governmental or regulatory agency or authority (including the enactment of any legislation and the publication of any judicial decision or regulatory determination) or (c) any official interpretation or pronouncement by any legislative body, court or governmental or regulatory agency or authority that provides for a position with respect to such laws or regulations that differs from the theretofore generally accepted position, which amendment or change is enacted, promulgated, issued or announced or which interpretation or pronouncement is issued or announced, in each case, on or after the date of this Prospectus Supplement (collectively, a "Change in Tax Law"), there is more than an insubstantial risk that (i) the Trust is, or will be within 90 days of the date thereof, subject to federal income tax with respect to interest accrued or received on the Convertible Debentures, (ii) the Trust is, or will be within 90 days of the date thereof, subject to more than a de minimis amount of other taxes, duties or other governmental charges or (iii) interest (including original issue discount) payable by the Company to the Trust on the Convertible Debentures is not, or within 90 days of the date thereof will not be, deductible by the Company for United States Federal income tax purposes on a current accrual basis (by reason of deferral, disallowance or otherwise).

"Investment Company Event" means that each of the Regular Trustees shall have received an opinion of a nationally recognized independent counsel experienced in such matters to the effect that, as a result of the occurrence of a change in law or regulation or a change in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority which change is enacted, promulgated, issued or becomes effective on or after the date of this Prospectus Supplement (a "Change in 1940 Act Law"), there is more than an insubstantial risk that the Trust is or will be considered an "investment company" which is required to be registered under the Investment Company Act of 1940, as amended (the "1940 Act").

If, at any time, a Tax Event or an Investment Company Event (each, a "Special Event") shall occur and be continuing, the Trust may with the prior written consent of the Company, unless the Convertible Debentures are redeemed in the limited circumstances described below, be dissolved with the result that Convertible Debentures with an aggregate principal amount equal to the aggregate stated liquidation amount of, with an interest rate identical to the Distribution rate of, and accrued and unpaid interest equal to accumulated and unpaid Distributions on, the Trust Securities outstanding at such time would be distributed to the holders of the Trust Securities in liquidation of such holders' interests in the Trust on a pro rata basis within 90 days following the occurrence of the Special Event; provided, however, that in the case of the occurrence of a Tax Event, as a condition of such dissolution and distribution, the Regular Trustees shall have received an opinion of nationally recognized independent tax counsel experienced in such matters (a "No Recognition Opinion"), which opinion may rely on published revenue rulings of the Internal Revenue Service, to the effect that the holders of the TECONS will not recognize any gain or loss for federal income tax purposes as a result of such dissolution and distribution of Convertible Debentures; and, provided, further, that if at the time there is available to the Trust the opportunity to eliminate, within such 90-day period, the Special Event by taking some ministerial action, such as filing a form or making an election, or pursuing some other similar reasonable measure which in the sole judgment of the Company has or will cause no adverse effect on the Trust, the Company or the holders of the Trust Securities and will involve no material cost, the Trust will pursue such measure in lieu of dissolution. Furthermore, if in the case of the occurrence of a Tax Event, (i) the Regular Trustees have received an opinion (a "Redemption Tax Opinion") of nationally recognized independent tax counsel experienced in such matters that, as a result of a Tax Event, there is more than an insubstantial risk that the Company would be precluded from deducting the interest on the Convertible Debentures for federal income tax purposes on a current accrual basis (by reason of deferral, disallowance or otherwise) even if the Convertible Debentures were distributed to the holders of the Trust Securities in liquidation of such holders' interests in the Trust as described above or (ii) the Regular Trustees shall have been informed by such tax counsel that a No Recognition Opinion cannot be delivered to the Trust, the Company shall have the right, upon not less than 30 nor more than 60 days' notice, to redeem the Convertible Debentures, in whole or in part for cash, at a redemption price equal to 100% of the principal amount thereof plus accrued and unpaid interest thereon to the redemption date, within 90 days following the occurrence of such Tax Event, and promptly following such redemption, the Trust Securities will be redeemed by the Trust at a redemption price equal to the liquidation amount of such TECONS plus accumulated and unpaid Distributions thereon; provided, however, that if at the time there is available to the Company or the Trust the opportunity to eliminate, within such 90-day period, the Tax Event by taking some ministerial action, such as filing a form or making an election, or pursuing some other similar reasonable measure which in the sole judgment of the Company has or will cause no adverse effect on the Trust, the Company or the holders of the Trust Securities and will involve no material costs, the Company or the Trust will pursue such measure in lieu of redemption. If the Company declines to consent to such a dissolution of the Trust and distribution of the Convertible Debentures or declines to redeem to Convertible Debentures as described above, the TECONS will remain outstanding and the Company may incur an obligation to pay Additional Interest. See "Description of the Convertible Debentures -- Additional Interest."

After the date fixed for any distribution of Convertible Debentures upon dissolution of the Trust, (i) the TECONS will no longer be deemed to be outstanding, (ii) the Depositary (as defined herein) or its nominee, as the record holder of the TECONS, will receive a registered global certificate or certificates representing the Convertible Debentures to be delivered upon such distribution, and (iii) any certificates representing TECONS not held by the Depositary or its nominee will be deemed to represent Convertible Debentures having an aggregate principal amount equal to the aggregate stated liquidation amount of, with an interest rate identical to the Distribution rate of, and accrued and unpaid interest equal to accumulated and unpaid Distributions on, such TECONS until such certificates are presented to the Company or its agent for transfer, exchange or reissuance.

There can be no assurance as to the market price for the Convertible Debentures which may be distributed in exchange for TECONS if a dissolution and liquidation of the Trust were to occur. Accordingly, the Convertible Debentures which an investor may subsequently receive on dissolution and liquidation of the Trust may trade at a discount to the price of the TECONS exchanged. If the Convertible Debentures are distributed to the holders of TECONS upon the dissolution of the Trust, the Company will use its reasonable best efforts to list the Convertible Debentures on the NYSE or on such other national securities exchange or similar organization on which the TECONS are then listed or quoted.

REDEMPTION PROCEDURES FOR REDEMPTION BY THE TRUST

The Trust may not redeem fewer than all of the outstanding TECONS unless all accumulated and unpaid Distributions have been or contemporaneously are paid (or such payment duly provided for) on all TECONS for all quarterly Distribution periods terminating on or prior to the date of redemption.

If the Trust gives notice of redemption in respect of TECONS (which notice will be irrevocable), then, on the redemption date, provided, that the Company has paid to the Property Trustee a sufficient amount of cash in connection with the related redemption of the Convertible Debentures, the Trust will irrevocably deposit with the Depositary funds sufficient to pay the applicable redemption price and will give the Depositary irrevocable instructions and authority to pay the redemption price to the holders of the TECONS. See "-- Book-Entry Only Issuance -- The Depository Trust Company." If notice of redemption shall have been given and funds deposited as required, then, on the date fixed for such redemption, Distributions will cease to accumulate and all rights of holders of such TECONS so called for redemption will cease, except the right of the holders of such TECONS to receive the redemption price but without interest on such redemption price. In the event that any date generally fixed for redemption of TECONS is not a Business Day, then payment of the redemption price payable on such date will be made on the next succeeding day that is a Business Day (without any interest or other payment in respect of any such delay), except that, if such Business Day falls in the next calendar year, such payment will be made on the immediately preceding Business Day. In the event that payment of the redemption price in respect of TECONS is improperly withheld or refused and not paid either by the Trust or by the Company pursuant to the Guarantee, Distributions on such TECONS will continue to accumulate at the then applicable rate from the original redemption date to the date of payment, in which case the actual payment date will be considered the date fixed for redemption for purposes of calculating the redemption price.

In the event that fewer than all of the outstanding Trust Securities are to be redeemed, the TECONS and the Trust Common Securities will be redeemed on a pro rata basis and, in such case, the redemption of TECONS will be made as described below under "-- Book-Entry Only Issuance -- The Depository Trust Company."

Subject to the foregoing and applicable law (including, without limitation, U.S. federal securities laws), the Company or its subsidiaries may at any time, and from time to time, purchase outstanding TECONS by tender, in the open market or by private agreement.

LIQUIDATION DISTRIBUTION UPON DISSOLUTION

In the event of any voluntary or involuntary liquidation, dissolution, winding-up or termination of the Trust (each a "Liquidation"), the then holders of the TECONS will be entitled to receive out of the assets of the Trust, after satisfaction of liabilities to creditors, distributions in an amount equal to the aggregate of the stated liquidation amount of $50 per TECONS plus accumulated and unpaid Distributions thereon to the date of payment (the "Liquidation Distribution"), unless, in connection with such Liquidation, Convertible Debentures in an aggregate stated principal amount equal to the aggregate stated liquidation amount of, with an interest rate identical to the Distribution rate of, and accrued and unpaid interest equal to accumulated and unpaid Distributions on, the TECONS have been distributed on a pro rata basis to the holders of the TECONS.

If, upon any such Liquidation, the Liquidation Distribution can be paid only in part because the Trust has insufficient assets available to pay in full the aggregate Liquidation Distribution, then the amounts payable directly by the Trust on the TECONS shall be paid on a pro rata basis. The holders of the Trust Common Securities will be entitled to receive distributions upon any such dissolution pro rata with the holders of the TECONS, except that if a Declaration Event of Default has occurred and is continuing, the TECONS shall have a preference over the Trust Common Securities with regard to such distributions.

Pursuant to the Declaration, the Trust shall dissolve (i) on June 1, 2017, the expiration of the term of the Trust, (ii) upon the bankruptcy of the Company,
(iii) upon the filing of a certificate of dissolution or its equivalent with respect to the Company, the filing of a certificate of cancellation with respect to the Trust after obtaining the consent of the holders of at least a majority in liquidation amount of the Trust Securities voting together as a single class to file such certificate of cancellation, or the revocation of the charter of the Company and the expiration of 90 days after the date of revocation without a reinstatement thereof, (iv) upon the distribution of Convertible Debentures upon the occurrence of a Special Event, (v) upon the entry of a decree of a judicial dissolution of the Company or the Trust, (vi) upon the redemption of all the Trust Securities or (vii) upon the conversion of all outstanding TECONS pursuant to the Declaration.

DECLARATION EVENTS OF DEFAULT

The "events of default" under the Subordinated Indenture, insofar as they apply to the Convertible Debentures, have been modified, pursuant to the First Supplemental Indenture (as hereinafter defined), from those described in the accompanying Prospectus. The events of default, as so modified, applicable to the Convertible Debentures (the "Indenture Events of Default") are described in this Prospectus Supplement under "Description of the Convertible Debentures -- Indenture Events of Default." Any Indenture Event of Default under the Subordinated Indenture with respect to the Convertible Debentures constitutes an event of default under the Declaration with respect to the Trust Securities (a "Declaration Event of Default"); provided, that pursuant to the Declaration, the holder of the Trust Common Securities will be deemed to have waived any Declaration Event of Default with respect to the Trust Common Securities until all Declaration Events of Default with respect to the TECONS have been cured, waived or otherwise eliminated. Until such Declaration Events of Default with respect to the TECONS have been so cured, waived, or otherwise eliminated, the Property Trustee will be deemed to be acting solely on behalf of the holders of the TECONS and only the holders of the TECONS will have the right to direct the Property Trustee with respect to certain matters under the Declaration, and therefore the Subordinated Indenture. If the Property Trustee fails to enforce its rights under the Convertible Debentures, holders of TECONS, to the fullest extent permitted by law, may institute a legal proceeding against the Company to enforce the Property Trustee's rights under the Convertible Debentures. Notwithstanding the foregoing, if a Declaration Event of Default has occurred and is continuing and such event is attributable to the failure of the Company to pay interest or principal on the Convertible Debentures on the date such interest or principal is otherwise payable (or in the case of redemption, the redemption date), the Company acknowledges in the Subordinated Indenture that a holder of TECONS may institute a Direct Action for enforcement of payment to such holder directly of the principal of or interest on Convertible Debentures having an aggregate principal amount equal to the aggregate liquidation amount of the TECONS of such holder on or after the respective due date specified in the Convertible Debentures. In connection with such Direct Action, the Company will remain obligated to pay the principal or interest on such Convertible Debentures and will be subrogated to the rights of such holders of TECONS under the Declaration to the extent of any payment made by the Company to such holder of TECONS in such Direct Action. The holders of TECONS will not be able to exercise directly any other remedy available to the holders of the Convertible Debentures.

Upon the occurrence of a Declaration Event of Default, the Property Trustee as the sole holder of the Convertible Debentures will have the right under the Indenture to declare the principal of and interest on the Convertible Debentures to be immediately due and payable. The Company and the Trust are each required to file annually with the Property Trustee an officer's certificate as to its compliance with all conditions and covenants under the Declaration.

VOTING RIGHTS

Except as described herein, under the Trust Act, Trust Indenture Act and under "Description of Trust Preferred Securities Guarantee -- Modification of the Trust Preferred Securities Guarantee; Assignment" in the accompanying Prospectus, and as otherwise required by law and the Declaration, the holders of the TECONS will have no voting rights.

Subject to the requirement of each of the CNF Trustees' obtaining a tax opinion in certain circumstances set forth in the last sentence of the next paragraph, the holders of a majority in aggregate liquidation amount of the TECONS have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Property Trustee, or exercising any trust or power conferred upon the Property Trustee under the Declaration including the right to direct the Property Trustee, as holder of the Convertible Debentures, to (i) exercise the remedies available under the Subordinated Indenture with respect to the Convertible Debentures, (ii) waive any past Indenture Event of Default and its consequences that is waivable under the Subordinated Indenture, or
(iii) exercise any right to rescind or annul a declaration that the principal of all the Convertible Debentures shall be due and payable; provided, however, that if an Indenture Event of Default has occurred and is continuing, the holders of 25% of the aggregate liquidation amount of the TECONS then outstanding may direct the Property Trustee to declare the principal and interest of the Convertible Debentures immediately due and payable; and provided, further, that where a consent under the Subordinated Indenture would require the consent of (a) holders of Convertible Debentures representing a specified percentage greater than a majority in principal amount of the Convertible Debentures (a "Super-Majority") or (b) each holder of Convertible Debentures affected thereby, no such consent shall be given by the Property Trustee without the prior consent of, in the case of clause (a) above, holders of TECONS representing at least such specified percentage of the aggregate liquidation amount of the TECONS or, in the case of clause (b) above, each holder of TECONS affected thereby.

The Property Trustee shall notify all holders of the TECONS of any notice of default received from the Debt Trustee with respect to the Convertible Debentures. Except with respect to directing the time, method and place of conducting a proceeding for a remedy, the Property Trustee shall not take any of the actions described in clause (i), (ii) or (iii) above unless each of the CNF Trustees has obtained an opinion of nationally recognized tax counsel experienced in such matters to the effect that, as a result of such action, the Trust will not be classified as other than a grantor trust for U.S. federal income tax purposes and each holder will be treated as owning an undivided beneficial interest in the Convertible Debentures.

In the event the consent of the Property Trustee, as the holder of the Convertible Debentures, is required under the Subordinated Indenture with respect to any amendment, modification or termination of the Subordinated Indenture, the Property Trustee shall request the direction of the holders of the Trust Securities with respect to such amendment, modification or termination and shall vote with respect to such amendment, modification or termination as directed by a majority in liquidation amount of the Trust Securities voting together as a single class; provided, however, that where a consent under the Subordinated Indenture would require the consent of a Super-Majority, the Property Trustee may only give such consent at the direction of the holders of at least the proportion in liquidation amount of the Trust Securities which the relevant Super-Majority represents of the aggregate principal amount of the Convertible Debentures outstanding. The Property Trustee shall be under no obligation to take any such action in accordance with the directions of the holders of the Trust Securities unless each of the CNF Trustees has obtained an opinion of nationally recognized tax counsel experienced in such matters to the effect that for the purposes of United States federal income tax the Trust will not be classified as other than a grantor trust.

A waiver of an Indenture Event of Default will constitute a waiver of the corresponding Declaration Event of Default.

Any required approval or direction of holders of TECONS may be given at a separate meeting of holders of TECONS convened for such purpose, at a meeting of all of the holders of Trust Securities or pursuant to written consent. The Regular Trustees will cause a notice of any meeting at which holders of TECONS are entitled to vote, or of any matter upon which action by written consent of such holders is to be taken, to be mailed to each holder of record of TECONS. Each such notice will include a statement setting forth the following information: (i) the date of such meeting or the date by which such action is to be taken; (ii) a description of any resolution proposed for adoption at such meeting on which such holders are entitled to vote or of such matter upon which written consent is sought; and (iii) instructions for the delivery of proxies or consents. No vote or consent of the holders of TECONS will be required for the Trust to redeem and cancel TECONS or distribute Convertible Debentures in accordance with the Declaration.

Notwithstanding that holders of TECONS are entitled to vote or consent under any of the circumstances described above, any of the TECONS that are owned at such time by the Company or any entity directly or indirectly controlling or controlled by, or under common control with, the Company, shall not be entitled to vote or consent and shall, for purposes of such vote or consent, be treated as if such TECONS were not outstanding.

The procedures by which holders of TECONS in book-entry form may exercise their voting rights are described below. See "-- Book-Entry Only Issuance -- The Depository Trust Company" below.

Holders of the TECONS will have no rights to appoint or remove the CNF Trustees, who may be appointed, removed or replaced solely by the Company as the indirect or direct holder of all of the Trust Common Securities.

MODIFICATION OF THE DECLARATION

The Declaration may be modified and amended if approved by the Regular Trustees (and in certain circumstances the Property Trustee or the Delaware Trustee), provided that, if any proposed amendment provides for, or the Regular Trustees otherwise propose to effect, (i) any action that would adversely affect the powers, preferences or special rights of the Trust Securities, whether by way of amendment to the Declaration or otherwise or (ii) the dissolution, winding-up or termination of the Trust other than pursuant to the terms of the Declaration, then the holders of the Trust Securities voting together as a single class will be entitled to vote on such amendment or proposal and such amendment or proposal shall not be effective except with the approval of at least a majority in liquidation amount of the Trust Securities affected thereby, voting together as a single class; provided, that, if any amendment or proposal referred to in clause (i) above would adversely affect only the TECONS or the Trust Common Securities, then only the affected class will be entitled to vote on such amendment or proposal and such amendment or proposal shall not be effective except with the approval of a majority in liquidation amount of such class of Trust Securities.

Notwithstanding the foregoing, no amendment or modification may be made to the Declaration if such amendment or modification would (i) cause the Trust to be classified for purposes of U.S. federal income taxation as other than a grantor trust, (ii) reduce or otherwise adversely affect the powers of the Property Trustee in contravention of the Trust Indenture Act or (iii) cause the Trust to be deemed an "investment company" which is required to be registered under the 1940 Act.

PROPOSED TAX LEGISLATION

On February 6, 1997, as part of the Clinton Administration's Fiscal 1998 Budget Proposal, the Treasury Department proposed legislation (the "Proposed Legislation") which would, among other things, generally deny corporate issuers a deduction for interest in respect of certain debt obligations, such as the Convertible Debentures, if such debt obligations have a maximum term in excess of 15 years and are not shown as indebtedness on the issuer's consolidated balance sheet. In that regard, the Convertible Debentures have a maturity of less than fifteen years. The Proposed Legislation would also generally prevent corporations from deducting interest (including original issue discount) on convertible debt instruments until the taxable year in which such interest is paid in cash or other property (other than equity of the issuer or a related party or cash or other property the amount of which is determined by reference to the value of the equity of the issuer or a related party). The Proposed Legislation applies to debt obligations issued on or after the date of "first committee action." As of the date of this Prospectus

Supplement, the Proposed Legislation has not yet been introduced by any member of the 105th Congress. If the Proposed Legislation or other legislation is enacted by Congress and if it gives rise to a Tax Event, the Trust would be permitted to cause a redemption of the TECONS by causing a distribution of the Convertible Debentures or, in certain circumstances, by electing to redeem the Convertible Debentures. See "-- Special Event Distribution; Tax Event Redemption."

MERGERS, CONSOLIDATIONS OR AMALGAMATIONS

The Trust may not consolidate, amalgamate, merge with or into, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to, any corporation or other body, except as described below or as otherwise provided in the Declaration. The Trust may, with the consent of a majority of the Regular Trustees and without the consent of the holders of the Trust Securities, the Property Trustee or the Delaware Trustee, consolidate, amalgamate, merge with or into, or be replaced by a trust organized as such under the laws of any State of the United States; provided, that (i) if the Trust is not the survivor, such successor entity either (x) expressly assumes all of the obligations of the Trust under the Trust Securities or (y) substitutes for the TECONS other securities having substantially the same terms as the TECONS (the "Successor Securities"), so long as the Successor Securities rank the same as the TECONS rank with respect to Distributions and payments upon liquidation, redemption and otherwise, (ii) if the Trust is not the survivor, the Company expressly acknowledges or appoints a trustee of such successor entity possessing the same powers and duties as the Property Trustee as the holder of the Convertible Debentures, (iii) the TECONS or any Successor Securities are listed, or any Successor Securities will be listed upon notification of issuance, on any national securities exchange or with another organization on which the TECONS are then listed or quoted, (iv) such merger, consolidation, amalgamation or replacement does not cause the TECONS (including any Successor Securities) to be downgraded by any nationally recognized statistical rating organizations, (v) such merger, consolidation, amalgamation or replacement does not adversely affect the rights, preferences and privileges of the holders of the Trust Securities (including any Successor Securities) in any material respect (other than with respect to any dilution of the holders' interest in the new entity, if any), (vi) such successor entity has a purpose substantially identical to that of the Trust, (vii) prior to such merger, consolidation, amalgamation or replacement, the Company has received an opinion of a nationally recognized independent counsel to the Trust experienced in such matters to the effect that, (a) such merger, consolidation, amalgamation or replacement does not adversely affect the rights, preferences and privileges of the holders of the Trust Securities (including any Successor Securities) in any material respect (other than with respect to any dilution of the holders' interest in the new entity), (b) following such merger, consolidation, amalgamation or replacement, neither the Trust nor such successor entity, if any, will be required to register as an investment company under the 1940 Act, and (c) following such merger, consolidation, amalgamation or replacement, the Trust (or such successor entity) will be treated as a grantor trust for United States federal income tax purposes and (viii) if the Trust is not the survivor, the Company guarantees the obligations of such successor entity under the Successor Securities at least to the extent provided by the Guarantee and Company's guarantee of the Trust Common Securities. Notwithstanding the foregoing, the Trust shall not, except with the consent of holders of 100% in liquidation amount of the Trust Securities, consolidate, amalgamate, merge with or into, or be replaced by any other entity or permit any other entity to consolidate, amalgamate, merge with or into, or replace it, if such consolidation, amalgamation, merger or replacement would cause the Trust or such successor entity to be classified as other than a grantor trust for U.S. federal income tax purposes.

BOOK-ENTRY ONLY ISSUANCE -- THE DEPOSITORY TRUST COMPANY

The Depository Trust Company ("DTC") will act as securities depositary (the "Depository") for the TECONS. The TECONS will be issued only as fully registered securities registered in the name of Cede & Co. (DTC's nominee). One or more fully registered global TECONS certificates, representing the total aggregate number of TECONS, will be issued and will be deposited with DTC.

The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. Such laws may impair the ability to transfer or pledge beneficial interests in such global TECONS.

DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations ("Direct Participants"). DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National

Association of Securities Dealers, Inc. Access to the DTC system is also available to others, such as securities brokers and dealers, banks and trust companies that clear transactions through or maintain a direct or indirect custodial relationship with a Direct Participant either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the Securities and Exchange Commission. Purchases of TECONS within the DTC system must be made by or through Direct Participants, which will receive a credit for the TECONS on DTC's records. The ownership interest of each actual purchaser of each TECONS ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchases, but Beneficial Owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which the Beneficial Owners purchased TECONS. Transfers of ownership interests in the TECONS are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in the TECONS, except in the event that use of the book-entry system for the TECONS is discontinued or in certain other limited circumstances.

To facilitate subsequent transfers, all the TECONS deposited by Participants with DTC are registered in the name of DTC's nominee, Cede & Co. The deposit of TECONS with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the TECONS. DTC's records reflect only the identity of the Direct Participants to whose accounts such TECONS are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements that may be in effect from time to time.

Redemption notices shall be sent to Cede & Co. If less than all of the TECONS are being redeemed, DTC will reduce the amount of the interest of each Direct Participant in such TECONS in accordance with its procedures.

Although voting with respect to the TECONS is limited, in those cases where a vote is required, neither DTC nor Cede & Co. will itself consent or vote with respect to TECONS. Under its usual procedures, DTC would mail an Omnibus Proxy to the Trust as soon as possible after the record date. The Omnibus Proxy assigns the consenting or voting rights of Cede & Co. to those Direct Participants to whose accounts the TECONS are credited on the record date (identified in a listing attached to the Omnibus Proxy). The Company and the Trust believe that the arrangements among DTC, Direct and Indirect Participants, and Beneficial Owners will enable the Beneficial Owners to exercise rights equivalent in substance to the rights that can be directly exercised by a holder of a beneficial interest in the Trust.

Distribution payments on the TECONS will be made to DTC. DTC's practice is to credit Direct Participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payments on such payment date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in "street name," and such payments will be the responsibility of such Participant and not of DTC, the Trust or the Company, subject to any statutory or regulatory requirements to the contrary that may be in effect from time to time. Payment of distributions to DTC is the responsibility of the Trust, disbursement of such payments to Direct Participants is the responsibility of DTC, and disbursement of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.

Except as described herein, a Beneficial Owner in a global TECONS certificate will not be entitled to receive physical delivery of TECONS. Accordingly, each Beneficial Owner must rely on the procedures of DTC to exercise any rights under the TECONS.

DTC is under no obligation to provide services as Depository for the TECONS and may discontinue providing such services at any time. Neither the Company, the Trust, the Debt Trustee nor the CNF Trustees will have any responsibility for the performance by DTC or its Participants or Indirect Participants under the rules and procedures governing DTC. In the event that (i) DTC notifies the Trust that it is unwilling or unable to continue as a Depository for the global TECONS or if at any time DTC ceases to be a clearing agency registered as such under the Exchange Act and no successor Depository shall have been appointed within 90 days of such notification or of the Trust becoming aware of DTC's ceasing to be so registered, as the case may be, (ii) the Regular Trustees, in their sole discretion, execute and deliver to the Property Trustee an order to the effect that such global TECONS shall be so exchangeable, or (iii) a Declaration Event of Default has occurred and is continuing, certificates for the TECONS will be prepared and delivered in exchange for beneficial interests in the global TECONS. Any beneficial interest in global TECONS that is exchangeable pursuant to the preceding sentence shall be exchangeable for TECONS in definitive certificated form registered in such names as the Depository shall direct. It is expected that such instructions will be based upon directions received by the Depository from its Participants with respect to ownership of beneficial interests in such global TECONS.

The information in this section and elsewhere in this Prospectus Supplement concerning DTC and DTC's book-entry system has been obtained from sources that the Company and the Trust believe to be reliable, but neither the Company nor the Trust takes responsibility for the accuracy thereof.

INFORMATION CONCERNING THE PROPERTY TRUSTEE

The Property Trustee, prior to the occurrence of a default with respect to the Trust Securities and after the curing of any defaults that may have occurred, undertakes to perform only such duties as are specifically set forth in the Declaration and, after default, shall exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to such provisions, the Property Trustee is under no obligation to exercise any of the powers vested in it by the Declaration at the request of any holder of TECONS, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred thereby. The holders of TECONS will not be required to offer such indemnity in the event such holders, by exercising their voting rights, direct the Property Trustee to take any action it is empowered to take under the Declaration following a Declaration Event of Default. The Property Trustee also serves as trustee under the Guarantee and the Subordinated Indenture.

The Company may maintain banking and other commercial relationships with the Property Trustee and its affiliates in the ordinary course of business, and the Property Trustee may own Securities (as defined in the accompanying Prospectus).

CONVERSION AGENT AND PAYING AGENT

The Property Trustee will act as Conversion Agent. In addition, in the event that the TECONS do not remain in book-entry only form, the following provisions would apply:

The Property Trustee will act as initial paying agent and transfer agent and may designate additional or substitute paying agents and transfer agents at any time. Registration of transfers of TECONS will be effected without charge by or on behalf of the Trust, but upon payment (with the giving of such indemnity as the Regular Trustees, the Property Trustee or the Company may require) in respect of any tax or other government charges that may be imposed in relation thereto. The Trust will not be required to register the transfer of or exchange TECONS during the period beginning at the opening of business 15 days before any selection of TECONS to be redeemed and ending at the close of business on the day of that selection or register the transfer of or exchange any TECONS, or portion thereof, called for redemption, except the unredeemed portion of any TECONS being redeemed in part. In addition, with respect to TECONS not held in book-entry form, holders will be required to surrender certificates evidencing the TECONS in order to receive payment due upon redemption or at maturity and in order to convert the TECONS.

GOVERNING LAW

The Declaration and the TECONS will be governed by, and construed in accordance with, the internal laws of the State of Delaware.

MISCELLANEOUS

The Regular Trustees are authorized and directed to conduct the affairs of and to operate the Trust in such a way so that the Trust will not be required to register as an "investment company" under the 1940 Act or characterized as other than a grantor trust for U.S. federal income tax purposes and so that the Convertible Debentures will be treated as indebtedness of the Company for U.S. federal income tax purposes. In this connection, the Company and the Regular Trustees are authorized to take any action, not inconsistent with applicable law or the Declaration, that each of the Company and the Regular Trustees determine in their discretion to be necessary or desirable to achieve such end, as long as such action does not adversely affect the interests of the holders of TECONS.

Holders of the TECONS, as such, have no preemptive or similar rights.

                          DESCRIPTION OF THE GUARANTEE

Pursuant to the Guarantee, the Company will irrevocably and unconditionally agree, to the extent set forth therein, to pay in full, to the holders of the TECONS issued by the Trust, the Guarantee Payments as defined in the accompanying Prospectus (except to the extent paid by the Trust), as and when due, regardless of any defense, right of set-off or counterclaim which the Trust may have or assert. The Company's obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by the Company to the holders of TECONS or by causing the Trust to pay such amounts to such holders. The Guarantee will be qualified as an indenture under the Trust Indenture Act. The Property Trustee will act as indenture trustee under the Guarantee (the "Guarantee Trustee"). The terms of the Guarantee will be those set forth in such Guarantee and those made part of such Guarantee by the Trust Indenture Act. The Guarantee will be held by the Guarantee Trustee for the benefit of the holders of the TECONS. A more detailed summary of the Guarantee appears in the accompanying Prospectus under the caption "Description of Trust Preferred Securities Guarantee."

In the Guarantee, the Company will covenant that, so long as any TECONS remains outstanding, if there shall have occurred and be continuing any event of default under the Guarantee or any Declaration Event of Default, then (a) the Company shall not declare or pay dividends on, or make distributions with respect to, or redeem, purchase or acquire, or make a liquidation payment with respect to, any of its capital stock (other than (A) (i) purchases or acquisitions of shares of the Company's capital stock (or capital stock equivalents) in connection with the satisfaction by the Company of its obligations under any officers, directors or employee benefit plans (or any options or other instruments issued thereunder) or the satisfaction by the Company of its obligations pursuant to any contract or security requiring the Company to purchase shares of the Company's capital stock (or capital stock equivalents), (ii) purchases of shares of the Company's capital stock (or capital stock equivalents) from officers, directors or employees of the Company or its subsidiaries pursuant to employment agreements or upon termination of employment or retirement, (iii) as a result of a reclassification, combination or subdivision of the Company's capital stock or the exchange or conversion of one class or series of the Company's capital stock for another class or series of the Company's capital stock, (iv) dividends or distributions of shares of common stock on common stock, (v) the purchase of fractional interests in shares of the Company's capital stock pursuant to the conversion or exchange provisions of such capital stock or any security being converted or exchanged into such capital stock, (vi) dividends or distributions on, or redemptions, purchases or acquisitions of, or liquidation payments with respect to, the Series B Preferred Stock (the Series B Preferred Stock is held by the TASP, an employee benefit plan, and dividends on such shares (which are deductible by the Company for federal income tax purposes) are applied by the TASP to pay interest on borrowings made to acquire the Series B Preferred Stock), (vii) purchases or other acquisitions of common stock in connection with a dividend reinvestment or other similar plan, or (viii) any dividend or distribution of capital stock (or capital stock equivalents) in connection with the implementation of a stockholders rights plan, or the issuance of stock under any such plan in the future, or the redemption or repurchase of any such rights pursuant thereto, or (B) guarantee payments made with respect to any of the foregoing), (b) the Company shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities issued by the Company which rank pari passu with or junior to the Convertible Debentures and (c) the Company shall not make any guarantee payments with respect to the foregoing (other than pursuant to the Guarantee or the Company's guarantee of the Trust Common Securities).

                   DESCRIPTION OF THE CONVERTIBLE DEBENTURES

Set forth below is a description of the specific terms of the Convertible Debentures in which the Trust will invest the proceeds from the issuance and sale of the Trust Securities. This description supplements and, to the extent inconsistent therewith, replaces the description of the general terms and provisions of the Convertible Debentures set forth in the accompanying Prospectus under the caption "Description of Debt Securities." In particular, the Indenture Events of Default applicable to the Convertible Debentures set forth herein supersede and replace, insofar as is applicable to the Convertible Debentures, the Events of Default set forth in the accompanying Prospectus. The following summary of certain provisions of the subordinated indenture (the "Base Indenture"), between the Company and The First National Bank of Chicago, as Trustee (the "Debt Trustee"), as supplemented by the first supplemental indenture thereto (the "First Supplemental Indenture" and, together with the Base Indenture, the "Subordinated Indenture"), and the Convertible Debentures does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of the Subordinated Indenture and the Debt Securities (which provisions, including defined terms, are incorporated herein by reference) and the Trust Indenture Act. A copy of the form of Subordinated Indenture and the form of Convertible Debenture has been or will be filed or incorporated by reference as an exhibit to the Registration Statement of which the accompanying Prospectus is a part. See "Available Information" in the accompanying Prospectus. Certain capitalized terms used herein are defined in the Subordinated Indenture.

Under certain circumstances involving the dissolution of the Trust following the occurrence of a Special Event, Convertible Debentures may be distributed to the holders of the Trust Securities in liquidation of the Trust. See "Description of the TECONS-- Special Event Distribution; Tax Event Redemption."

If the Convertible Debentures are distributed to the holders of the TECONS, the Company will use its reasonable best efforts to have the Convertible Debentures listed on the New York Stock Exchange or on such other national securities exchange or similar organization on which the TECONS are then listed or quoted.

GENERAL

The Convertible Debentures will be issued as unsecured debt under the Subordinated Indenture. The Convertible Debentures will be limited in aggregate principal amount to approximately $113,402,100 (or $128,866,000 if the Underwriters' over-allotment option is exercised in full) such amount being the sum of the aggregate stated liquidation of the TECONS and the capital contributed by the Company in exchange for the Trust Common Securities (the "Company Payment").

The Convertible Debentures are not subject to a sinking fund provision or to defeasance or covenant defeasance. The entire principal amount of the Convertible Debentures will mature and become due and payable, together with any accrued and unpaid interest thereon including, to the extent permitted by law, Compound Interest (as defined herein) and Additional Interest (as defined herein), if any, on June 1, 2012.

If Convertible Debentures are distributed to holders of TECONS in liquidation of such holders' interests in the Trust, such Convertible Debentures will initially be issued as a Global Security (as defined herein). As described herein, under certain limited circumstances, Convertible Debentures may be issued in certificated form in exchange for a Global Security. See "-- Book-Entry and Settlement" below. In the event that Convertible Debentures are issued in certificated form, such Convertible Debentures will be in denominations of $50 and integral multiples thereof and may be transferred or exchanged at the offices described below. Payments on Convertible Debentures issued as a Global Security will be made to DTC, a successor Depository or, in the event that no depositary is used, to a paying agent for the Convertible Debentures. In the event Convertible Debentures are issued in certificated form, principal and interest will be payable, the transfer of the Convertible Debentures will be registrable and Convertible Debentures will be exchangeable for Convertible Debentures of other denominations of a like aggregate principal amount at the office or agency maintained by the Company for that purpose from time to time in New York, New York; provided, that payment of interest may be made at the option of the Company by check mailed to the address of the holder entitled thereto or by wire transfer to an account in the United States appropriately designated by the holder entitled thereto prior to the record date for the corresponding interest payment date. Notwithstanding the foregoing, so long as the holder of any Convertible Debentures is the Property Trustee, the payment of principal and interest on the Convertible Debentures held by the Property Trustee will be made at such place and to such account in the United States as may be designated by the Property Trustee.

SUBORDINATION

The Subordinated Indenture provides that the Convertible Debentures are subordinated in right of payment to all present and future Senior Indebtedness (as defined in the accompanying Prospectus under "Description of Debt Securities -- Subordination of Subordinated Debt Securities") of the Company. No payment of principal of, or premium, if any, or interest on the Convertible Debentures may be made if there shall have occurred and be continuing (i) a default in the payment when due of principal of, premium, if any, sinking funds, if any, or interest, if any, on any Senior Indebtedness of the Company and any applicable grace period with respect to such default shall have ended without such default having been cured or waived or ceasing to exist or (ii) an event of default with respect to any Senior Indebtedness of the Company resulting in the acceleration of the maturity thereof without such acceleration having been rescinded or annulled. See "Risk Factors -- Risk Relating to an Investment in the TECONS -- Ranking of Subordinate Obligations Under the Guarantee and Convertible Debentures" for information as to the amount of Senior Indebtedness outstanding as of a recent date. Upon any distribution of assets of the Company upon any dissolution, winding-up, liquidation or reorganization of the Company, all Senior Indebtedness shall first be paid in full, or such payment shall be provided for, before any payment on account of the principal of, or premium, if any, or interest on the Convertible Debentures is made. See "Description of Debt Securities -- Subordination of Subordinated Debt Securities" in the accompanying Prospectus for further information regarding the subordination provisions applicable to the Convertible Debentures.

The Subordinated Indenture does not limit the aggregate amount of Senior Indebtedness that may be issued by the Company or the aggregate amount of liabilities that may be incurred by the Company's subsidiaries. In that regard, Senior Indebtedness may include debt securities, indebtedness and other obligations that constitute "Senior Indebtedness" for purposes of (and which are therefore senior in right of payment to) the Convertible Debentures but which are subordinate in right of payment to certain other indebtedness and obligations of the Company. See "Description of Debt Securities -- Subordination of Subordinated Debt Securities" in the accompanying Prospectus.

REDEMPTION AT THE OPTION OF THE COMPANY

The Company shall have the right to redeem the Convertible Debentures, in whole or in part, from time to time, on or after June 1, 2000, upon not less than 30 nor more than 60 days notice, at the following prices (expressed as percentages of the principal amount of the Convertible Debentures) together (except as provided below) with accrued and unpaid interest, including, to the extent permitted by applicable law, Compound Interest (as defined herein) to, but excluding, the redemption date, if redeemed during the 12-month period beginning June 1:

     ===========================================================================
                                                                      REDEMPTION
     YEAR                                                                  PRICE
     ----                                                             ----------
     2000............................................................  103.125%
     2001............................................................  102.500
     2002............................................................  101.875
     2003............................................................  101.250
     2004............................................................  100.625

and 100% if redeemed on or after June 1, 2005.

If Convertible Debentures are redeemed on any June 1, September 1, December 1, or March 1, accrued and unpaid interest shall be payable to holders of record on the relevant record date.

The Company shall also have the right to redeem the Convertible Debentures in certain circumstances upon the occurrence of a Tax Event as described under "Description of the TECONS -- Special Event Distribution; Tax Event Redemption," and any such redemption shall be at 100% of the principal amount thereof together with accrued and unpaid interest (including, to the extent permitted by law, Compound Interest) to the redemption date.

So long as the corresponding TECONS are outstanding, the proceeds from the redemption of any of the Convertible Debentures will be used to redeem Trust Securities.

The Company may not redeem any Convertible Debentures unless all accrued and unpaid interest thereon, including (to the extent permitted by applicable law) Compound Interest, has been or is contemporaneously paid (or duly provided for) for all quarterly interest payment periods terminating on or prior to the date of notice of redemption.

If a partial redemption of the TECONS resulting from a partial redemption of the Convertible Debentures would result in the delisting of the TECONS from any national securities exchange on which the TECONS are then listed, the Company may only redeem the Convertible Debentures in whole.

INTEREST

Each Convertible Debenture shall bear interest at the rate of 5% per annum from the first date of issuance, payable quarterly in arrears on June 1, September 1, December 1 and March 1 of each year (each an "Interest Payment Date"), commencing September 1, 1997, to the person in whose name such Convertible Debenture is registered, subject to certain exceptions, at the close of business on the Business Day next preceding such Interest Payment Date. In the event the Convertible Debentures or the TECONS shall not continue to remain in book-entry only form, the Company shall have the right to select record dates, which shall be at least one Business Day prior to the Interest Payment Date.

The amount of interest payable for any period will be computed on the basis of a 360-day year of twelve 30-day months and, for any period of less than a full calendar month, the actual number of days elapsed in such 30-day month. In the event that any date on which interest is payable on the Convertible Debentures is not a Business Day, then payment of the interest payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day is in the next succeeding calendar year, then such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date.

PROPOSED TAX LEGISLATION

Please refer to discussion above under the heading "Description of the TECONS -- Proposed Tax Legislation."

OPTION TO EXTEND INTEREST PAYMENT PERIOD

So long as the Company shall not be in default in the payment of interest on the Convertible Debentures, the Company has the right at any time and from time to time, during the term of the Convertible Debentures, to defer payments of interest for successive periods not exceeding 20 consecutive quarters for each Extension Period. At the end of each Extension Period, the Company shall pay all interest then accrued and unpaid (including, to the extent permitted by applicable law, any Additional Interest, as herein defined), together with interest thereon compounded quarterly at the rate specified for the Convertible Debentures to the extent permitted by applicable law ("Compound Interest"); provided, that during any Extension Period, (a) the Company shall not declare or pay dividends on, make any distribution with respect to, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its capital stock (other than (A)(i) purchases or acquisitions of shares of the Company's capital stock (or capital stock equivalents) in connection with the satisfaction by the Company of its obligations under any officers, directors or employee benefit plans (or any options or other instruments issued thereunder) or the satisfaction by the Company of its obligations pursuant to any contract or security requiring the Company to purchase shares of the Company's capital stock (or capital stock equivalents), (ii) purchases of shares of the Company's capital stock (or capital stock equivalents) from officers, directors or employees of the Company or its subsidiaries pursuant to employment agreements or upon termination of employment or retirement, (iii) as a result of a reclassification, combination or subdivision of the Company's capital stock or the exchange or conversion of one class or series of the Company's capital stock for another class or series of the Company's capital stock, (iv) dividends or distributions of shares of common stock on common stock, (v) the purchase of fractional interests in shares of the Company's capital stock pursuant to the conversion or exchange provisions of such capital stock or any security being converted or exchanged into such capital stock, (vi) dividends or distributions on, or redemptions, purchases or acquisitions of, or liquidation payments with respect to, the Series B Preferred Stock (the Series B Preferred Stock is held by the TASP, an employee benefit plan, and dividends on such shares (which are deductible by the Company for federal income tax purposes) are applied by the TASP to pay interest on borrowings made to acquire the Series B Preferred Stock), (vii) purchases or other acquisitions of common stock in connection with a dividend reinvestment or other similar plan, or
(viii) any dividend or distribution of capital stock (or capital stock equivalents) in connection with the implementation of a stockholders' rights plan, or the issuance of stock under any such plan in the future, or the redemption or repurchase of any such rights pursuant thereto, or (B) guarantee payments made with respect to any of the foregoing), (b) the Company shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities issued by the Company that rank pari passu with or junior to the Convertible Debentures and (c) the Company shall not make any guarantee payments with respect to the foregoing (other than pursuant to the Guarantee or the Company's guarantee of the Trust Common Securities). Prior to the termination of any such Extension Period of less than 20 consecutive quarters, the Company may further defer payments of interest by extending the interest payment period; provided, however, that, such Extension Period, including all such previous and further extensions, may not exceed 20 consecutive quarters or extend beyond the maturity of the Convertible Debentures or end other than on an interest payment date. Upon the termination of any Extension Period and the payment of all amounts then due on the Convertible Debentures, the Company may commence a new Extension Period, subject to the terms set forth in this section. No interest shall be due or payable on the Convertible Debentures during an Extension Period, except at the end thereof. The Company has no present intention of exercising its right to defer payments of interest by extending the interest payment period on the Convertible Debentures. If the Property Trustee shall be the sole holder of the Convertible Debentures, the Company shall give the Regular Trustees and the Property Trustee notice of its selection of such Extension Period one Business Day prior to the earlier of (i) the next succeeding date Distributions on the TECONS are payable and (ii) the date the Regular Trustees are required to give notice to the New York Stock Exchange (or other applicable self-regulatory organization) or to holders of the TECONS of the record date or the date such Distribution is payable. The Regular Trustees shall give notice of the Company's selection of such Extension Period to the holders of the TECONS. If the Property Trustee shall not be the sole holder of the Convertible Debentures, the Company shall give the holders of the Convertible Debentures notice of its selection of such Extension Period ten Business Days prior to the earlier of (i) the next succeeding Interest Payment Date or (ii) the date upon which the Company is required to give notice to the New York Stock Exchange (or other applicable self-regulatory organization) or to holders of the Convertible Debentures of the record or payment date of such related interest payment. See "Risk Factors -- Option to Extend Interest Payment Period."

CONVERSION OF THE CONVERTIBLE DEBENTURES

The Convertible Debentures are convertible into CNF Common Stock at the option of the holders of the Convertible Debentures at any time prior to the close of business on June 1, 2012 (or, in the case of Convertible Debentures called for redemption, the close of business on the Business Day prior to the Redemption
Date) at the Initial Conversion Price subject to the conversion price adjustments described under "Description of the TECONS -- Conversion Rights." The Trust has agreed not to convert

Convertible Debentures held by it except pursuant to a notice of conversion delivered to the Conversion Agent by a holder of TECONS or Trust Common Securities. Upon surrender of a TECONS to the Conversion Agent for conversion, the Trust will distribute Convertible Debentures to the Conversion Agent on behalf of the holder of the TECONS so converted, whereupon the Conversion Agent will convert such Convertible Debentures to CNF Common Stock on behalf of such holder. The Company's delivery to the holders of the Convertible Debentures (through the Conversion Agent) of the fixed number of shares of CNF Common Stock into which the Convertible Debentures are convertible (together with the cash payment, if any, in lieu of fractional shares) will be deemed to satisfy the obligation of the Company to pay the principal amount of the Convertible Debentures so converted, and the accrued and unpaid interest thereon attributable to the period from the last date to which interest has been paid or duly provided for; provided, however, that if any Convertible Debenture is surrendered for conversion after the close of business on a record date for payment of interest and before the opening of business on the corresponding interest payment date (other than a Convertible Debenture or portion thereof called for redemption on a redemption date occurring after such record date and prior to such interest payment date), the interest payable on such interest payment date with respect to such Convertible Debenture shall be paid to the Trust (which will distribute such interest to the holder of the applicable Trust Securities at the close of business on such record date) or other person in whose name such Convertible Debentures are registered at the close of business on such record date, as the case may be, despite such conversion, and (other than a Convertible Debenture or a portion thereof called for redemption on a redemption date occurring after such record date and on or prior to such interest payment date) when so surrendered for conversion, the Convertible Debenture must be accompanied by payment of an amount equal to the interest payable on such interest payment date.

ADDITIONAL INTEREST

If at any time when the Property Trustee is the sole holder of the Convertible Debentures, the Trust shall be required to pay any taxes, duties, assessments or governmental charges of whatever nature (other than withholding taxes) imposed by the U.S., or any other taxing authority, then, in any such case, the Company will pay as additional interest ("Additional Interest") on the Convertible Debentures, to the extent permitted by applicable law, such additional amounts as shall be required so that the net amounts received and retained by the Trust after paying any such taxes, duties, assessments or other governmental charges will not be less than the amounts the Trust would have received had no such taxes, duties, assessments or other governmental charges been imposed.

INDENTURE EVENTS OF DEFAULT

If any Indenture Event of Default shall occur and be continuing, the Property Trustee, as the holder of the Convertible Debentures, will have the right to declare the principal of and the interest on the Convertible Debentures (including, to the extent permitted by law, any Compound Interest and Additional Interest, if any) to be forthwith due and payable. The Subordinated Indenture provides that any of the following described events (each, an "Indenture Event of Default"), which has occurred and is continuing, constitutes an "event of default" with respect to the Convertible Debentures:
(i) default for 30 days in payment of any interest on any Convertible Debentures, including any Additional Interest and Compound Interest, if any, in respect thereof, provided that a valid extension of an interest payment period will not constitute a default in the payment of interest (including any Additional Interest and Compound Interest, if any) for this purpose; or (ii) default in payment of principal of or premium, if any, on any Convertible Debenture when due upon maturity, redemption or otherwise; or (iii) default by the Company in the performance, or breach, of any other covenant or warranty in the Subordinated Indenture (other than a covenant or warranty included therein solely for the benefit of a series of Subordinated Debt Securities other than the Convertible Debentures) which shall not have been remedied for a period after 90 days after written notice to the Company by the Debt Trustee or the holders of not less than 25% in aggregate principal amount of the Convertible Debentures then outstanding; or (iv) failure by the Company to deliver shares of CNF Common Stock upon an election by a holder of Convertible Debentures to convert such Convertible Debentures; or (v) the dissolution, winding up or termination of the Trust, except in connection with the distribution of Convertible Debentures to the holders of Trust Securities in liquidation of the Trust upon the occurrence of a Special Event, upon the redemption of all outstanding TECONS, upon the conversion of all outstanding TECONS or in connection with certain mergers, consolidations or amalgamations permitted by the Declaration; or (vi) certain events of bankruptcy, insolvency or reorganization of the Company. The only Indenture Events of Default applicable to the Convertible Debenture are those set forth above, which supersede and replace, insofar as is applicable to the Convertible Debentures, the Events of Default set forth in the accompanying Prospectus under "Description of Debt Securities -- Events of Default." An Indenture Event of Default also constitutes a Declaration Event of Default. The holders of TECONS in certain circumstances have the right to direct the Property Trustee to exercise its rights as the holder of the Convertible Debentures. See "Description of the TECONS-- Declaration Events of Default" and "-- Voting Rights." Notwithstanding the foregoing, if a Declaration Event of

Default has occurred and is continuing and such event is attributable to the failure of the Company to pay interest or principal on the Convertible Debentures on the date such interest or principal is otherwise payable (or in the case of redemption, the redemption date), a holder of TECONS may institute a Direct Action for payment on or after the respective due date specified in the Convertible Debentures. Notwithstanding any payments made to such holder of TECONS by the Company in connection with a Direct Action, the Company shall remain obligated to pay the principal of or interest on the Convertible Debentures held by the Trust or the Property Trustee of the Trust, and the Company shall be subrogated to the rights of the holder of such TECONS with respect to payments on the TECONS to the extent of any payments made by the Company to such holder in any Direct Action. The holders of TECONS will not be able to exercise directly any other remedy available to the holders of the Convertible Debentures.

BOOK-ENTRY AND SETTLEMENT

If distributed to holders of TECONS in connection with the involuntary or voluntary dissolution, winding-up or liquidation of the Trust as a result of the occurrence of a Special Event, the Convertible Debentures will (except under the limited circumstances described below) be issued in the form of one or more global certificates (each, a "Global Security") registered in the name of the Depository or its nominee. Except under the limited circumstances described below, Convertible Debentures represented by the Global Security will not be exchangeable for, and will not otherwise be issuable as, Convertible Debentures in definitive form. The Global Securities may not be transferred except by the Depository to a nominee of the Depository or by a nominee of the Depository to the Depository or another nominee of the Depository or to a successor Depository or its nominee.

The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to transfer or pledge beneficial interests in such a Global Security.

Except as provided below, owners of beneficial interests in such a Global Security will not be entitled to receive physical delivery of Convertible Debentures in definitive form and will not be considered the holders (as defined in the Subordinated Indenture) thereof for any purpose under the Subordinated Indenture and no Global Security representing Convertible Debentures shall be exchangeable, except for another Global Security of like denomination and tenor to be registered in the name of the Depository or its nominee or a successor Depository or its nominee. Accordingly, each Beneficial Owner must rely on the procedures of the Depository or if such person is not a Participant, on the procedures of the Participant or Indirect Participant through which such person owns its interest to exercise any rights of a holder under the Subordinated Indenture.

THE DEPOSITORY

If Convertible Debentures are distributed to holders of TECONS in liquidation of such holders' interests in the Trust, DTC will act as Depository for the Convertible Debentures. For a description of DTC and the specific terms of the depository arrangements, see "Description of the TECONS -- Book-Entry Only Issuance -- The Depository Trust Company." As of the date of this Prospectus Supplement, the description therein of DTC's book-entry system and DTC's practices as they relate to purchases, transfers, notices and payments with respect to the TECONS apply in all material respects to any debt obligations represented by one or more Global Securities. The Company may appoint a successor to DTC or any successor Depository in the event DTC or such successor Depository is unable or unwilling to continue as a Depository for the Global Securities.

None of the Company, the Trust, the Property Trustee, the Debt Trustee, any paying agent, any transfer agent or any other agent of the Company or the Debt Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Security for such Convertible Debentures or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

DISCONTINUANCE OF THE DEPOSITORY'S SERVICES

DTC is under no obligation to provide services as Depository for the Global Security and may discontinue providing such services at any time. Neither the Company, the Trust, the Debt Trustee nor the CNF Trustees will have any responsibility for the performance by DTC or its Participants or Indirect Participants under the rules and procedures governing DTC. In the event that
(i) DTC notifies the Company that it is unwilling or unable to continue as a Depository for the Global Security or if at any time DTC ceases to be a clearing agency registered as such under the Exchange Act, and no successor Depository shall have been appointed within 90 days of such notification or of the Company becoming aware of DTC's ceasing to be so registered, as the case may be, (ii) the Company, in its sole discretion, executes and delivers to the Debt Trustee a Company order to the effect that such Global Security shall be so exchangeable, or (iii) an Indenture Event of Default has occurred and is continuing with respect to the Convertible Debentures, certificates for the Convertible Debentures will be prepared and delivered in exchange for beneficial interests in the Global Security. Any Global Security that is exchangeable pursuant to the preceding sentence shall be exchangeable for Convertible Debentures registered in such names as the Depositary shall direct. It is expected that such instructions will be based upon directions received by the Depositary from its Participants with respect to ownership of beneficial interests in such Global Security.

GOVERNING LAW

The Subordinated Indenture and the Convertible Debentures will be governed by, and construed in accordance with, the internal laws of the State of New York.

MISCELLANEOUS

The Subordinated Indenture will provide that the Company will pay all fees and expenses related to (i) the offering of the Trust Securities and the Convertible Debentures, (ii) the organization, maintenance and dissolution of the Trust, (iii) the retention of the Company Trustees and (iv) the enforcement by the Property Trustee of the rights of the holders of the TECONS.

                  EFFECT OF OBLIGATIONS UNDER THE CONVERTIBLE
                          DEBENTURES AND THE GUARANTEE

As set forth in the Declaration, the sole purpose of the Trust is to issue the Trust Securities evidencing undivided beneficial interests in the assets of the Trust, and to invest the proceeds from such issuance and sale in the Convertible Debentures and to engage in such other activities as are necessary, convenient or incidental thereto.

As long as payments of interest and other payments are made when due on the Convertible Debentures, such payments will be sufficient to cover Distributions and other payments due on the Trust Securities because of the following factors: (i) the aggregate principal amount of Convertible Debentures will be equal to the aggregate stated liquidation amount of the Trust Securities;
(ii) the interest rate and the interest and other payment dates on the Convertible Debentures will match the Distribution rate and Distribution and other payment dates for the TECONS; (iii) the Subordinated Indenture provides that the Company shall pay, and the Trust shall not be obligated to pay, directly or indirectly, any costs, expenses, debt, and obligations of the Trust (other than with respect to the Trust Securities); and (iv) the Declaration provides that the CNF Trustees shall not cause or permit the Trust to, among other things, engage in any activity that is not consistent with the purposes of the Trust.

Payments of Distributions (to the extent funds therefor are available) and other payments due on the TECONS (to the extent funds therefor are available) are guaranteed by the Company as and to the extent set forth under "Description of Trust Preferred Securities Guarantee" in the accompanying Prospectus. If the Company does not make interest payments on the Convertible Debentures purchased by the Trust, it is expected that the Trust will not have sufficient funds to pay Distributions on the TECONS. The Guarantee is a guarantee on a subordinated basis with respect to the TECONS issued by the Trust from the time of its issuance but does not apply to any payment of Distributions unless and until the Trust has sufficient funds for the payment of such Distributions. The Guarantee covers the payment of Distribution and other payments on the TECONS only if and to the extent that the Company has made a payment of interest or principal on the Convertible Debentures held by the Trust as its sole asset. The Guarantee, when taken together with the Company's obligations under the Convertible Debentures, the Subordinated Indenture and the Declaration, including its obligations to pay costs, expenses, debts and liabilities of the Trust (other than with respect to the Trust Securities), provides a full and unconditional guarantee, on a subordinated basis, of amounts due on the TECONS.

If the Company fails to make interest or other payments on the Convertible Debentures when due (taking account of any Extension Period), the Declaration provides a mechanism whereby a holder of the TECONS, using the procedures described in "Description of the TECONS -- Voting Rights" and "-- Book-Entry Only Issuance -- The Depository Trust Company" may direct the Property Trustee to enforce its rights under the Convertible Debentures. Notwithstanding the foregoing, in such circumstances, a holder of TECONS may institute a Direct Action for payment on or after the respective due dates specified in the Convertible Debentures. In connection with such Direct Action, the Company will remain obligated to pay the principal or interest on the Convertible Debentures and will be subrogated to the rights of such holder of TECONS under the Declaration to the extent of any payment made by the Company to such holder of TECONS in such Direct Action. The Company, under the Guarantee, acknowledges that the Guarantee Trustee shall enforce the Guarantee on behalf of the holders of the TECONS. If the Company fails to make payments under the Guarantee, the Guarantee provides a mechanism whereby the holders of the TECONS may direct the Guarantee Trustee to enforce its rights thereunder. If the Guarantee Trustee fails to enforce the Guarantee, any holder of TECONS may institute a legal proceeding directly against the Company to enforce the Guarantee Trustee's rights under the Guarantee without first instituting a legal proceeding against the Trust, the Guarantee Trustee, or any other person or entity.

                        CERTAIN FEDERAL TAX CONSEQUENCES

In the opinion of Brown & Wood llp, special counsel to the Company and the Trust, the following are the material United States federal income tax consequences of the ownership and disposition of TECONS. Unless otherwise stated, this summary deals only with TECONS held as capital assets by holders who acquire the TECONS upon original issuance at the price indicated on the cover of this Prospectus Supplement. It does not deal with special classes of holders, such as dealers in securities or currencies, life insurance companies, persons holding TECONS as part of a straddle or as part of a hedging or conversion transaction, or persons whose functional currency is not the United States dollar. This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations thereunder and administrative and judicial interpretations thereof as of the date hereof, all of which are subject to change (possibly on a retroactive basis).

INVESTORS ARE ADVISED TO CONSULT THEIR TAX ADVISORS AS TO THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE OWNERSHIP AND DISPOSITION OF TECONS IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES, AS WELL AS THE EFFECT OF ANY STATE, LOCAL OR OTHER TAX LAWS.

CLASSIFICATION OF THE CONVERTIBLE DEBENTURES

The Company intends to take the position that the Convertible Debentures will be classified for United States federal income tax purposes as indebtedness under current law. The Company, the Trust and the holders of the TECONS (by acceptance of a beneficial interest in a TECONS) will agree to treat the Convertible Debentures as indebtedness of the Company and the TECONS as evidences of a beneficial ownership interest in the Convertible Debentures for all United States federal income tax purposes. No assurance can be given, however, that such position of the Company will not be challenged by the Internal Revenue Service ("IRS") or, if challenged, that such challenge will not be successful. The remainder of this discussion assumes that the Convertible Debentures will be classified for United States federal income tax purposes as indebtedness of the Company. No portion of the amounts received on the TECONS will be eligible for the dividends-received deduction.

CLASSIFICATION OF THE TRUST

In connection with the issuance of the TECONS, Brown & Wood llp, special counsel to the Company and the Trust, will render its opinion generally to the effect that, assuming full compliance with the terms of the Declaration and the Subordinated Indenture (and certain other documents), and based on certain facts and assumptions contained in such opinion, the Trust will be classified for United States federal income tax purposes as a grantor trust and not as an association taxable as a corporation. Accordingly, each holder of TECONS will be considered the owner of a pro rata portion of the Convertible Debentures held by the Trust and will be required to include in gross income its pro rata share of income accrued on the Convertible Debentures.

ACCRUAL OF ORIGINAL ISSUE DISCOUNT

Because the Company has the right to extend the interest payment period of the Convertible Debentures, the Convertible Debentures will be considered to have been issued with "original issue discount" ("OID") in an amount equal to the difference between the issue price of the Convertible Debentures and their stated redemption price at maturity. Accordingly, each holder of TECONS, including a taxpayer who otherwise uses the cash method of accounting, will be required to include its pro rata share of original issue discount on the Convertible Debentures in income as it accrues, in accordance with a constant yield method based on a compounding of interest, before the receipt of cash distributions on the TECONS. Generally, all of a holder's taxable interest income with respect to the Convertible Debentures will be accounted for as "original issue discount" and actual distributions of stated interest will not be separately reported as taxable income. So long as the interest payment period is not extended, cash distributions received by a holder for any quarterly interest period (assuming no disposition prior to the record date for such distribution) will generally equal the sum of the daily accruals of income for such quarterly interest period.

A holder's initial tax basis for its pro rata share of the Convertible Debentures will be equal to its pro rata share of their purchase price, and will be increased by original issue discount accrued with respect to its pro rata share of the Convertible Debentures, and reduced by the amount of cash distributions with respect thereto.

POTENTIAL EXTENSION OF PAYMENT PERIOD ON THE CONVERTIBLE DEBENTURES

Holders of TECONS will continue to accrue original issue discount with respect to their pro rata share of the Convertible Debentures during an extended interest payment period. A holder who disposes of the TECONS during an extended interest period may suffer a loss because the market price will likely fall if the Company exercises its option to defer payments of interest on the Convertible Debentures. See "-- Disposition of the TECONS" below. Furthermore, the market value of the TECONS may not reflect the accumulated distributions that will be paid at the end of the extended interest period, and a holder who sells the TECONS during the extended interest period will not receive from the Company any cash related to the interest income the holder accrued and included in its taxable income under the OID rule (because that cash will be paid to the holder of record at the end of the extended interest period).

DISTRIBUTION OF CONVERTIBLE DEBENTURES TO HOLDERS OF TECONS

Under current law, a distribution by the Trust of the Convertible Debentures as described under the caption "Description of the TECONS -- Special Event Distribution; Tax Event Redemption" will be non-taxable and will result in the holder receiving directly its pro rata share of the Convertible Debentures previously held indirectly through the Trust, with a holding period and tax basis equal to the holding period and adjusted tax basis such holder was considered to have had in his pro rata share of the underlying Convertible Debentures prior to such distribution. If, however, the Trust were characterized for United States federal income tax purposes as an association taxable as a corporation at the time of its dissolution, the distribution of the Convertible Debentures may constitute a taxable event to holders of TECONS and a holder's holding period for the Convertible Debentures would begin on the date such Convertible Debentures were received.

DISPOSITION OF THE TECONS

Upon a sale, exchange or other disposition of the TECONS (including a distribution of cash in redemption of a holder's TECONS upon redemption or repayment of the underlying Convertible Debentures, but excluding the distribution of Convertible Debentures), a holder will be considered to have disposed of all or part of its pro rata share of the Convertible Debentures, and will recognize gain or loss equal to the difference between the amount realized and the holder's adjusted tax basis in its pro rata share of the underlying Convertible Debentures deemed disposed of. Such gain or loss will be long-term capital gain or loss if the TECONS have been held by the holder for more than one year.

The TECONS may trade at a price that does not fully reflect the value of accrued but unpaid interest with respect to the underlying Convertible Debentures. A holder who disposes of its TECONS between record dates for payments of distributions thereon will nevertheless be required to include accrued but unpaid interest on the Convertible Debentures through the date of disposition in income as OID, and to add such amount to its adjusted tax basis in its pro rata share of the underlying Convertible Debentures deemed disposed of. Accordingly, such a holder will recognize a capital loss to the extent the selling price (which may not fully reflect the value of accrued but unpaid interest) is less than the holder's adjusted tax basis (which will include accrued but unpaid interest). Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes.

CONVERSION OF TECONS TO CNF COMMON STOCK

A holder of TECONS will not recognize income, gain or loss upon the conversion through the Conversion Agent, of Convertible Debentures into CNF Common Stock. A holder of TECONS will, however, recognize gain upon the receipt of cash in lieu of a fractional share of CNF Common Stock equal to the amount of cash received less such holder's tax basis in such fractional share. Such holder's tax basis in the CNF Common Stock received upon conversion will generally be equal to such holder's tax basis in the TECONS delivered to the Conversion Agent for exchange, less the basis allocated to any fractional share for which cash is received. Such holder's holding period in the CNF Common Stock received upon conversion will generally include the holder's holding period of the TECONS delivered to the Conversion Agent for exchange, except possibly with respect to CNF Common Stock received in respect of any accrued but unpaid OID.

ADJUSTMENT OF CONVERSION PRICE

Treasury Regulations promulgated under section 305 of the Code would treat holders of TECONS as having received a constructive distribution from the Company in certain events pursuant to which the conversion rate of the Convertible Debentures were adjusted. Thus, under certain circumstances, a reduction in the conversion price for the Convertible Debentures may result in deemed dividend income to holders of TECONS to the extent of the current or accumulated earnings and profits of the Company. Holders of TECONS are advised to consult their tax advisors as to the income tax consequences of adjustments in the conversion rate of TECONS.

INFORMATION REPORTING TO HOLDERS

The Trust will report the original issue discount that accrued during the year with respect to the Convertible Debentures, and any gross proceeds received by the Trust from the retirement or redemption of the Convertible Debentures, annually to the holders of record of the TECONS and the IRS. Generally, such reports should be mailed to holders of record by January 31 following each calendar year. It is anticipated that persons who hold TECONS as nominees for beneficial holders will report the required tax information to beneficial holders on Form 1099.

BACKUP WITHHOLDING

Payments made on, and proceeds from the sale of TECONS may be subject to a "backup" withholding tax of 31% unless the holder complies with certain identification requirements. Any withheld amounts will generally be allowed as a credit against the holder's federal income tax, provided the required information is timely filed with the Internal Revenue Service.

UNITED STATES ALIEN HOLDERS

For purposes of this discussion, a "United States Alien Holder" is any corporation, individual, partnership, estate or trust that is, for U.S. federal income tax purposes, a foreign corporation, a nonresident alien individual, a foreign partnership, or a non-resident fiduciary of a foreign estate or trust.

Payments on TECONS

As discussed above, the Company intends to take the position that the Convertible Debentures will be classified for U.S. federal income tax purposes as indebtedness of the Company under current law. No assurance can be given, however, that such position of the Company will not be challenged by the Internal Revenue Service.

Assuming that the Convertible Debentures are classified for U.S. federal income tax purposes as indebtedness of the Company, under present U.S. federal income tax law, payments by the Trust or any of its paying agents to any holder of a TECONS who or which is a United States Alien Holder would not be subject to U.S. federal withholding tax; provided, that, (a) the beneficial owner of the TECONS does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote,
(b) the beneficial owner of the TECONS is not a controlled foreign corporation that is related to the Company through stock ownership, and (c) either (A) the beneficial owner of the TECONS certifies to the Trust or its agent, under penalties of perjury, that it is not a U.S. person and provides its name and address or (B) a securities clearing organization, bank or other financial Institution that holds customers' securities in the ordinary course of its trade or business (a "Financial Institution"), and holds the TECONS in such capacity, certifies to the Trust or its agent, under penalties of perjury, that such statement has been received from the beneficial owner by it or by a Financial Institution between it and the beneficial owner and furnishes the Trust or its agent with a copy thereof.

If the Convertible Debentures were not classified for U.S. federal income tax purposes as indebtedness of the Company, payments by the Trust or any of its paying agents to any holder of a TECONS who or which is a United States Alien Holder would be subject to U.S. withholding tax at a 30% rate (or a lower rate prescribed by an applicable tax treaty). Prospective investors that would be United States Alien Holders should consult their tax advisors concerning the possible application of these rules.

Dividends on CNF Common Stock

Subject to the discussion below, dividends paid to a United States Alien Holder of CNF Common Stock generally will be subject to withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. For purposes of determining whether tax is to be withheld at a 30% rate or at a reduced rate as specified by an income tax treaty, the Company ordinarily will presume that dividends paid to an address in a foreign country are paid to a resident of such country, absent knowledge that such presumption is not warranted.

To obtain a reduced rate of withholding under a treaty, a United States Alien Holder would generally be required to provide an IRS form W-8 certifying such United States Alien Holder's entitlement to benefits under a treaty.

Generally, the Company must report to the IRS the amount of dividends paid, the name and address of the recipient, and the amount, if any, of tax withheld. A similar report is sent to the holder. Pursuant to tax treaties or certain other agreements, the IRS may make its reports available to tax authorities in the recipient's country of residence.

Sale or Exchange of TECONS or CNF Common Stock

A United States Alien Holder (other than certain U.S. expatriates) would not be subject to U.S. federal income tax on gain realized on the sale, exchange or other disposition of the TECONS or CNF Common Stock unless (i) the United States Alien Holder is an individual who is present in the U.S. for 183 days or more in the taxable year of disposition, and certain other conditions are satisfied; or (ii) the Company is or has been a "United States real property holding corporation" within the meaning of section 897(c)(2) of the Code during the shorter of the United States Alien Holder's holding period or the five year period ending on the date of the sale, exchange or other disposition and certain other conditions are satisfied.

The Company believes that it is unlikely that it is or will be treated as a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code. Even if the Company is treated as a United States real property holding corporation, gain realized by a United States Alien Holder on a disposition of TECONS or CNF Common Stock will not be subject to U.S. federal income tax so long as (i) the United States Alien Holder is deemed to have beneficially owned, in the case of a disposition of CNF Common Stock, less than or equal to 5% of the CNF Common Stock or, in the case of a disposition of TECONS, less than or equal to 5% of the TECONS, and (ii) the CNF Common Stock and the TECONS are currently and will be, at the time of disposition, "regularly traded" on an established securities market (within the meaning of Section 897(c)(3) of the Code and the temporary Treasury Regulations). There can be no assurance that CNF Common Stock or the TECONS qualify or will continue to qualify as "regularly traded" on an established securities market.

Effectively Connected Income

If a United States Alien Holder of a TECONS or CNF Common Stock is engaged in a trade or business in the United States, and if original issue discount accrued on the TECONS or dividends on such CNF Common Stock is effectively connected with the conduct of such trade or business, the United States Alien Holder, although exempt from the withholding tax on distributions on TECONS and dividends on CNF Common Stock, will generally be subject to regular United States income tax on the original issue discount and dividends and on any gain realized on the sale, exchange or other disposition of a TECONS or CNF Common Stock in the same manner as if it were a United States person. Such a holder will be required to provide to the Company properly executed Internal Revenue Service Form 4224 in order to claim an exemption from withholding tax. In addition, if such United States Alien Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or a lower rate prescribed by an applicable treaty) of its effectively connected earnings and profits for the taxable year.

PROPOSED TAX LEGISLATION

On February 6, 1997, as part of the Clinton Administration's Fiscal 1998 Budget Proposal, the Treasury Department proposed legislation (the "Proposed Legislation") which would, among other things, generally deny corporate issuers a deduction for interest in respect of certain debt obligations, such as the Convertible Debentures, if such debt obligations have a maximum term in excess of 15 years and are not shown as indebtedness on the issuer's consolidated balance sheet. In that regard, the Convertible Debentures have a maturity of less than fifteen years. The Proposed Legislation would also generally prevent corporations from deducting interest (including original issue discount) on convertible debt instruments until the taxable year in which such interest is paid in cash or other property (other than equity of the issuer or a related party or cash or other property the amount of which is determined by reference to the value of the equity of the issuer or a related party). The Proposed Legislation applies to debt obligations issued on or after the date of "first committee action." As of the date of this Prospectus Supplement, the Proposed Legislation has not yet been introduced by any member of the 105th Congress. If the Proposed Legislation or other legislation is enacted by Congress and if it gives rise to a Tax Event, the Trust would be permitted to cause a redemption of the TECONS by causing a distribution of the Convertible Debentures or, in certain circumstances, by electing to redeem the Convertible Debentures. See "Risk Factors -- Special Event Distribution; Tax Event Redemption" and "Description of the TECONS -- Special Event Distribution; Tax Event Redemption."

                                  UNDERWRITING

Under the terms and subject to the conditions set forth in the Underwriting Agreement dated June 5, 1997 (the "Underwriting Agreement"), the underwriters named below (the "Underwriters") have severally agreed to purchase, and the Company has agreed to sell to them, the respective number of TECONS set forth opposite their names below.


                                                                       =========
                                                                       NUMBER OF
                                                                        TECONS
UNDERWRITERS                                                           ---------
J.P. Morgan Securities Inc............................................   733,334
Goldman, Sachs & Co...................................................   733,333
Merrill Lynch, Pierce, Fenner & Smith
       Incorporated...................................................   733,333
                                                                       ---------
    Total............................................................. 2,200,000
                                                                       ---------

The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the TECONS offered hereby are subject to the approval of certain legal matters by their counsel and to certain other conditions. The Underwriters are obligated to take and pay for all of the TECONS offered hereby if any are taken. Under certain circumstances, the commitments of nondefaulting Underwriters may be increased as set forth in the Underwriting Agreement.

The Company has been advised by the Underwriters that the Underwriters propose to offer the TECONS at the public offering price set forth on the cover page of this Prospectus Supplement and to certain securities dealers at such prices less a concession of not in excess of $0.7125 per TECONS. After the TECONS are released for sale to the public, the offering price and other selling terms may from time to time be varied by the Underwriters.

In view of the fact that the proceeds of the sale of the TECONS will be used by the Trust to purchase Convertible Debentures from the Company, the Underwriting Agreement provides that the Company will pay to the Underwriters the underwriters' compensation set forth on the cover page of this Prospectus Supplement and will pay all expenses of the offering made hereby.

The Trust, the Company and the Company's directors and executive officers have agreed not to (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option to purchase or otherwise transfer or dispose of any TECONS, any equity securities of the Company, the Trust or any similar trust or any securities convertible into or exchangeable or exercisable for any equity securities of the Company, the Trust or any similar trust or (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of any equity securities of the Company, the Trust or any similar trust, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of equity securities of the Company, the Trust or any similar trust, other securities, cash or otherwise, for a period of 90 days after the date of this Prospectus Supplement, without the prior written consent of J.P. Morgan Securities Inc.; provided that, notwithstanding the foregoing, such executive officers and directors may transfer, pledge or otherwise dispose of shares of CNF Common Stock to certain permitted transferees who agree to be similarly bound. In addition, the restriction on the Company and the Trust is subject to exceptions for (i) sales, issuances or other dispositions made pursuant to existing officer, director or employee benefit plans and other incentive plans or upon the exercise of options issued thereunder, (ii) conversion of the Series B Preferred Stock, the TECONS, the Trust Common Securities and the Convertible Debentures and (iii) shares of capital stock or other rights to acquire capital stock issued as consideration for acquired businesses, provided any such shares or rights referred to in this clause (iii) are subject to resale restrictions equivalent to those held by directors of the Company.

The Trust has granted the Underwriters an option, expiring at the close of business on the 30th day after the date of this Prospectus Supplement, to purchase up to 300,000 TECONS at the initial public offering price. The Underwriters may exercise such option solely for the purpose of covering over-allotments, if any. If the Underwriters exercise their option, each Underwriter will have a firm commitment, subject to certain conditions, to purchase approximately the same number of option TECONS as the number of TECONS to be purchased by the Underwriters shown in the foregoing table bears to the total number of TECONS initially offered by the Underwriters hereby.

Prior to the offering made hereby, there has been no market for the TECONS. The TECONS have been approved for listing on the NYSE under the symbol "CNF PrT," subject to official notice of issuance. There can be no assurance that an active trading market for the TECONS will develop or be sustained. See "Risk Factors--Risks Relating to an Investment in the TECONS--No Prior Public Market; Possible Price Volatility of TECONS." To meet one of the requirements for listing the TECONS on the NYSE, the Underwriters will undertake to sell lots of 100 or more TECONS to a minimum of 400 beneficial holders.

The Underwriters have performed investment banking services for the Company for which they received customary compensation. From time to time, in the ordinary course of their respective businesses, the Underwriters and their respective affiliates have engaged and may in the future engage in commercial and investment banking transactions with the Company and its affiliates.

The Trust and the Company have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

In connection with the Offering, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the TECONS or the CNF Common Stock. Specifically, the Underwriters may overallot the Offering, creating a syndicate short position. In addition, the Underwriters may bid for, and purchase, TECONS or shares of CNF Common Stock in the open market to cover syndicate shorts or to stabilize the price of the TECONS or the CNF Common Stock. Finally, the underwriting syndicate may reclaim selling concessions allowed for distributing the TECONS in the Offering, if the syndicate repurchases previously distributed TECONS in syndicate covering transactions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the TECONS or the CNF Common Stock above independent market levels. The Underwriters are not required to engage in these activities, and may end any of these activities at any time.

                                 LEGAL MATTERS

Certain legal matters in connection with the Offering made hereby will be passed upon for the Company by Eberhard G. H. Schmoller, Senior Vice President, General Counsel and Secretary of the Company. See "Legal Matters" in the accompanying Prospectus. The validity of the Convertible Debentures, the CNF Common Stock issuable upon conversion of the TECONS and the Guarantee and certain U.S. federal income taxation matters will be passed upon for the Company and the Trust by Brown & Wood llp, San Francisco, California, special counsel to the Company and the Trust. The validity of the TECONS will be passed upon for the Company and the Trust by Richards, Layton & Finger, Wilmington, Delaware, special Delaware counsel to the Company and the Trust. Certain legal matters will be passed upon for the Underwriters by Skadden, Arps, Slate, Meagher & Flom llp.

                                    EXPERTS

The audited consolidated financial statements and schedule incorporated by reference in the accompanying Prospectus and elsewhere in the Registration Statement referred to therein have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated therein by reference in reliance upon the authority of said firm as experts in giving said reports.

PROSPECTUS

CNF TRANSPORTATION INC.
Debt Securities, Preferred Stock, Depositary Shares,
Common Stock and Common Stock Warrants

CNF TRUST I
Preferred Trust Securities guaranteed to the extent set forth herein by CNF Transportation Inc.

CNF Transportation Inc. (the "Company") may from time to time offer and sell
(i) its unsecured debt securities, which may be either senior (the "Senior Debt Securities") or subordinated (the "Subordinated Debt Securities" and, together with the Senior Debt Securities, the "Debt Securities"), (ii) shares of its preferred stock, no par value (the "Preferred Stock"), in one or more series;
(iii) depositary shares (the "Depositary Shares") evidenced by depositary receipts; (iv) shares of its common stock, par value $.625 per share (the "Common Stock"); and (v) warrants to purchase shares of Common Stock (the "Common Stock Warrants"), for an aggregate initial public offering price of up to $150,000,000 (or the equivalent in foreign currencies, currency units or composite currencies (each, a "Currency")), less the aggregate initial public offering price of any Trust Preferred Securities (as defined below).

CNF Trust I (the "Trust"), a statutory business trust created under the laws of the State of Delaware, may offer preferred securities representing undivided beneficial interests in the assets of the Trust ("Trust Preferred Securities") for an aggregate initial public offering price of up to $150,000,000, less the aggregate initial public offering price of any Securities (as defined below) sold by the Company hereunder. The payment of periodic cash distributions ("distributions") with respect to Trust Preferred Securities out of moneys held by the Trust, and payment on liquidation, redemption or otherwise with respect to such Trust Preferred Securities, will be guaranteed by the Company to the extent described herein (the "Trust Preferred Securities Guarantee"). See "Description of Trust Preferred Securities Guarantee." The Company's obligations under the Trust Preferred Securities Guarantee will be subordinate and junior in right of payment to all other liabilities of the Company (except any liabilities that may rank pari passu expressly by their terms), and will rank pari passu in right of payment with the most senior preferred stock, if any, issued from time to time by the Company. A series of Subordinated Debt Securities may be issued and sold to the Trust, or a trustee of the Trust, in connection with the investment of the proceeds from the offering of Trust Preferred Securities and Trust Common Securities (as defined herein, together the "Trust Securities") of the Trust. The Subordinated Debt Securities purchased by the Trust may be subsequently distributed pro rata to holders of Trust Preferred Securities and Trust Common Securities in connection with the dissolution of the Trust upon the occurrence of certain events as may be described in an accompanying supplement to this Prospectus (a "Prospectus Supplement"). The Trust Preferred Securities Guarantee, when taken together with the Company's other obligations under the Subordinated Debt Securities, the Subordinated Indenture (as defined herein) and the Declaration (as defined herein), including its obligations to pay certain costs, expenses, debts and liabilities of the Trust (other than with respect to the Trust Securities), will provide a full and unconditional guarantee on a subordinated basis by the Company of payments due on the Trust Preferred Securities.

The Debt Securities, Preferred Stock, Depositary Shares, Common Stock, Common Stock Warrants and Preferred Securities (collectively, the "Securities") may be offered independently or together in any combination for sale directly to purchasers or through dealers, underwriters or agents to be designated. The Debt Securities, Preferred Stock and Preferred Securities may be convertible into or exchangeable for other Securities. The Securities will be offered to the public at prices and on terms determined at the time of offering. The Securities may be sold for U.S. dollars or other Currencies and any amounts payable by the Company or the Trust, as the case may be, in respect of the Securities may likewise be payable in U.S. dollars or other Currencies.

The Senior Debt Securities will rank on a parity in right of payment with all other unsecured and unsubordinated indebtedness of the Company. The
Subordinated Debt Securities will be subordinated to all existing and future Senior Indebtedness (as defined herein) of the Company. See "Description of
Debt Securities."
                                                   (continued on following page)

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is May 30, 1997.

(continued from cover page)

The Prospectus Supplement to this Prospectus sets forth (where applicable), with respect to the series or issue of Securities (the "Offered Securities") for which such Prospectus Supplement is being delivered: (i) the terms of any Debt Securities offered, including, where applicable, their title, ranking, aggregate principal amount, maturity, rate of interest (or method of calculation) and time of payment thereof, any redemption or repayment terms, the Currency or Currencies in which such Debt Securities will be denominated or payable, any index, formula or other method pursuant to which principal, premium, if any, or interest, if any, may be determined, any conversion or exchange provisions, the right of the Company, if any, to defer payment of interest on such Debt Securities and the maximum length of any such deferral period, and other specific terms not described in this Prospectus; (ii) the terms of any Preferred Stock offered, including, where applicable, the specific designation, number of shares, dividend rate (or method of calculation) and time of payment thereof, liquidation preference, any redemption or repayment terms, any conversion or exchange provisions, any voting rights, and other specific terms not described in this Prospectus; (iii) the terms of any Depositary Shares offered which are not described in this Prospectus, including the fraction of a share of Preferred Stock represented by each such Depositary Share; (iv) the terms of any Common Stock Warrants offered, including where applicable, the exercise price, detachability, duration and other specific terms not described in this Prospectus; (v) the initial public offering price and the net proceeds to the Company and other specific terms related to the Offered Securities; and (vi) the terms of any Trust Preferred Securities offered, including, where applicable, the specific designation, number of Trust Preferred Securities, distribution rate (or method of calculation) and time of payment thereof, liquidation amount, any redemption or repayment terms, any conversion or exchange provisions, any voting rights, the right of the Trust, if any, to defer payment of distributions on the Trust Preferred Securities and the maximum length of any such deferral period, and other specific terms not described in this Prospectus.

This Prospectus may not be used to consummate sales of Securities unless accompanied or, to the extent permitted by applicable law, preceded by a Prospectus Supplement.

The Securities may be offered through dealers, underwriters or agents designated from time to time, as set forth in the accompanying Prospectus Supplement. Net proceeds from the sale of Securities will be equal to the purchase price in the case of a dealer, the public offering price less discount in the case of an underwriter or the purchase price less commission in the case of an agent in each case, less other expenses attributable to the issuance and distribution of the Securities. The Company may also sell Securities directly to investors on its own behalf. In the case of sales made directly by the Company, no commission will be payable. See "Plan of Distribution" for possible indemnification arrangements for dealers, underwriters and agents.

                             AVAILABLE INFORMATION

The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at the Commission's Regional Offices in New York (Seven World Trade Center, 13th Floor, New York, New York 10048), and Chicago (Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661). Copies of these materials may be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such material may also be accessed electronically by means of the Commission's home page on the Internet at http://www.sec.gov. Reports, proxy statements and other information concerning the Company may also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005 and at the offices of the Pacific Stock Exchange, 301 Pine Street, San Francisco, California 94104.

This Prospectus constitutes a part of a registration statement on Form S-3 (the "Registration Statement") filed by the Company and the Trust with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus omits certain of the information contained in the Registration Statement in accordance with the rules and regulations of the Commission. Reference is hereby made to the Registration Statement and related exhibits for further information with respect to the Company, the Trust and the Securities. Statements contained herein concerning the provisions of any document are not necessarily complete and, in each instance, reference is made to the copy of such document filed or incorporated by reference as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

No separate financial statements of the Trust have been included herein. The Company does not consider that such financial statements would be material to holders of the Trust Preferred Securities because (i) all of the voting securities of the Trust will be owned, directly or indirectly, by the Company, a reporting company under the Exchange Act, (ii) the Trust has no independent operations but exists for the sole purpose of issuing securities representing undivided beneficial interests in the assets of the Trust and investing the proceeds thereof in Subordinated Debt Securities issued by the Company, and
(iii) the Company's obligations described herein and in any accompanying Prospectus Supplement under the Declaration, the Trust Preferred Securities Guarantee, the Subordinated Debt Securities purchased by the Trust and the Subordinated Indenture, taken together, constitute a full and unconditional guarantee of payments due on the Trust Preferred Securities. See "Description Of Debt Securities" and "Description Of Trust Preferred Securities Guarantee."

The Trust is not currently subject to the information reporting requirements of the Exchange Act. The Trust will become subject to such requirements upon the effectiveness of the Registration Statement, although it intends to seek and expects to receive exemptions therefrom.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents have been filed by the Company with the Commission and are incorporated herein by reference: the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996, Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1997 and Current Report on Form 8-K dated May 27, 1997.

All documents filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the termination of the offering of the Securities shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the respective dates of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, in any other subsequently filed document which also is or is deemed to be incorporated by reference herein or in the applicable Prospectus Supplement modifies or supersedes such statement. Any statement or document so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Prospectus.

The Company will furnish without charge to each person to whom this Prospectus is delivered, upon request, a copy of any and all of the documents described above that are incorporated by reference herein other than exhibits to such documents which are not specifically incorporated by reference in such documents. Written or telephone requests should be directed to: CNF Transportation Inc., Office of the Corporate Secretary, at 3240 Hillview Avenue, Palo Alto, California 94304 (telephone (415) 494-2900).

No person has been authorized to give any information or to make any representations other than those contained or incorporated by reference in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized. This Prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described in this Prospectus or an offer to sell or the solicitation of an offer to buy such securities in any jurisdiction where or to any person to whom it is unlawful to make such an offer or solicitation. Neither the delivery of this Prospectus or any Prospectus Supplement nor any sale made hereunder or thereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company or the Trust since the date hereof or thereof or that the information contained or incorporated by reference herein or therein is correct as of any time subsequent to its date.

                                  THE COMPANY

CNF Transportation Inc. (the "Company") is a holding company which participates through subsidiaries in domestic and international air cargo delivery services, regional less-than-truckload highway trucking services, truckload and intermodal rail services, ocean forwarding, contract logistics and related transportation activities. These operations are organized into three primary business segments: air freight and ocean forwarding (Emery Worldwide); regional trucking and full-service truckload services (Con-Way Transportation Services); and a third segment which is comprised of a third-party contract logistics company (Menlo Logistics), Road Systems, a trailer manufacturer, and VantageParts, a wholesale truck parts distributor.

The Company was incorporated in Delaware in 1958 as a successor to a business originally established in 1929. The Company's principal executive offices are located at 3240 Hillview Avenue, Palo Alto, California 94304 (telephone (415) 494-2900). Unless otherwise indicated or unless the context otherwise requires, all references in this Prospectus to the Company include CNF Transportation Inc. and its subsidiaries.

                                   THE TRUST

CNF Trust I (the "Trust") is a statutory business trust created under Delaware law pursuant to (i) a trust agreement (as the same may be amended, supplemented or restated from time to time, the "Declaration") executed by the Company, as sponsor for the trust (the "Sponsor"), and certain of the CNF Trustees (as defined herein) for the trust and (ii) the filing of a certificate of trust with the Delaware Secretary of State on May 6, 1997. The Trust exists for the exclusive purposes of (i) issuing the Trust Preferred Securities and common securities representing undivided beneficial interests in the assets of the Trust (the "Trust Common Securities" and, together with the Trust Preferred Securities, the "Trust Securities"), (ii) investing the gross proceeds of the Trust Securities in a specific series of Subordinated Debt Securities and (iii) engaging in only those other activities necessary, convenient or incidental thereto. All of the Trust Common Securities will be directly or indirectly owned by the Company. The Trust Common Securities will rank pari passu, and payments will be made thereon pro rata, with the Trust Preferred Securities except that upon an event of default under the Declaration, the rights of the holders of the Trust Common Securities to payment in respect of distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the Trust Preferred Securities. The Company will, directly or indirectly, acquire Trust Common Securities in an aggregate liquidation amount equal to approximately 3% of the total capital of the Trust. The Trust's business and affairs will be conducted by the trustees (the "CNF Trustees") appointed by the Company, as the direct or indirect holder of all the Trust Common Securities. Except in certain limited circumstances, the holder of the Trust Common Securities will be entitled to appoint, remove or replace any of, and to increase or reduce the number of, the CNF Trustees. The duties and obligations of the CNF Trustees shall be governed by the Declaration. A majority of the CNF Trustees (the "Regular Trustees") will be persons who are employees or officers of or affiliated with the Company. One CNF Trustee will be a financial institution which will be unaffiliated with the Company and which shall act as property trustee and as indenture trustee (the "Property Trustee") for purposes of the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). In addition, unless the Property Trustee maintains a principal place of business in the State of Delaware, and otherwise meets the requirements of applicable law, one CNF Trustee will have its principal place of business or reside in the State of Delaware (the "Delaware Trustee"). The Company will pay all fees and expenses related to the Trust and the offering of Trust Securities. The payment of periodic distributions with respect to the Trust Preferred Securities out of moneys held by the Trust, and payment on liquidation, redemption or otherwise with respect to the Trust Preferred Securities, will be guaranteed by the Company to the extent described herein. See "Description of Trust Preferred Securities Guarantee." The Company's obligations under the Trust Preferred Securities Guarantee will be subordinate and junior in right of payment to all other liabilities of the Company and rank pari passu in right of payment with the most senior preferred stock, if any, issued from time to time by the Company. The principal place of business of the Trust shall be c/o CNF Transportation Inc., 3240 Hillview Avenue, Palo Alto, California 94304 (telephone (415) 494-2900).

                                USE OF PROCEEDS

Unless otherwise described in the applicable Prospectus Supplement, the Company intends to use the net proceeds from the sale of the Securities offered hereby for general corporate purposes, which may include the repayment of indebtedness, capital expenditures and working capital. Pending such application, such proceeds may be invested in short-term investments and marketable securities or used to temporarily repay indebtedness under credit facilities. The proceeds from the sale of Trust Securities will be invested by the Trust in Subordinated Debt Securities.

                CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES

The Company's consolidated ratios of earnings to fixed charges and of earnings to combined fixed charges and preferred stock dividends for each of the periods indicated are as follows:

                                    ----------------------------------------
                                     THREE MONTHS
                                    ENDED MARCH 31, YEAR ENDED DECEMBER 31,
                                    --------------- ------------------------
                                     1997    1996   1996 1995 1994 1993 1992
                                    ------- ------- ---- ---- ---- ---- ----
  Ratio of Earnings to Fixed
   Charges(1)......................    2.3x    1.9x 2.3x 2.6x 2.9x 1.7x 0.5x(2)
  Ratio of Earnings to Combined
   Fixed Charges
   and Preferred Stock
   Dividends(3)....................    2.3x    1.9x 2.3x 2.5x 2.5x 1.5x 0.4x(4)

-------
(1) The ratio of earnings to fixed charges is unaudited for all periods presented. The ratio of earnings to fixed charges was derived by dividing earnings before fixed charges and income taxes by fixed charges. For this purpose, "earnings" represents income from continuing operations before consolidated income taxes and fixed charges (excluding capitalized interest and dividends on all of the Company's preferred stock). "Fixed charges" represents interest on capital leases and short-term and long-term debt, capitalized interest, dividends on shares of the Company's Series B Cumulative Convertible Preferred Stock used to pay debt service on notes issued by the Company's Thrift and Stock Plan (the "TASP"), and the applicable portion of the consolidated rent expense which approximates the interest portion of lease payments. All of the outstanding shares of such Series B Cumulative Convertible Preferred Stock are held by the TASP.

(2) Earnings were inadequate to cover fixed charges for the period shown; the deficiency was $39.4 million for the year ended December 31, 1992.

(3) The ratio of earnings to combined fixed charges and preferred stock dividends is unaudited for all periods presented. The ratio of earnings to combined fixed charges and preferred stock dividends was derived by dividing earnings before fixed charges and income taxes by combined fixed charges and dividends on the Company's Series C Conversion Preferred Stock. For this purpose, earnings and fixed charges are computed as described in note (1) above. The Series C Conversion Preferred Stock was issued in March 1992 and all of the outstanding shares thereof were converted into Common Stock in March 1995.

(4) Earnings were inadequate to cover combined fixed charges and preferred stock dividends for the period shown; the deficiency was $47.8 million for the year ended December 31, 1992.

                         DESCRIPTION OF DEBT SECURITIES

The Company may issue Debt Securities either separately, or together with, or upon the conversion of or in exchange for, other Securities. The Debt Securities are to be either senior unsecured obligations (the "Senior Debt Securities") of the Company issued in one or more series under an Indenture (the "Senior Indenture") to be entered into between the Company and a trustee (the "Senior Trustee") whose name will be set forth in the applicable Prospectus Supplement, or subordinated unsecured obligations (the "Subordinated Debt Securities") of the Company issued in one or more series under an Indenture (the "Subordinated Indenture" and, together with the Senior Indenture, the "Indentures") to be entered into between the Company and a trustee (the "Subordinated Trustee" and, together with the Senior Trustee, the "Trustees") whose name will be set forth in the applicable Prospectus Supplement. The forms of the Indentures have been filed as exhibits to the Registration Statement. The terms of any series of Debt Securities will be those set forth in the applicable Indenture and such Debt Securities and those made part of such Indenture by the Trust Indenture Act. The summary of certain provisions of the Indentures and the Debt Securities set forth below and the summary of certain terms of a particular series of Debt Securities set forth in the applicable Prospectus Supplement do not purport to be complete and are subject to and are qualified in their entirety by reference to all of the provisions of the Indentures, which provisions of the Indentures (including defined terms) are incorporated herein by reference. Certain capitalized terms used herein and not defined are defined in the Indentures. As used in this "Description of Debt Securities," all references to the "Company" shall mean CNF Transportation Inc., excluding, unless the context shall otherwise require, its subsidiaries.

In the event that Subordinated Debt Securities are issued to the Trust or a trustee of the Trust in connection with the issuance of Trust Securities, such Subordinated Debt Securities will be issued pursuant to the Subordinated Indenture and subsequently may be distributed pro rata to the holders of such Trust Securities in connection with the dissolution of the Trust upon the occurrence of certain events described in the Prospectus Supplement relating to such Trust Securities. Only one series of Subordinated Debt Securities will be issued to the Trust or a trustee of the Trust in connection with the issuance of Trust Securities by the Trust.

The following description of Debt Securities sets forth certain general terms and provisions of the series of Debt Securities to which any Prospectus Supplement may relate. Certain other specific terms of any particular series of Debt Securities will be described in the applicable Prospectus Supplement. To the extent that any particular terms of the Debt Securities described in a Prospectus Supplement differ from any of the terms described herein, then such terms described herein shall be deemed to have been superseded by such Prospectus Supplement.

GENERAL

The Debt Securities may be issued from time to time in one or more series of Senior Debt Securities and one or more series of Subordinated Debt Securities. The Indentures do not limit the aggregate principal amount of Debt Securities which may be issued thereunder and provide that Debt Securities of any series may be issued thereunder up to an aggregate principal amount which may be authorized from time to time by the Company. Reference is made to the applicable Prospectus Supplement relating to the series of Debt Securities offered thereby for specific terms, including (where applicable): (1) the title or designation of such Debt Securities; (2) any limit on the aggregate principal amount of such Debt Securities; (3) the price or prices (expressed as a percentage of the principal amount thereof) at which such Debt Securities will be issued; (4) the date or dates on which the principal of such Debt Securities will be payable, or the method or methods, if any, by which such date or dates will be determined; (5) the rate or rates (which may be fixed or variable) at which such Debt Securities will bear interest, if any, or the method or methods, if any, by which such rate or rates are to be determined, the date or dates, if any, from which such interest will accrue, or the method or methods, if any, by which such date or dates are to be determined, and whether and under what circumstances Additional Amounts on such Debt Securities will be payable, and the basis upon which interest will be calculated if other than that of a 360-day year of twelve 30-day months; (6) the dates on which such interest, if any, will be payable and the record dates, if any, therefor;
(7) the place or places where the principal of, premium, if any, and interest, if any, on such Debt Securities will be payable and the place or places where such Debt Securities may be surrendered for registration of transfer and exchange, if other than The City of New York; (8) if applicable, the date or dates on which, the period or periods within which, the price or prices at which and the other terms and conditions upon which such Debt Securities may be redeemed at the option of the Company or are subject to repurchase at the option of the holders; (9) the terms of any sinking fund or analogous provision; (10) if other than U.S. dollars, the Currency for which the Debt Securities may be purchased and the Currency in which the payment of principal thereof and premium, if any, and interest, if any, thereon may be made, and the ability, if any, of the Company or the holders of Debt Securities to have payments made in any Currency other than those in which the Debt Securities are stated to be payable; (11) any addition to, or modification or deletion of, any covenant or Event of Default with respect to such Debt Securities; (12) whether any such Debt Securities are to be issuable in registered or bearer form or both and, if in bearer form, the terms and conditions relating thereto and any limitations on issuance of such Bearer Securities (including in exchange for Registered Securities of the same series); (13) whether any such Debt Securities will be issued in temporary or permanent global form and, if so, the identity of the depositary for such global Debt Security; (14) whether and under what circumstances the Company will pay Additional Amounts (as contemplated by the relevant Indenture) on such Debt Securities to any holder who is a United States Alien (as defined in the relevant Indenture, as such definition may be modified) in respect of any tax, assessment or other governmental charge and, if so, whether the Company will have the option to redeem such Debt Securities rather than pay such Additional Amounts; (15) the person to whom any interest on any Registered Securities of the series shall be payable, if other than the person in whose name the Registered Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, the manner in which, or the person to whom, any interest on any Bearer Security of the series shall be payable, if other than upon presentation and surrender of the coupons appertaining thereto as they severally mature, and the extent to which, or the manner in which, any interest payable on a temporary global Debt Security will be paid if other than in the manner provided in the relevant Indenture; (16) the portion of the principal amount of such Debt Securities which shall be payable upon acceleration thereof if other than the full principal amount thereof; (17) the authorized denominations in which such Debt Securities will be issuable, if other than denominations of $1,000 and any integral multiple thereof (in the case of Registered Securities) or $5,000 (in the case of Bearer Securities); (18) the terms, if any, upon which such Debt Securities may be convertible into or exchangeable for other Securities; (19) whether such Debt Securities will be Senior Debt Securities or Subordinated Debt Securities; (20) whether the amount of payments of principal of, premium, if any, and interest, if any, on such Debt Securities may be determined with reference to an index, formula or other method or methods (any such Debt Securities being hereinafter called "Indexed Securities") and the manner in which such amounts will be determined; and (21) any other terms of such Debt Securities.

As used in this Prospectus and any Prospectus Supplement relating to the offering of any Debt Securities, references to the principal of and premium, if any, and interest, if any, on such Debt Securities will be deemed to include mention of the payment of Additional Amounts, if any, required by the terms of such Debt Securities in such context.

Debt Securities may be issued as Original Issue Discount Securities (as defined in the Indentures) to be sold at a substantial discount below their principal amount. In the event of an acceleration of the maturity of any Original Issue Discount Security, the amount payable to the holder thereof upon such acceleration will be determined in the manner described in the applicable Prospectus Supplement. Material federal income tax and other considerations applicable to Original Issue Discount Securities will be described in the applicable Prospectus Supplement.

If the purchase price of any Debt Securities is payable in a Currency other than U.S. dollars or if principal of, or premium, if any, or interest, if any, on any of the Debt Securities is payable in any Currency other than U.S. dollars, the specific terms and other information with respect to such Debt Securities and such foreign Currency will be specified in the Prospectus Supplement relating thereto.

Under the Indenture, the terms of the Debt Securities of any series may differ and the Company, without the consent of the holders of the Debt Securities of any series, may reopen a previous series of Debt Securities and issue additional Debt Securities of such series or establish additional terms of such series.

REGISTRATION, TRANSFER, PAYMENT AND PAYING AGENT

Unless otherwise indicated in the applicable Prospectus Supplement, each series of Debt Securities will be issued in registered form only, without coupons. The Indentures, however, provide that the Company may also issue Debt Securities in bearer form only, or in both registered and bearer form. Bearer Securities shall not be offered, sold, resold or delivered in connection with their original issuance in the United States or to any United States person (as defined below) other than offices located outside the United States of certain United States financial institutions. As used herein, "United States person" means any citizen or resident of the United States, any corporation, partnership or other entity created or organized in or under the laws of the United States, any estate the income of which is subject to United States federal income taxation regardless of its source, or any trust whose administration is subject to the primary supervision of a United States court and which has one or more United States fiduciaries who have the authority to control all substantial decisions of the trust, and "United States" means, except for purposes of the definition of "Restricted Subsidiary" set forth below under "-- Certain Covenants of the Company -- Definition of Certain Terms," the United States of America (including the states thereof and the District of Columbia), its territories, its possessions and other areas subject to its jurisdiction. Purchasers of Bearer Securities will be subject to certification procedures and may be affected by certain limitations under United States tax laws. Such procedures and limitations will be described in the Prospectus Supplement relating to the offering of the Bearer Securities.

Unless otherwise indicated in the applicable Prospectus Supplement, Registered Securities will be issued in denominations of $1,000 or any integral multiple thereof, and Bearer Securities will be issued in denominations of $5,000.

Unless otherwise indicated in the applicable Prospectus Supplement, the principal, premium, if any, and interest, if any, of or on the Debt Securities will be payable, and Debt Securities may be surrendered for registration of transfer or exchange, at an office or agency to be maintained by the Company in the Borough of Manhattan, The City of New York, provided that payments of interest with respect to any Registered Security may be made at the option of the Company by check mailed to the address of the person entitled thereto or by transfer to an account maintained by the payee with a bank located in the United States. No service charge shall be made for any registration of transfer or exchange of Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge and any other expenses that may be imposed in connection therewith.

Unless otherwise indicated in the applicable Prospectus Supplement, payment of principal of, premium, if any, and interest, if any, on Bearer Securities will be made, subject to any applicable laws and regulations, at such office or agency outside the United States as specified in the Prospectus Supplement and as the Company may designate from time to time. Unless otherwise indicated in the applicable Prospectus Supplement, payment of interest due on Bearer Securities on any Interest Payment Date will be made only against surrender of the coupon relating to such Interest Payment Date. Unless otherwise indicated in the applicable Prospectus Supplement, no payment of principal, premium or interest with respect to any Bearer Security will be made at any office or agency in the United States or by check mailed to any address in the United States or by transfer to an account maintained with a bank located in the United States; provided, however, that if amounts owing with respect to any Bearer Securities shall be payable in U.S. dollars, payment with respect to any such Bearer Securities may be made at the Corporate Trust Office of the applicable Trustee or at any office or agency designated by the Company in the Borough of Manhattan, The City of New York, if (but only if) payment of the full amount of such principal, premium or interest at all offices outside of the United States maintained for such purpose by the Company is illegal or effectively precluded by exchange controls or similar restrictions.

Unless otherwise indicated in the applicable Prospectus Supplement, the Company will not be required to (i) issue, register the transfer of or exchange Debt Securities of any series during a period beginning at the opening of business 15 days before any selection of Debt Securities of that series of like tenor to be redeemed and ending at the close of business on the day of that selection;
(ii) register the transfer of or exchange any Registered Security, or portion thereof, called for redemption, except the unredeemed portion of any Registered Security being redeemed in part; (iii) exchange any Bearer Security called for redemption, except to exchange such Bearer Security for a Registered Security of that series and like tenor that is simultaneously surrendered for redemption; or (iv) issue, register the transfer of or exchange any Debt Security which has been surrendered for repayment at the option of the holder, except the portion, if any, of such Debt Security not to be so repaid.

RANKING OF DEBT SECURITIES; HOLDING COMPANY STRUCTURE

The Senior Debt Securities will be unsecured unsubordinated obligations of the Company and will rank on a parity in right of payment with all other unsecured and unsubordinated indebtedness of the Company. The Subordinated Debt Securities will be unsecured obligations of the Company and will be subordinated in right of payment to all existing and future Senior Indebtedness (as defined below) of the Company. See "-- Subordination of Subordinated Debt Securities."

The Debt Securities are obligations exclusively of the Company. The Company is a holding company, substantially all of whose consolidated assets are held by its subsidiaries. Accordingly, the cash flow of the Company and the consequent ability to service its debt, including the Debt Securities, are largely dependent upon the results of operations of such subsidiaries.

Because the Company is a holding company, the Debt Securities will be effectively subordinated to all existing and future indebtedness, trade payables, guarantees, lease obligations and letter of credit obligations of the Company's subsidiaries. Therefore, the Company's rights and the rights of its creditors, including the holders of the Debt Securities, to participate in the assets of any subsidiary upon the latter's liquidation or reorganization will be subject to the prior claims of such subsidiary's creditors, except to the extent that the Company may itself be a creditor with recognized claims against the subsidiary, in which case the claims of the Company would still be effectively subordinate to any security interest in, or mortgages or other liens on, the assets of such subsidiary and would be subordinate to any indebtedness of such subsidiary senior to that held by the Company. Although certain debt instruments to which the Company and its subsidiaries are parties impose limitations on the incurrence of additional indebtedness, both the Company and its subsidiaries retain the ability to incur substantial additional indebtedness and lease and letter of credit obligations.

GLOBAL SECURITIES

The Debt Securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary (the "Depositary") identified in the Prospectus Supplement relating to such series. Global Debt Securities may be issued in either registered or bearer form and in either temporary or permanent form. Unless and until it is exchanged in whole or in part for individual certificates evidencing Debt Securities in definitive form represented thereby, a global Debt Security may not be transferred except as a whole by the Depositary for such global Debt Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any such nominee to a successor of such Depositary or a nominee of such successor.

The specific terms of the depositary arrangement with respect to a series of global Debt Securities and certain limitations and restrictions relating to a series of global Bearer Securities will be described in the Prospectus Supplement relating to such series.

OUTSTANDING DEBT SECURITIES

In determining whether the holders of the requisite principal amount of outstanding Debt Securities have given any request, demand, authorization, direction, notice, consent or waiver under the relevant Indenture, (i) the portion of the principal amount of an Original Issue Discount Security that shall be deemed to be outstanding for such purposes shall be that portion of the principal amount thereof that could be declared to be due and payable upon a declaration of acceleration thereof pursuant to the terms of such Original Issue Discount Security as of the date of such determination, (ii) the principal amount of any Indexed Security that shall be deemed to be outstanding for such purpose shall be the principal face amount of such Indexed Security determined on the date of its original issuance, (iii) the principal amount of a Debt Security denominated in a Currency other than U.S. dollars shall be the U.S. dollar equivalent, determined on the date of original issue of such Debt Security, of the principal amount of such Debt Security and (iv) any Debt Security owned by the Company or any obligor on such Debt Security or any Affiliate (other than the Trust) of the Company or such other obligor shall be deemed not to be outstanding.

REDEMPTION AND REPURCHASE

The Debt Securities of any series may be redeemable at the option of the Company, may be subject to mandatory redemption pursuant to a sinking fund or otherwise, or may be subject to repurchase by the Company at the option of the holders, in each case upon the terms, at the times and at the prices set forth in the applicable Prospectus Supplement.

CONVERSION AND EXCHANGE

The terms, if any, on which Debt Securities of any series are convertible into or exchangeable for Common Stock, Preferred Stock, Depositary Shares or other Debt Securities will be set forth in the applicable Prospectus Supplement. Such terms may include provisions for conversion or exchange, either mandatory, at the option of the holders or at the option of the Company.

CERTAIN COVENANTS OF THE COMPANY

The Indentures do not limit the amount of indebtedness, guarantees or lease obligations that may be incurred by the Company and its subsidiaries. The Indentures do not contain provisions which would give holders of the Debt Securities the right to require the Company to repurchase their Debt Securities in the event of a decline in the credit rating of the Company's debt securities resulting from a takeover, recapitalization or similar restructuring. Holders of certain of the Company's outstanding indebtedness (including its 9 1/8% Notes due 1999, notes issued by the Company's Thrift and Stock Plan which are guaranteed by the Company, and indebtedness under the Company's $350 million bank credit facility, which is guaranteed by certain subsidiaries of the Company), have the right to require the Company to repurchase or repay such indebtedness upon the occurrence of certain changes in control of the Company or similar events and/or declines in the credit rating on such indebtedness.

Covenant in the Senior Indenture -- Limitation on Liens

The following covenant will be applicable to Senior Debt Securities but not to Subordinated Debt Securities. In the Senior Indenture, the Company covenants that, so long as any of the Senior Debt Securities remains outstanding, it will not, nor will it permit any Restricted Subsidiary (as defined below) to, create, assume or guarantee any Indebtedness (as defined below) that is secured by a mortgage, pledge, lien, security interest or other encumbrance (a "Lien") on any property or shares of capital stock or Indebtedness of the Company or any Restricted Subsidiary without in any such case effectively providing, concurrently with the creation, assumption or guarantee of any such Indebtedness, that the Senior Debt Securities shall, so long as such other Indebtedness is so secured (and, if the Company shall so determine, any other existing Indebtedness (or Indebtedness thereafter in existence) created, assumed or guaranteed by the Company or any Restricted Subsidiary), be secured by any such Lien equally and ratably with or prior to the Indebtedness thereby secured; provided that Indebtedness secured by such Liens may be created, assumed or guaranteed if immediately after giving effect thereto the aggregate amount of all such Indebtedness of the Company and its Restricted Subsidiaries (not including Indebtedness described in (i) through (vii) below) does not exceed 15% of Consolidated Net Tangible Assets (as defined below).

The foregoing restrictions shall not apply to Indebtedness secured by (i) Liens on property of the Company or any Restricted Subsidiary existing on the date of the Senior Indenture; (ii) certain Liens on property existing at the time of acquisition thereof; (iii) Liens in favor of the Company or a Restricted Subsidiary securing Indebtedness of the Company or a Restricted Subsidiary;
(iv) Liens created in connection with tax assessments or legal proceedings and mechanics' and materialmens' liens and other similar liens created in the ordinary course of business; (v) Liens on property of the Company or any Restricted Subsidiary (except Liens on the capital stock or Indebtedness of the Company or any Restricted Subsidiary) in favor of the United States of

America or any state thereof, or any agency or political subdivision of either, or in favor of any other country or agency or political subdivision thereof, in each case to secure payments pursuant to contract or statute or to secure Indebtedness created, incurred or guaranteed for the purpose of financing all or any part of the purchase price or the cost of construction or improvement of the property subject to such Liens, including Liens incurred in connection with pollution control, industrial revenue bond or other similar financings;
(vi) certain purchase money Liens on property of the Company or any Restricted Subsidiary that constitutes a fixed asset or a surface or air transportation vehicle used in the freight business securing or providing for the payment of all or any part of the purchase price thereof, or any Indebtedness incurred to finance the purchase or the cost of construction or improvement thereof for which a written commitment was executed within 180 days after acquisition or the completion of construction or improvement, as the case may be; or (vii) certain permitted extensions, renewals or replacements (or successive extensions, renewals or replacements), in whole or in part, of any Lien referred to in the foregoing clauses (i) through (vi), inclusive.

Covenant in Both Indentures -- Consolidation, Merger and Sale of Assets

The following covenant will be applicable to both Senior Debt Securities and Subordinated Debt Securities. Each Indenture provides that the Company shall not consolidate with or merge into any Person or convey, transfer or lease its properties and assets substantially as an entirety to any Person unless (a) such Person (if other than the Company) shall be a corporation organized and existing under the laws of the United States of America, any state thereof or the District of Columbia and shall expressly assume the due and punctual payment of the principal of, premium, if any, and interest, if any, on all the Debt Securities outstanding under such Indenture and the performance of the Company's other obligations under such Indenture and the Debt Securities outstanding thereunder; (b) immediately after giving effect to such transaction, no Event of Default under such Indenture, and no event which, after notice or lapse of time or both would become an Event of Default under such Indenture, shall have happened and be continuing; and (c) certain other conditions are met.

Definition of Certain Terms

The term "Consolidated Net Tangible Assets" as used in the Senior Indenture means, as of any particular time, the aggregate amount of the Consolidated Assets (less depreciation, amortization and other applicable reserves and other properly deductible items) after deducting therefrom (i) all current liabilities, and (ii) all goodwill, tradenames, trademarks, patents, debt discount and expense and other intangibles, in each case net of applicable amortization, all as shown on the Company's most recent consolidated financial statements prepared in accordance with generally accepted accounting principles. The term "Consolidated Assets" as used in the Senior Indenture means all amounts that would be shown as assets on a consolidated balance sheet of the Company and its consolidated Subsidiaries (as defined) prepared in accordance with generally accepted accounting principles. The term "Restricted Subsidiary" as used in the Senior Indenture means any Subsidiary of the Company
(i) that is majority owned or controlled by the Company or any of its Subsidiaries; (ii) substantially all of the operating assets of which are located or the principal business of which is carried on within the United States, Puerto Rico, the U.S. Virgin Islands or Canada; (iii) which was in existence on the date of the Senior Indenture or thereafter becomes a Subsidiary of the Company, unless any such Subsidiary is determined by the Board of Directors not to be a Restricted Subsidiary because in the opinion of the Board of Directors it is not of material importance to the total business conducted by the Company and its Subsidiaries taken as a whole; and (iv) the assets of which have a gross book value (without deducting any depreciation, amortization or other applicable reserves) which exceeds 1% of Consolidated Assets. The term "Indebtedness" as used in the Indentures means, with respect to any Person, (a) any liability of such Person (1) for borrowed money, or under any reimbursement obligation relating to a letter of credit, or
(2) evidenced by a bond, note, debenture or similar instrument, or (3) for payment obligations arising under any conditional sale or other title retention arrangement (including a purchase money obligation) given in connection with the acquisition of any businesses, properties or assets of any kind, or (4) for the payment of money relating to a capitalized lease obligation; (b) any liability of others described in the preceding clause (a) that such Person has guaranteed or that is otherwise its legal liability; and (c) any amendment, supplement, modification, deferral, renewal, extension or refunding of any liability of the types referred to in clauses (a) and (b) above.

EVENTS OF DEFAULT

Unless otherwise specified in the applicable Prospectus Supplement, an Event of Default with respect to the Debt Securities of any series is defined in the relevant Indenture as being: (i) default for 30 days in payment of any interest with respect to any Debt Security of such series; (ii) default in payment of principal or any premium with respect to any Debt Security of such series when due upon maturity, redemption or otherwise; (iii) default in the deposit of any sinking fund payment when due with respect to any Debt Security of such series;
(iv) default by the Company in the performance, or breach, of any other covenant or warranty in the relevant Indenture (other than a covenant or warranty included therein solely for the benefit of series of Debt Securities other than that series) or any Debt Security of such series which shall not have been remedied for a period of 90 days after notice to the Company by the relevant Trustee or the holders of not less than 25% in aggregate principal amount of the Debt Securities of such series then outstanding; (v) acceleration of the maturity of any single outstanding issue of Indebtedness of the Company with an outstanding aggregate principal amount in excess of $35,000,000 (including an acceleration under the relevant Indenture with respect to Debt Securities of any other series), as a result of an event of default thereunder, which acceleration is not annulled or which Indebtedness is not discharged within 30 days thereafter or such longer period during which the Company is contesting in good faith such acceleration; (vi) certain events of bankruptcy, insolvency or reorganization of the Company; or (vii) any other Event of Default established for the Debt Securities of such series. No Event of Default with respect to any particular series of Debt Securities necessarily constitutes an Event of Default with respect to any other series of Debt Securities. Each Indenture provides that the Trustee thereunder may withhold notice to the holders of the Debt Securities of any series of the occurrence of a default with respect to the Debt Securities of such series (except a default in payment of principal, premium, if any, interest, if any, or sinking fund payments, if any) if the Trustee considers it in the interest of the holders to do so.

Each Indenture provides that if an Event of Default with respect to any series of Debt Securities issued thereunder shall have occurred and be continuing, either the relevant Trustee or the holders of at least 25% in principal amount of the Debt Securities of such series then outstanding may declare the principal amount (or if any Debt Securities of such series are Original Issue Discount Securities, such lesser amount as may be specified in the terms thereof) of all the Debt Securities of such series to be due and payable immediately, but upon certain conditions such declaration and its consequences may be rescinded and annulled by the holders of a majority in principal amount of the Debt Securities of such series then outstanding.

Subject to the provisions of Trust Indenture Act requiring each Trustee, during the continuance of an Event of Default under the relevant Indenture, to act with the requisite standard of care, a Trustee is under no obligation to exercise any of its rights or powers under the relevant Indenture at the request or direction of any of the holders of Debt Securities of any series unless such holders have offered such Trustee reasonable indemnity. Subject to the foregoing, holders of a majority in principal amount of the then outstanding Debt Securities of any series issued under an Indenture shall have the right, subject to certain limitations, to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee under such Indenture with respect to such series. Each Indenture requires the annual filing by the Company with the relevant Trustee of a certificate as to whether or not the Company is in default under the terms of such Indenture.

Notwithstanding any other provision of the Indentures, the holder of any Debt Security shall have the right, which is absolute and unconditional, to receive payment of the principal of and premium, if any, and interest, if any, on such Debt Security on the respective due dates therefor (as the same may be extended in accordance with the terms of such Debt Security) and to institute suit for enforcement of any such payment, and such right shall not be impaired without the consent of such holder. In addition, in the case of a Subordinated Debt Security issued to the Trust, if an Event of Default has occurred and is continuing and such Event of Default is attributable to the failure by the Company to pay the principal of or premium, if any, or interest, if any, on such Subordinated Debt Security, then a holder of Trust Preferred Securities may directly institute a proceeding against the Company for payment.

MODIFICATION, WAIVERS AND MEETINGS

Each Indenture contains provisions permitting the Company and the Trustee thereunder, with the consent of the holders of a majority in principal amount of the outstanding Debt Securities of each series issued under such Indenture and affected by a modification or amendment, to modify or amend any of the provisions of such Indenture or of the Debt Securities of such series or the rights of the holders of the Debt Securities of such series under such Indenture, provided that no such modification or amendment shall, among other things, (i) change the stated maturity of the principal of, or premium, if any, or any installment of interest, if any, on any Debt Securities issued under such Indenture or reduce the principal amount thereof or any redemption premium thereon, or reduce the rate of interest thereon, or reduce the amount of principal of any Original Issue Discount Securities that would be due and payable upon an acceleration of the maturity thereof, or change any place where, or the Currency in which, any Debt Securities issued under such Indenture are payable, or impair the holder's right to institute suit to enforce the payment of any such Debt Securities on or after the stated maturity thereof (as the same may be extended in accordance with the terms of such Debt Securities), or make any change that adversely affects the right, if any, to convert or exchange such Debt Securities for other securities in accordance with their terms, or (ii) reduce the aforesaid percentage of Debt Securities of any series issued under such Indenture, the consent of the holders of which is required for any such modification or amendment or the consent of whose holders is required for any waiver (of compliance with certain provisions of such Indenture or certain defaults thereunder and their consequences) or reduce the requirements for a quorum or voting at a meeting of holders of such Debt Securities or (iii) solely in the case of the Subordinated Indenture, modify any of the provisions of Article Sixteen thereof (relating to subordination of the Subordinated Debt Securities) or the definition of Senior Indebtedness in a manner adverse to the holders of the Subordinated Debt Securities, without in each such case obtaining the consent of the holder of each outstanding Debt Security issued under such Indenture so affected.

If the Trust or the Property Trustee holds a series of Subordinated Debt Secu-rities, no such amendment, modification or waiver which requires approval of holders of a certain percentage in principal amount of the outstanding Subordi-nated Debt Securities of such series shall be effective as to such series of Subordinated Debt Securities, without the approval of the holders of at least the same percentage of aggregate liquidation amount of outstanding Trust Secu-rities.

Each Indenture also contains provisions permitting the Company and the relevant Trustee, without the consent of the holders of any Debt Securities issued thereunder, to modify or amend such Indenture in order to, among other things,
(a) add to the Events of Default or the covenants of the Company for the benefit of the holders of all or any series of Debt Securities issued under such Indenture; (b) to add or change any provisions of such Indenture to facilitate the issuance of Bearer Securities; (c) to establish the form or terms of Debt Securities of any series and any related coupons; (d) to cure any ambiguity or correct or supplement any provision therein which may be defective or inconsistent with other provisions therein, or to make any other provisions with respect to matters or questions arising under such Indenture which shall not adversely affect the interests of the holders of any series of Debt Securities issued thereunder in any material respect; or (e) to amend or supplement any provision contained in such Indenture, provided that such amendment or supplement does not apply to any outstanding Debt Securities issued prior to the date of such amendment or supplement and entitled to the benefits of such provision.

The holders of a majority in aggregate principal amount of the outstanding Debt Securities of any series may waive compliance by the Company with certain restrictive provisions of the relevant Indenture, including the covenant described above under "Certain Covenants of the Company -- Covenant in the Senior Indenture -- Limitation on Liens" (which covenant is included only in the Senior Indenture). The Holders of a majority in aggregate principal amount of the outstanding Debt Securities of any series may, on behalf of all holders of Debt Securities of that series, waive any past default under the applicable Indenture with respect to Debt Securities of that series and its consequences, except a default in the payment of the principal of, or premium, if any, or interest, if any, on any Debt Securities of such series or in respect of a covenant or provision which cannot be modified or amended without the consent of the holder of each outstanding Debt Securities of such series affected.

Each Indenture contains provisions for convening meetings of the holders of Debt Securities of a series issued thereunder. A meeting may be called at any time by the relevant Trustee, and also, upon request, by the Company or the holders of at least 10% in principal amount of the outstanding Debt Securities of such series, in any such case upon notice given in accordance with the provisions of such Indenture. Except for any consent which must be given by the holder of each outstanding Debt Security affected thereby, as described above, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum (as described below) is present may be adopted by the affirmative vote of the holders of a majority in principal amount of the outstanding Debt Securities of that series; provided, however, that any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action which may be made, given or taken by the holders of a specified percentage, which is less than a majority, in principal amount of the outstanding Debt Securities of a series may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the holders of such specified percentage in principal amount of the outstanding Debt Securities of that series. Any resolution passed or decision taken at any meeting of holders of Debt Securities of any series duly held in accordance with the relevant Indenture will be binding on all holders of Debt Securities of that series and the related coupons. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be persons holding or representing a majority in principal amount of the outstanding Debt Securities of a series, subject to certain exceptions.

DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE

Upon the direction of the Company, either Indenture shall cease to be of further effect with respect to any series of Debt Securities issued thereunder specified by the Company (subject to the survival of certain provisions thereof, including the obligation to pay Additional Amounts to the extent described below) when (i) either (A) all outstanding Debt Securities of such series and, in the case of Bearer Securities, all coupons appertaining thereto, have been delivered to the relevant Trustee for cancellation (subject to certain exceptions) or (B) all Debt Securities of such series and, if applicable, any coupons appertaining thereto, have become due and payable or will become due and payable at their stated maturity within one year or are to be called for redemption within one year and the Company has deposited with the Trustee, in trust, funds in U.S. dollars or in such Foreign Currency in which such Debt Securities are payable in an amount sufficient to pay the entire indebtedness on such Debt

Securities in respect of principal (and premium, if any) and interest, if any, (and, to the extent that (x) the Debt Securities of such series provide for the payment of Additional Amounts upon the occurrence of certain events of taxation, assessment or governmental charge with respect to payments on such Debt Securities and (y) the amount of any such Additional Amounts is at the time of deposit reasonably determinable by the Company (in the exercise of its sole discretion), any such Additional Amounts) to the date of such deposit (if such Debt Securities have become due and payable) or to the Maturity thereof, as the case may be, (ii) the Company has paid all other sums payable under the Indenture with respect to the Debt Securities of such series, and (iii) certain other conditions are met. If the Debt Securities of any such series provide for the payment of Additional Amounts, the Company will remain obligated, following such deposit, to pay Additional Amounts on such Debt Securities to the extent that the amount thereof exceeds the amount deposited in respect of such Additional Amounts as aforesaid.

Unless otherwise provided in the applicable Prospectus Supplement, the Company may elect with respect to any series of Debt Securities either (a) to defease and be discharged from any and all obligations with respect to such Debt Securities (except for, among other things, the obligation to pay Additional Amounts, if any, upon the occurrence of certain events of taxation, assessment or governmental charge with respect to payments on such Debt Securities to the extent that the amount thereof exceeds the amount deposited in respect of such Additional Amounts as provided below, and the obligations to register the transfer or exchange of such Debt Securities, to replace temporary or mutilated, destroyed, lost or stolen Debt Securities, to maintain an office or agency in respect of such Debt Securities, to hold moneys for payment in trust, and, if applicable, to exchange or convert such Debt Securities into other securities in accordance with their terms) ("defeasance"), or (b) to be released from its obligations with respect to such Debt Securities described above under "-- Certain Covenants of the Company -- Covenants in the Senior Indenture -- Limitation on Liens" (which covenant appears only in the Senior Indenture) and certain other restrictive covenants, if any, in the relevant Indenture and, if indicated in the applicable Prospectus Supplement, its obligations with respect to any other covenant applicable to the Debt Securities of such series, and any omission to comply with such obligations shall not constitute a default or an Event of Default with respect to the Debt Securities of such series ("covenant defeasance"), in either case upon the irrevocable deposit with the relevant Trustee (or other qualifying trustee), in trust for such purpose, of an amount, in U.S. dollars or in such Foreign Currency in which such Debt Securities are payable at Stated Maturity, and/or Government Obligations (as defined in the relevant Indenture) which through the payment of principal and interest in accordance with their terms will provide money, in an amount sufficient to pay the principal of and any premium and any interest on (and, to the extent that (x) the Debt Securities of such series provide for the payment of Additional Amounts and (y) the amount of any such Additional Amounts is at the time of deposit reasonably determinable by the Company (in the exercise of its sole discretion), any such Additional Amounts with respect to) such Debt Securities, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor or the applicable redemption date, as the case may be.

Such defeasance or covenant defeasance shall only be effective if, among other things, (i) it shall not result in a breach or violation of, or constitute a default under, the relevant Indenture or any other material agreement relating to indebtedness for borrowed money to which the Company is a party or is bound,
(ii) the Company has delivered to the relevant Trustee an opinion of counsel (as specified in the relevant Indenture) to the effect that the holders of such Debt Securities will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance or covenant defeasance, as the case may be, and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred and (iii) if the cash and Government Obligations deposited are sufficient to pay the outstanding Debt Securities of such series provided such Debt Securities are redeemed on a particular redemption date, the Company shall have given the applicable Trustee irrevocable instructions to redeem such Debt Securities on such date. It shall also be a condition to the effectiveness of such defeasance or covenant defeasance that no Event of Default or event which with notice or lapse of time or both would become an Event of Default with respect to Debt Securities of such series shall have occurred and been continuing on the date of such deposit into trust and, solely in the case of defeasance, no Event of Default described in clause (vi) of the first paragraph under "--Events of Default" above shall have occurred and be continuing during the period ending on the 91st day after the date of, such deposit into trust.

Unless otherwise provided in the applicable Prospectus Supplement, if after the Company has deposited funds and/or Government Obligations to effect defeasance or covenant defeasance with respect to Debt Securities of any series, (a) the holder of a Debt Security of such series is entitled to, and does, elect pursuant to the applicable Indenture or the terms of such Debt Security to receive payment in a Currency other than that in which such deposit has been made in respect of such Debt Security, or (b) a Conversion Event (as defined below) occurs in respect of the Foreign Currency in which such deposit has been made, the indebtedness represented by such Debt Security shall be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of (and premium, if any) and interest, if any, on such Debt Security as such Debt Security becomes due out of the proceeds yielded by converting the amount so deposited in respect of such Debt Security into the Currency in which such Debt Security becomes payable as a result of such election or such Conversion Event based on (x) in the case of payments made pursuant to clause (a) above, the applicable market exchange rate for such Foreign Currency in effect on the second business day prior to such payment date, or (y) with respect to a Conversion Event, the applicable market exchange rate for such Foreign Currency in effect (as nearly as feasible) at the time of the Conversion Event.

"Conversion Event" means the cessation of use of (i) a Foreign Currency both by the government of the country or the confederation which issued such Foreign Currency and for the settlement of transactions by a central bank or other public institutions of or within the international banking community, (ii) the ECU both within the European Monetary System and for the settlement of transactions by public institutions of or within the European Union or (iii) any currency unit or composite currency other than the ECU for the purposes for which it was established.

In the event the Company effects covenant defeasance with respect to any Debt Securities and such Debt Securities are declared due and payable because of the occurrence of any Event of Default other than an Event of Default with respect to the covenant described above under "-- Certain Covenants of the Company -- Covenant in the Senior Indenture -- Limitation on Liens" (which covenant appears only in the Senior Indenture and which would no longer be applicable to such Debt Securities after such covenant defeasance) or with respect to any other covenant as to which there has been covenant defeasance, the amount of monies and/or Government Obligations deposited with the applicable Trustee to effect such covenant defeasance may not be sufficient to pay amounts due on such Debt Securities at the time of any acceleration resulting from such Event of Default. However, the Company would remain liable to make payment of such amounts due at the time of acceleration.

The applicable Prospectus Supplement may further describe the provisions, if any, permitting or restricting such defeasance or covenant defeasance with respect to the Debt Securities of a particular series.

GOVERNING LAW

The Indentures and the Debt Securities will be governed by, and construed in accordance with, the laws of the State of New York.

REGARDING THE TRUSTEES

The Trust Indenture Act of 1939 contains limitations on the rights of a trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. Each Trustee is permitted to engage in other transactions with the Company and its subsidiaries from time to time, provided that if such Trustee acquires any conflicting interest it must eliminate such conflict upon the occurrence of an Event of Default under the relevant Indenture, or else resign.

SUBORDINATION OF SUBORDINATED DEBT SECURITIES

The payment of the principal of, premium, if any, and interest, if any, on the Subordinated Debt Securities will be subordinated, to the extent and in the manner set forth in the Subordinated Indenture, in right of payment to the prior payment in full of all Senior Indebtedness which may at any time and from time to time be outstanding. Unless otherwise provided in the applicable Prospectus Supplement with respect to an issue of Subordinated Debt Securities, in the event of any distribution of assets of the Company upon any dissolution, winding up, liquidation or reorganization of the Company, (i) all Senior Indebtedness shall first be paid in full, or such payment shall be provided for, before any payment on account of the principal of, or premium, if any, or interest, if any, on the Subordinated Debt Securities is made, (ii) any payment or distribution of assets of the Company to which the holders of the Subordinated Debt Securities would be entitled except for the subordination provisions of the Subordinated Indenture shall be paid by the liquidating trustee or other person making such distribution directly to the holders of Senior Indebtedness or on their behalf, to the extent necessary to make payment in full of all Senior Indebtedness remaining unpaid, after giving effect to any concurrent payment or distribution to the holders of such Senior Indebtedness, and (iii) in the event that, notwithstanding the foregoing, any payment or distribution of assets of the Company is received by the Subordinated Trustee or the holders of any of the Subordinated Debt Securities before all Senior Indebtedness is paid in full, or such payment is duly provided for, such payment or distribution will be paid over to the holders of such Senior Indebtedness or on their behalf for application to the payment of all such Senior Indebtedness remaining unpaid until all such Senior Indebtedness has been paid in full or such payment provided for, after giving effect to any concurrent payment or distribution to the holders of such Senior Indebtedness. Subject to the payment in full of all Senior Indebtedness upon any such distribution of assets of the Company, or such payment having been duly provided for, the holders of the Subordinated Debt Securities will be subrogated to the rights of the holders of the Senior Indebtedness to receive payments or distributions of cash, property or securities of the Company applicable to Senior Indebtedness until the principal of (and premium, if any) and interest, if any, on the Subordinated Debt Securities shall be paid in full.

By reason of such subordination, in the event of any distribution of assets of the Company upon dissolution, winding up, liquidation, reorganization or other similar proceedings of the Company, (i) holders of Senior Indebtedness will be entitled to be paid in full before payments may be made on the Subordinated Debt Securities and the holders of Subordinated Debt Securities will be required to pay over their share of such distribution, to the extent made in respect of such Subordinated Debt Securities, to the holders of Senior Indebtedness until such Senior Indebtedness is paid in full and (ii) creditors of the Company who are neither holders of Subordinated Debt Securities nor holders of Senior Indebtedness may recover less, ratably, than holders of Senior Indebtedness and may recover more, ratably, than the holders of the Subordinated Debt Securities. Furthermore, such subordination may result in a reduction or elimination of payments to the holders of Subordinated Debt Securities. The Subordinated Indenture provides that the subordination provisions thereof will not apply to any money and securities held in trust pursuant to the discharge, defeasance and covenant defeasance provisions of the Subordinated Indenture (see "--Discharge, Defeasance and Covenant Defeasance" above).

The Subordinated Indenture also provides that no payment on account of the principal of, or premium, if any, sinking funds, if any, or interest, if any, on the Subordinated Debt Securities shall be made if there shall have occurred and be continuing (i) a default in the payment when due of principal of, or premium, if any, sinking funds, if any, or interest, if any on any Senior Indebtedness of the Company and any applicable grace period with respect to such default shall have ended without such default having been cured or waived or ceasing to exist or (ii) an event of default with respect to any Senior Indebtedness of the Company resulting in the acceleration of the maturity thereof without such acceleration having been rescinded or annulled.

The Subordinated Indenture defines "Senior Indebtedness" as (a) any liability of the Company (1) for borrowed money or under any reimbursement obligation relating to a letter of credit, surety bond or similar instrument, or (2) evidenced by a bond, note, debenture or similar instrument, or (3) for obligations to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, or (4) for the payment of money relating to a capitalized lease obligation, or (5) for the payment of money under any Swap Agreement; (b) any liability of others described in the preceding clause (a) that the Company has guaranteed or that is otherwise its legal liability; and (c) any deferral, renewal, extension or refunding of any liability of the types referred to in clauses (a) and (b) above, unless, in the instrument creating or evidencing any such liability referred to in clause (a) or (b) above or any such deferral, renewal, extension or refunding referred to in clause (c) above or pursuant to which the same is outstanding, it is expressly provided that such liability, deferral, renewal, extension or refunding is subordinate in right of payment to all other Indebtedness of the Company or is not senior or prior in right of payment to the Subordinated Debt Securities or ranks pari passu with or subordinate to the Subordinated Debt Securities in right of payment; and provided that the Subordinated Debt Securities shall not constitute Senior Indebtedness; and provided, further, that Senior Indebtedness shall not include any indebtedness or guarantees between or among the Company or its affiliates, including all debt securities or guarantees in respect of those debt securities issued to any trust (including CNF Trust I), trustee of a trust (including CNF Trust I), partnership, limited liability company or other person affiliated with the Company that is a financing vehicle of the Company (a "financing entity") in connection with the issuance by such financing entity of preferred securities unless otherwise expressly provided in the instrument creating or evidencing such indebtedness, debt securities or guarantees, as the case may be, or pursuant to which the same is outstanding. The Subordinated Indenture defines "Swap Agreement" as any financial agreement designed to manage the Company's exposure to fluctuations in interest rates, currency exchange rates or commodity prices, including without limitation swap agreements, option agreements, cap agreements, floor agreements, collar agreements and forward purchase agreements. The Subordinated Indenture does not limit or prohibit the incurrence of Senior Indebtedness by the Company. Senior Indebtedness may include debt securities, indebtedness and other obligations that constitute "Senior Indebtedness" for purposes of (and which are therefore senior in right of payment to) the Subordinated Debt Securities but which are subordinate in right of payment to certain other indebtedness and obligations of the Company. In that regard, the Company may issue other debt securities or incur other indebtedness or obligations which are referred to or designated as "subordinated" securities, indebtedness or obligations but which may constitute Senior Indebtedness for purposes of the Subordinated Indenture.

If this Prospectus is being delivered in connection with the offering of a series of Subordinated Debt Securities, the accompanying Prospectus Supplement or the information incorporated by reference herein will set forth the approximate amount of Senior Indebtedness outstanding as of a recent date. There are no limitations in the Subordinated Indenture on the issuance or incurrence of Senior Indebtedness of the Company.

                         DESCRIPTION OF PREFERRED STOCK

The Company may issue shares of its Preferred Stock, in one or more series, either separately, or together with, or upon the conversion of or in exchange for, other Securities. The summary of certain provisions of the Preferred Stock set forth below and the summary of certain terms of a particular series of Preferred Stock set forth in the applicable Prospectus Supplement do not purport to be complete and are subject to and qualified in their entirety by reference to all of the provisions of the Company's certificate of incorporation, as amended (the "Amended Certificate of Incorporation"), and the Company's By-laws, which have been filed or incorporated by reference as exhibits to the Registration Statement, and the form of certificate of designations relating to such series of Preferred Stock which will be filed as an exhibit to or incorporated by reference in the Registration Statement, all of which are incorporated herein by reference.

The following description of Preferred Stock sets forth certain general terms and provisions of the series of Preferred Stock to which any Prospectus Supplement may relate. Certain other terms of any particular series of Preferred Stock, including Preferred Stock to be represented by Depositary Shares, will be described in the applicable Prospectus Supplement. To the extent that any particular terms of any Preferred Stock described in a Prospectus Supplement differ from any of the terms described herein, then such terms described herein shall be deemed to have been superseded by such Prospectus Supplement.

GENERAL

Under the Amended Certificate of Incorporation, the Company is authorized to issue up to 5,000,000 shares of Preferred Stock, without par value, which may be issued from time to time in one or more series. Subject to limitations prescribed by Delaware law and the Amended Certificate of Incorporation, the Board of Directors is authorized to fix the number of shares constituting each series of Preferred Stock and the designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, including the dividend rights, dividend rates, conversion rights, exchange rights, voting rights, rights and terms of redemption (including sinking fund and purchase fund provisions), redemption prices and dissolution preferences.

The Company has issued and outstanding shares of its Series B Cumulative Convertible Preferred Stock, no par value (the "Series B Preferred Stock"). Unless otherwise provided in the applicable Prospectus Supplement, any Offered Preferred Stock will rank, as to the payment of dividends and the distribution of assets on liquidation, dissolution or winding up of the Company, junior to the Series B Preferred Stock. See "-- Ranking" and "-- Dividend, Repurchase and Redemption Restrictions" below and "Description of Capital Stock."

Reference is made to the applicable Prospectus Supplement relating to the series of Preferred Stock offered thereby (the "Offered Preferred Stock") for specific terms, including (where applicable): (1) the title of such Offered Preferred Stock; (2) the number of shares of such Offered Preferred Stock offered, the liquidation preference per share and the initial public offering price of such Offered Preferred Stock; (3) the dividend rate or method of calculation thereof and the dividend payment dates or periods; (4) the date from which dividends on such Offered Preferred Stock shall accrue and whether dividends on such Offered Preferred Stock will be cumulative; (5) the procedures for any auction or remarketing, if any, of such Offered Preferred Stock; (6) the provisions for a sinking fund, if any, for such Offered Preferred Stock; (7) the provisions for redemption or repurchase, if applicable, of such Offered Preferred Stock; (8) any listing of such Offered Preferred Stock on any securities exchange; (9) the terms and conditions, if any, upon which such Offered Preferred Stock will be convertible into or exchangeable for other Securities; (10) whether interests in such Offered Preferred Stock will be represented by Depositary Shares; (11) the preferences of such Offered Preferred Stock as to dividends and upon liquidation, dissolution or winding up of the Company; and (12) any other specific terms of such Offered Preferred Stock.

RANKING

Unless otherwise specified in the applicable Prospectus Supplement, any series of Offered Preferred Stock offered thereby will rank, with respect to both the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up of the Company, (i) junior to the Series B Preferred Stock, (ii) senior to the Common Stock, and (iii) on a parity with shares of any other outstanding series of Offered Preferred Stock.

DIVIDEND, REPURCHASE AND REDEMPTION RESTRICTIONS

As described under "Description of Capital Stock -- Authorized and Outstanding Preferred Stock--Series B Preferred Stock," and unless otherwise described in the applicable Prospectus Supplement, the Company will be prohibited (subject to certain limited exceptions) from paying dividends on, and from redeeming or otherwise purchasing, any shares of Offered Preferred Stock if the Company has not paid full cumulative dividends on the Series B Preferred Stock. In addition, certain agreements to which the Company is a party contain covenants which have the effect of restricting the payment of dividends and the redemption or repurchase of capital stock by the Company. In the event of a deterioration in the financial condition or results of operations of the Company, such covenants could limit or prohibit the payment of dividends on, or the repurchase or redemption of, Offered Preferred Stock. In addition, the Company is a holding company substantially all of whose consolidated assets are held by its subsidiaries, and the cash flow of the Company and the consequent ability to pay dividends on and to redeem or repurchase its securities, including, Offered Preferred Stock, are largely dependent upon the results of operations of such subsidiaries. See "Description of Debt Securities -- Ranking of Debt Securities; Holding Company Structure."

DIVIDENDS

Subject to the preferential rights of holders of the Series B Preferred Stock and any other capital stock of the Company ranking prior to any series of the Offered Preferred Stock as to dividends, holders of shares of such Offered Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors of the Company, out of assets of the Company legally available therefor, dividends at such rates and on such dates as will be set forth in, or as are determined by the method described in, the applicable Prospectus Supplement. Such rates may be fixed or variable or both. If variable, the formula used for determining the dividend rate for each dividend period will be specified in the applicable Prospectus Supplement. Each such dividend shall be payable to holders of record as they appear on the stock transfer books of the Company on such record dates as shall be fixed by the Board of Directors of the Company. Dividends may be paid in the form of cash, Preferred Stock (of the same or a different series), or other securities or property, in each case as specified in the applicable Prospectus Supplement.

Dividends on any series of the Offered Preferred Stock may be cumulative or non-cumulative, as provided in the applicable Prospectus Supplement. Dividends, if cumulative, will be cumulative from and after the date set forth in the applicable Prospectus Supplement. If the Board of Directors of the Company fails to declare a dividend payable on a dividend payment date on any series of the Offered Preferred Stock for which dividends are non-cumulative, then the holders of such series of the Offered Preferred Stock will have no right to receive a dividend in respect of the dividend period ending on such dividend payment date, and the Company will have no obligation to pay the dividend accrued for such period, whether or not dividends on such series are declared payable on any future dividend payment date.

No full dividends will be declared or paid or set aside for payment on any Preferred Stock of the Company ranking, as to dividends, on a parity with or junior to any outstanding series of Offered Preferred Stock for any period unless full dividends on such series of Offered Preferred Stock (including accumulated dividends on any such series of Offered Preferred Stock on which dividends are cumulative) have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set aside for payment. When dividends are not paid in full on any series of Offered Preferred Stock and any other Preferred Stock ranking on a parity as to dividends with such series of Offered Preferred Stock, all dividends declared or paid upon shares of Offered Preferred Stock of such series and any other Preferred Stock ranking on a parity as to dividends with the Offered Preferred Stock of such series shall be declared and paid pro rata so that the amount of dividends declared and paid per share on the Offered Preferred Stock of such series and such other Preferred Stock shall in all cases bear to each other the same ratio that accrued dividends per share (which in the case of non-cumulative Preferred Stock shall not include any accumulation in respect of unpaid dividends for prior dividend periods) on shares of such series of Offered Preferred stock and such other Preferred Stock bear to each other. Except as provided in the preceding sentence, unless full dividends on all outstanding shares of any series of Offered Preferred Stock (including accumulated dividends on any such series on which dividends are cumulative) have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set aside for payment, no dividends (other than dividends or distributions paid in shares of, or options, warrants or rights to subscribe for or purchase shares of, Common Stock or any other stock of the Company ranking junior to the Offered Preferred Stock of such series as to dividends and as to distribution of assets upon liquidation, dissolution or winding up of the Company) shall be declared or paid or set aside for payment or any other distribution declared or made upon the Common Stock or any other stock of the Company ranking junior to or on a parity with the Offered Preferred Stock of such series as to dividends or distribution of assets upon liquidation, dissolution or winding up of the Company, nor may any Common Stock or any other stock of the Company ranking junior to or on a parity with the Preferred Stock of such series as to dividends or distribution of assets upon liquidation, dissolution or winding up of the Company be redeemed, purchased or otherwise acquired for any consideration (and no moneys shall be paid to or made available for a sinking fund for the redemption of any shares of any such junior of parity stock) by the Company (except by conversion into or exchange for stock of the Company ranking junior to the Offered Preferred Stock of such series as to dividends and as to distribution of assets upon liquidation, dissolution or winding up of the Company).

Holders of shares of any series of Offered Preferred Stock shall not be entitled to any dividends, whether payable in cash, securities or other property, in excess of full cumulative (if applicable) dividends on such series. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend or payments which may be in arrears.

The Company will be prohibited from paying dividends on Offered Preferred Stock of any series in the event of a dividend arrearage on the Series B Preferred Stock and may be prohibited from paying dividends on Offered Preferred Stock of any series as a result of certain other dividend restrictions. See "-- Dividend, Repurchase and Redemption Restrictions" above and "Description of Capital Stock -- Authorized and Outstanding Preferred Stock -- Series B Preferred Stock" below.

REDEMPTION AND REPURCHASE

The shares of Offered Preferred Stock of any series may be redeemable at the option of the Company, may be subject to mandatory redemption pursuant to a sinking fund or otherwise, or may be subject to repurchase by the Company at the option of the holders, in each case upon the terms, at the times and at the prices set forth in the applicable Prospectus Supplement. Offered Preferred Stock redeemed by the Company will be restored to the status of authorized but unissued shares of Preferred Stock.

The Prospectus Supplement relating to a series of Offered Preferred Stock which is subject to mandatory redemption will specify the number of shares of such series which shall be redeemed by the Company in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to all accrued and unpaid dividends thereon (including accumulated dividends on any such series on which dividends are cumulative) to the date fixed for redemption. The redemption price may be payable in cash, securities or other property, as specified in the Prospectus Supplement relating to such series of Offered Preferred Stock.

If fewer than all of the outstanding shares of any series of Offered Preferred Stock are to be redeemed, the shares to be redeemed will be determined pro rata, by lot or by any other method deemed equitable by the Company.

In the event that full cumulative dividends on any series of Offered Preferred Stock (including accumulated dividends on any such series on which dividends are cumulative) have not been declared and paid or declared and a sum sufficient for the payment thereof set apart for payment, the Company shall not redeem, repurchase or otherwise acquire any shares of such series of Offered Preferred Stock except by conversion into or exchange for capital stock of the Company ranking junior to the Offered Preferred Stock of such series as to dividends and as to distributions upon liquidation, dissolution or winding up of the Company, or except pursuant to a purchase or exchange offer made on the same terms to all holders of such series of Offered Preferred Stock.

Notice of redemption shall be given by mailing the same to each record holder of the shares to be redeemed, not less than 30 nor more than 60 days prior to the date fixed for redemption thereof, to the respective addresses of such holders as the same shall appear in the stock registry of the Company. Each such notice shall state: (i) the redemption date; (ii) the number of shares and series of Offered Preferred Stock to be redeemed; (iii) the redemption price;
(iv) the place or places where certificates for such Offered Preferred Stock are to be surrendered for payment of the redemption price; (v) that dividends on the shares to be redeemed will cease to accrue on such redemption date; and
(vi) the date upon which the holder's conversion rights as to such shares, if any, shall terminate. If fewer than all shares of any series of the Preferred Stock held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of shares to be redeemed from such holder.

If a notice of redemption has been given, from and after the redemption date for the shares of Offered Preferred Stock called for redemption (unless the Company shall default in providing money for the payment of the redemption price of the shares so called for redemption plus, if applicable, accrued and unpaid dividends), dividends on the shares of Offered Preferred Stock so called for redemption shall cease to accrue and such shares shall no longer be deemed to be outstanding, and all rights of the holders thereof as shareholders of the Company shall cease, except the right to receive the redemption price plus, if applicable, accrued and unpaid dividends upon surrender of the certificates representing the shares to be so redeemed (properly endorsed or assigned for transfer, if the Company shall so require) in accordance with such notice. If fewer than all of the shares represented by any such certificates are redeemed, a new certificate shall be issued representing the unredeemed shares.

The Company will be prohibited from redeeming or repurchasing Offered Preferred Stock of any series in the event of a dividend arrearage on the Series B Preferred Stock and may be prohibited from redeeming or repurchasing Offered Preferred Stock of any series as the result of certain other dividend restrictions. See "-- Dividend, Repurchase and Redemption Restrictions" above and "Description of Capital Stock" below.

LIQUIDATION PREFERENCE

Upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, and after payment of all amounts due upon liquidation, dissolution or winding up to holders of the Series B Preferred Stock and any other capital stock of the Company ranking prior to the Offered Preferred Stock of any series as to the distribution of assets upon liquidation, dissolution or winding up, and subject to the rights of holders of any capital stock of the Company ranking on a parity with the shares of Offered Preferred Stock of such series as to distribution of assets upon liquidation, dissolution or winding up of the Company, the holders of shares of Offered Preferred Stock of such series shall be entitled to receive, out of assets of the Company legally available therefor and before any distribution or payment shall be made to the holders of any Common Stock or any other class or series of capital stock of the Company ranking junior to the Offered Preferred Stock of such series as to distribution of assets upon liquidation, dissolution or winding up of the Company, liquidating distributions in the amount of the liquidation preference per share set forth in the applicable Prospectus Supplement, plus accrued and unpaid dividends (including accumulated dividends if dividends on such series of Offered Preferred Stock are cumulative). After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Offered Preferred Stock of such series will have no right or claim to any of the remaining assets of the Company. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the legally available assets of the Company are insufficient to pay the amount of the liquidating distributions on all outstanding shares of Offered Preferred Stock of any series and the corresponding amounts payable on all shares of other capital stock of the Company ranking on a parity with the Offered Preferred Stock of such series in the distribution of assets upon liquidation, dissolution or winding up, the holders of the Offered Preferred Stock of such series and of such other capital stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

For such purposes, the consolidation or merger of the Company with or into any other person, or the sale, lease, transfer or conveyance of all or substantially all or any portion of the property or business of the Company, shall not be deemed to constitute a liquidation, dissolution or winding up of the Company.

VOTING RIGHTS

Holders of Offered Preferred Stock will not have any voting rights, except as set forth below or as otherwise from time to time required by law or as indicated in the applicable Prospectus Supplement. In the event that the Company issues a series of Offered Preferred Stock with voting rights or the Offered Preferred Stock of any series is entitled pursuant to applicable law to vote on any matter, then, unless otherwise specified in the Prospectus Supplement relating to such series, each share of such series will be entitled to one vote on matters on which holders of such shares are entitled to vote. However, as more fully described under "Description of Depositary Shares," if the Company elects to provide for the issuance of Depositary Shares representing fractional interests in shares of any such series of Offered Preferred Stock, the holder of any such Depositary Share will, in effect and subject to certain limitations and conditions, be entitled to such fraction of a vote, rather than a full vote. In the case of any series of Offered Preferred Stock having one vote per share on matters on which holders of such series are entitled to vote, the voting power of such series on matters on which holders of such series and holders of any other series of Preferred Stock or other capital stock of the Company are entitled to vote as a single class will depend on the number of shares in such series, not the aggregate stated value, liquidation preference or initial offering price of the shares of such series.

So long as any shares of Offered Preferred Stock remain outstanding, and except as otherwise set forth in the applicable Prospectus Supplement or except as otherwise required by applicable law, the Company will not, without the affirmative vote or consent of the holders of at least a majority of the shares of any affected series of Offered Preferred Stock outstanding at the time (voting separately as a single class with all other affected series of Preferred Stock ranking on a parity with the Offered Preferred Stock of such series either as to dividends or as to distribution of assets upon liquidation, dissolution or winding up of the Company and upon which like voting rights have been conferred and are then exercisable), given in person or by proxy, either in writing or at a meeting, (i) authorize, create or issue, or increase the authorized or issued amount of, any class or series of capital stock ranking prior to such affected series of Offered Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up or reclassify any authorized capital stock of the Company into any such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or (ii) amend, alter or repeal the provisions of the Amended Certificate of Incorporation (including the certificate of designations for such affected series of Offered Preferred Stock), whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference or privilege of such affected series of Offered Preferred Stock; provided, however, that any increase in the amount of the authorized Preferred Stock or the creation or issuance of any other class or series of capital stock or any other series of Preferred Stock, or any increase in the number of authorized shares of any series of Preferred Stock, in each case, ranking on a parity with or junior to the Preferred Stock of such affected series with respect to payment of dividends and the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such rights, preferences or privileges.

None of the foregoing voting provisions will apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected or occur, all outstanding shares of the relevant series of Offered Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been deposited in trust to effect such redemption.

Under Delaware law, notwithstanding anything to the contrary set forth above, holders of all outstanding shares of Preferred Stock will be entitled to vote as a class upon a proposed amendment to the Amended Certificate of Incorporation if the amendment would increase or decrease the aggregate number of authorized shares of such class, increase or decrease the par value of the shares of such class, or alter or change the powers, preferences or rights of the shares of such class so as to affect them adversely. However, if any such proposed amendment would change the powers, preferences or rights of one or more series of Preferred Stock so as to affect them adversely, but shall not affect all series of Preferred Stock, then only the shares of the series so affected shall be considered a separate class for such purposes. Any such amendment requires the vote of a majority of the shares entitled to vote thereon, voting as a class.

CONVERSION AND EXCHANGE RIGHTS

The terms, if any, upon which shares of any series of Preferred Stock are convertible into or exchangeable for the Common Stock, another series of Preferred Stock or other Securities will be set forth in the applicable Prospectus Supplement relating thereto. Such terms may include provisions for conversion or exchange, either mandatory, at the option of the holders or at the option of the Company.

TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for the shares of Preferred Stock will be named in the applicable Prospectus Supplement.

                        DESCRIPTION OF DEPOSITARY SHARES

The Company may offer Depositary Shares (either separately or together with other Securities) representing fractional interests in shares of Preferred Stock of any series. In connection with the issuance of any Depositary Shares, the Company will enter into a deposit agreement (a "Deposit Agreement") with a bank or trust company, as depositary (the "Preferred Stock Depositary"), which will be named in the applicable Prospectus Supplement. Depositary Shares will be evidenced by depositary receipts (the "Depositary Receipts") issued pursuant to the related Deposit Agreement. The summary of certain provisions of the Depositary Shares and the Deposit Agreement set forth below and the summary of certain terms of a particular issue of Depositary Shares and the related Deposit Agreement set forth in the applicable Prospectus Supplement do not purport to be complete and are subject to and qualified in their entirety by reference to all the provisions of the form of Deposit Agreement, together with the form of related Depositary Receipt which will be filed as an exhibit to or incorporated by reference in the Registration Statement, all of which are incorporated herein by reference.

The following description of Depositary Shares sets forth certain general terms and provisions of the Depositary Shares and the related Deposit Agreement to which any Prospectus Supplement may relate. Certain other terms of any such Depositary Shares and the related Deposit Agreement will be described in the applicable Prospectus Supplement. To the extent that any particular terms of the Depositary Shares or the related Deposit Agreement described in a Prospectus Supplement differ from any of the terms described herein, then such terms described herein shall be deemed to have been superseded by such Prospectus Supplement.

GENERAL

The Company may provide for the issuance by the Preferred Stock Depositary of Depositary Receipts evidencing the related Depositary Shares, each of which Depositary Shares in turn will represent a fractional interest (which will be specified in the applicable Prospectus Supplement) in one share of a series of Preferred Stock. Shares of Preferred Stock of any series represented by Depositary Shares will be deposited under a separate Deposit Agreement. Subject to the terms of the Deposit Agreement, each owner of a Depositary Receipt will be entitled, in proportion to the fraction of a share of Preferred Stock represented by the related Depositary Share, to all the rights, preferences and privileges of, and will be subject to all of the limitations and restrictions on, the Preferred Stock represented thereby (including, if applicable and subject to certain matters discussed below, dividend, voting, conversion, exchange, redemption and liquidation rights).

Depositary Shares may be issued in respect of shares of the Preferred Stock of any series. Immediately following the issuance of any such shares of Preferred Stock by the Company, the Company will deposit such shares of Preferred Stock with the relevant Preferred Stock Depositary and will cause the Preferred Stock Depositary to issue, on behalf of the Company, the related Depositary Receipts.

Reference is made to the applicable Prospectus Supplement relating to the Depositary Shares offered thereby for specific terms, including (where applicable): (1) the terms of the series of Preferred Stock deposited by the Company under the related Deposit Agreement; (2) the number of such Depositary Shares and the fraction of one share of such Preferred Stock represented by one such Depositary Share; (3) whether such Depositary Shares will be listed on any securities exchange; (4) whether such Depositary Shares will be sold with any other Securities and, if so, the amount and terms thereof; and (5) any other specific terms of such Depositary Shares and the related Deposit Agreement.

Depositary Receipts may be surrendered for transfer or exchange for new Depositary Receipts of different authorized denominations at any office or agency of the relevant Preferred Stock Depositary maintained for such purpose, subject to the terms of the related Deposit Agreement. Unless otherwise specified in the applicable Prospectus Supplement, Depositary Receipts will be issued in denominations evidencing any whole number of Depositary Shares. No service charge will be made for any permitted transfer or exchange of Depositary Receipts, but the Company or the Preferred Stock Depositary may require payment of any tax or other governmental charge payable in connection therewith.

DIVIDENDS AND OTHER DISTRIBUTIONS

The Preferred Stock Depositary will distribute all cash dividends or other cash distributions received in respect of the related Preferred Stock to the record holders of Depositary Receipts in proportion, insofar as possible, to the number of Depositary Receipts owned by such holders on the relevant record date. The Preferred Stock Depositary will distribute only such amount, however, as can be distributed without attributing to any holder of Depositary Receipts a fraction of one cent, and any balance not so distributed will be added to and treated as part of the next sum, if any, received by the Preferred Stock Depositary for distribution to the record holders of Depositary Receipts.

In the event of a distribution other than in cash, the Preferred Stock Depositary will distribute property received by it to the record holders of Depositary Receipts entitled thereto in proportion, insofar as possible, to the number of Depositary Receipts owned by such holders on the relevant record date, unless the Preferred Stock Depositary determines that it is not feasible to make such distribution, in which case the Preferred Stock Depositary may, with the approval of the Company, adopt such method as it deems equitable and practicable for the purpose of effecting such distribution, including sale (public or private) of such property and distribution of the net proceeds from such sale to such holders.

The Deposit Agreement will also contain provisions relating to the manner in which any subscription or similar rights offered by the Company to holders of the related series of Preferred Stock will be made available to holders of Depositary Receipts.

The amount distributed in any of the foregoing cases will be reduced by any amount required to be withheld by the Company or the Preferred Stock Depositary on the account of taxes.

WITHDRAWAL OF PREFERRED STOCK

Upon surrender of the Depositary Receipts at an office or agency of the Preferred Stock Depositary maintained for such purpose (unless the related shares of Preferred Stock have previously been called for redemption), the holder thereof will be entitled to delivery, at such office or agency, to or upon such holder's order, of the number of whole shares of the related series of Preferred

Stock and any money or other property represented by such Depositary Receipts. Shares of Preferred Stock so withdrawn, however, may not be redeposited. If the Depositary Receipts delivered by the holder evidence a number of Depositary Shares in excess of the number of whole shares of Preferred Stock to be withdrawn, the Preferred Stock Depositary will deliver to such holder at the same time a new Depositary Receipt evidencing such excess number of Depositary Shares.

REDEMPTION AND REPURCHASE OF PREFERRED STOCK

If a series of Preferred Stock represented by Depositary Shares is subject to redemption at the option of the Company, then, whenever the Company redeems shares of Preferred Stock of such series held by the Preferred Stock Depositary, the Preferred Stock Depositary will redeem as of the same redemption date the number of Depositary Shares representing the shares of the Preferred Stock so redeemed, provided the Company shall have paid in full to the Preferred Stock Depositary the redemption price of the Preferred Stock to be redeemed plus any other amounts or property payable with respect to the Preferred Stock to be redeemed. The redemption price per Depositary Share will be equal to the redemption price and any other amounts or property per share payable with respect to the Preferred Stock multiplied by the fraction of a share of Preferred Stock represented by one such Depositary Share. If less than all of the Depositary Shares are to be redeemed, the Depositary Shares to be redeemed will be selected by the Preferred Stock Depositary by lot or pro rata or other equitable method, in each case as may be determined by the Company. If the Depositary Shares evidenced by a Depositary Receipt are to be redeemed in part only, one or more new Depositary Receipts will be issued for any Depositary Shares not so redeemed.

After the date fixed for redemption, the Depositary Shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the Depositary Receipts evidencing the Depositary Shares so called for redemption will cease, except the right to receive any monies payable upon such redemption and any money or other property to which the holders of such Depositary Receipts were entitled upon such redemption upon surrender of such Depositary Receipts to the Preferred Stock Depositary.

Depositary Shares, as such, are not subject to repurchase by the Company at the option of the holders. Nevertheless, if the Preferred Stock represented by Depositary Shares is subject to repurchase of the option of the holders, the related Depositary Receipts may be surrendered by the holders thereof to the Preferred Stock Depositary with written instructions to the Preferred Stock Depositary to instruct the Company to repurchase the Preferred Stock represented by the Depositary Shares evidenced by such Depositary Receipts at the applicable repurchase price specified in the related Prospectus Supplement. The Company, upon receipt of such instructions and subject to the Company having funds legally available therefor, will repurchase the requisite whole number of shares of such Preferred Stock from the Preferred Stock Depositary, who in turn will repurchase such Depositary Receipts. Notwithstanding the foregoing, holders shall only be entitled to request the repurchase of Depositary Shares representing one or more whole shares of the related Preferred Stock. The repurchase price per Depositary Share will be equal to the repurchase price and any other amounts per share payable with respect to the Preferred Stock multiplied by the fraction of a share of Preferred Stock represented by one Depositary Share. If the Depositary Shares evidenced by a Depositary Receipt are to be repurchased in part only, one or more new Depositary Receipts will be issued for any Depositary Shares not to be repurchased.

VOTING THE PREFERRED STOCK

Upon receipt of notice of any meeting at which the holders of the Preferred Stock of any series represented by Depositary Shares are entitled to vote, the relevant Preferred Stock Depositary will mail the information contained in such notice of meeting to the record holders of the related Depositary Receipts. Each record holder of Depositary Receipts evidencing Depositary Shares on the record date (which will be the same date as the record date for the Preferred Stock) will be entitled to instruct the Preferred Stock Depositary as to the exercise of the voting rights pertaining to the amount of Preferred Stock represented by such holder's Depositary Shares. The Preferred Stock Depositary will endeavor, insofar as practicable, to vote the number of shares of Preferred Stock represented by such Depositary Shares in accordance with such instructions, and the Company will agree to take all reasonable action which may be deemed necessary by the Preferred Stock Depositary in order to enable the Preferred Stock Depositary to do so. The Preferred Stock Depositary will abstain from voting shares of Preferred Stock to the extent it does not receive specific instructions from the holders of Depositary Receipts evidencing the Depositary Shares representing such Preferred Stock.

CONVERSION AND EXCHANGE OF PREFERRED STOCK

If the Preferred Stock represented by Depositary Shares is exchangeable at the option of the Company for other Securities, then, whenever the Company exercises its option to exchange all or a portion of such shares of Preferred Stock held by the Preferred Stock Depositary, the Preferred Stock Depositary will exchange as of the same exchange date a number of such Depositary Shares representing the shares of the Preferred Stock so exchanged, provided the Company shall have issued and deposited with the Preferred Stock Depositary the Securities for which such shares of Preferred Stock are to be exchanged. The exchange rate per Depositary Share shall be equal to the exchange rate per share of Preferred Stock multiplied by the fraction of a share of Preferred Stock represented by one Depositary Share. If less than all of the Depositary Shares are to be exchanged, the Depositary Shares to be exchanged will be selected by the Preferred Stock Depositary by lot or pro rata or other equitable method, in each case as may be determined by the Company. If the Depositary Shares evidenced by a Depositary Receipt are to be exchanged in part only, a new Depositary Receipt or Receipts will be issued for any Depositary Shares not to be exchanged.

Depositary Shares, as such, are not convertible or exchangeable at the option of the holders into other Securities or property. Nevertheless, if the Preferred Stock represented by Depositary Shares is convertible into or exchangeable for other Securities at the option of the holders, the related Depositary Receipts may be surrendered by holders thereof to the Preferred Stock Depositary with written instructions to the Preferred Stock Depositary to instruct the Company to cause conversion or exchange, as the case may be, of the Preferred Stock represented by the Depositary Shares evidenced by such Depositary Receipts into a whole number of shares of Common Stock or Preferred Stock, a whole number of Common Stock Warrants, or Debt Securities in authorized denominations, as specified in the related Prospectus Supplement. The Company, upon receipt of such instructions and any amounts payable in respect thereof, will cause the conversion or exchange, as the case may be, and will deliver to the holders such number of whole shares of Common Stock or Preferred Stock, a whole number of Common Stock Warrants, or a principal amount of Debt Securities in authorized denominations (and cash in lieu of any fractional Security). The exchange or conversion rate per Depositary Share shall be equal to the exchange or conversion rate per share of Preferred Stock multiplied by the fraction of a share of Preferred Stock represented by one Depositary Share. If the Depositary Shares evidenced by a Depositary Receipt are to be converted or exchanged in part only, a new Depositary Receipt or Receipts will be issued for any Depositary Shares not to be converted or exchanged.

AMENDMENT AND TERMINATION OF THE DEPOSIT AGREEMENT

The Depositary Receipts evidencing Depositary Shares and any provision of the related Deposit Agreement may at any time be amended by agreement between the Company and the Preferred Stock Depositary. However, any amendment that materially and adversely alters the rights of the holders of Depositary Receipts issued under any Deposit Agreement will not be effective unless such amendment has been approved by the holders of at least a majority of such Depositary Receipts then outstanding (or such greater proportion as may be required by the rules of any securities exchange on which the related Depositary Shares may be listed). In no event may any such amendment impair the right of any holder of Depositary Receipts, subject to the conditions specified in the Deposit Agreement, to receive the related Preferred Stock upon surrender of such Depositary Receipts as described above under "--Withdrawal of Preferred Stock."

The Deposit Agreement may be terminated by the Company upon not less than 60 days' notice to the Preferred Stock Depositary. In any such case, the Preferred Stock Depositary shall deliver or make available to each holder of the related Depositary Receipts, upon surrender of such Depositary Receipts, such number of whole shares of the related series of Preferred Stock represented by the Depositary Shares evidenced by such Depositary Receipts, together with cash in lieu of any fractional shares (to the extent the Company has deposited such cash with the Preferred Stock Depositary). The Deposit Agreement will automatically terminate if all of the shares of Preferred Stock deposited thereunder shall have been withdrawn, redeemed, converted or exchanged or if there shall have been a final distribution in respect of such Preferred Stock in connection with any liquidation, dissolution or winding up of the Company.

CHARGES OF PREFERRED STOCK DEPOSITARY

The Company will pay the fees and expenses of the Preferred Stock Depositary in connection with the performance of its duties under the Deposit Agreement, and will pay all transfer and other taxes and governmental charges arising solely from the existence of the Deposit Agreement. Holders of Depositary Receipts will be required to pay all other transfer and other taxes and governmental charges (including taxes and other governmental charges in connection with the transfer, exchange, surrender or conversion of Depositary Receipts) and such other charges as are expressly provided in the Deposit Agreement.

RESIGNATION AND REMOVAL OF DEPOSITARY

The Preferred Stock Depositary may resign at any time by delivering to the Company notice of its election to do so, and the Company may at any time remove the Preferred Stock Depositary, any such resignation or removal to take effect upon the appointment of a successor Preferred Stock Depositary.

MISCELLANEOUS

The Preferred Stock Depositary will forward to holders of Depositary Receipts any reports and communications from the Company which are received by the Preferred Stock Depositary with respect to the related Preferred Stock.

Neither the Preferred Stock Depositary nor the Company will be liable if either is prevented or delayed by law or any circumstances beyond its control in performing its obligations under the Deposit Agreement. The obligations of the Company and the Preferred Stock Depositary under the Deposit Agreement will be limited to performing their duties thereunder without gross negligence or willful misconduct, and the Company and the Preferred Stock Depositary will not be obligated to prosecute or defend any legal proceeding in respect of any Depositary Shares or any related shares of Preferred Stock or Depositary Receipts unless satisfactory indemnity is furnished. The Company and the Preferred Stock Depositary may rely on advice of counsel, accountants or other advisors, and information provided by persons presenting shares of Preferred Stock for deposit, holders of Depositary Receipts or other persons believed to be authorized or competent and on documents believed to be genuine.

In the event that the Preferred Stock Depositary shall receive conflicting claims, requests or instructions from any holders of Depositary Receipts, on the one hand, and the Company, on the other hand, the Preferred Stock Depositary shall be entitled to act on such claims, requests or instructions received from the Company.

                          DESCRIPTION OF COMMON STOCK

The Company may issue (either separately or together with other Securities) shares of its Common Stock. Under its Amended Certificate of Incorporation, the Company is authorized to issue up to 100,000,000 shares of Common Stock. Reference is made to the applicable Prospectus Supplement relating to Common Stock offered thereby for the terms relevant thereto, including the number of shares offered and the initial public offering price. For a summary of certain terms of the Common Stock, see "Description of Capital Stock" below.

                     DESCRIPTION OF COMMON STOCK WARRANTS

The Company may issue (either separately or together with other Securities) warrants for the purchase of Common Stock ("Common Stock Warrants"). The Common Stock Warrants are to be issued under warrant agreements (each a "Common Stock Warrant Agreement") to be entered into between the Company and a bank or trust company, as warrant agent ("Common Stock Warrant Agent"), all as set forth in the Prospectus Supplement relating to the particular issue of Common Stock Warrants. The form of Common Stock Warrant Agreement, including the form of certificates representing the Common Stock Warrants ("Common Stock Warrant Certificates"), that will be entered into with respect to a particular offering of Common Stock Warrants will be filed as an exhibit to or incorporated by reference in the Registration Statement. The following summary of certain provisions of the Common Stock Warrant Agreement and the Common Stock Warrants and the summary of certain terms of the particular Common Stock Warrant Agreement and Common Stock Warrants set forth in the applicable Prospectus Supplement do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the particular Common Stock Warrant Agreement and the related Common Stock Warrant Certificates, all of which are incorporated herein by reference.

The following description of the Common Stock Warrants sets forth certain general terms and provisions of the Common Stock Warrants and the related Common Stock Warrant Agreement to which any Prospectus Supplement may relate. Certain other terms of any Common Stock Warrants and the related Common Stock Warrant Agreement will be described in the applicable Prospectus Supplement. To the extent that any particular terms of the Common Stock Warrants or the related Common Stock Warrant Agreement described in a Prospectus Supplement differ from any of the terms described herein, then such terms described herein shall be deemed to have been superseded by such Prospectus Supplement.

GENERAL

Reference is made to the applicable Prospectus Supplement for the terms of the Common Stock Warrants offered thereby, including (where applicable): (1) the title and aggregate number of such Common Stock Warrants; (2) the number of shares of Common Stock that may be purchased upon exercise of each such Common Stock Warrant; the price, or the manner of determining the price, at which such shares may be purchased upon such exercise; if other than cash, the property and manner in which the exercise price may be paid; and any minimum number of such Common Stock Warrants that are exercisable at any one time; (3) the time or times at which, or period or periods during which, such Common Stock Warrants may be exercised and the expiration date of such Common Stock Warrants; (4) the terms of any right of the Company to redeem such Common Stock Warrants; (5) the terms of any right of the Company to accelerate the exercise of such Common Stock Warrants upon the occurrence of certain events; (6) whether such Common Stock Warrants will be sold with any other Securities, and the date, if any, on and after which such Common Stock Warrants and any such other Securities will be separately transferable; and (7) any other terms of such Common Stock Warrants.

Common Stock Warrant Certificates may be surrendered for transfer or exchange for new Common Stock Warrant Certificates of authorized denominations at any office or agency of the relevant Common Stock Warrant Agent maintained for such purpose, subject to the terms of the related Common Stock Warrant Agreement. Unless otherwise specified in the applicable Prospectus Supplement, Common Stock Warrant Certificates will be issued in denominations evidencing any whole number of Warrants. No service charge will be made for any permitted transfer or exchange of Common Stock Warrant Certificates, but the Company or the Common Stock Warrant Agent may require payment of any tax or other governmental charge payable in connection therewith.

EXERCISE OF WARRANTS

Each Common Stock Warrant will entitle the holder to purchase such number of shares of Common Stock at such exercise price as shall in each case be set forth in, or be determinable from, the Prospectus Supplement relating to such Common Stock Warrants, by payment of such exercise price in the Currency and in the manner specified in the Prospectus Supplement. Common Stock Warrants may be exercised at any time up to the date and time specified in the applicable Prospectus Supplement for the expiration thereof. After the specified expiration time on the specified date of expiration, unexercised Common Stock Warrants will become void.

Upon receipt at an office or agency indicated in the applicable Prospectus Supplement of (i) payment of the exercise price and (ii) the Common Stock Warrant Certificate properly completed and duly executed, the Company will, as soon as practicable, forward a certificate or certificates representing the whole number of shares of Common Stock purchasable upon such exercise. Unless otherwise indicated in the applicable Prospectus Supplement, fractional shares of Common Stock will not be issued upon the exercise of Warrants and, in lieu thereof, the Company will make a cash payment in an amount determined as provided in the applicable Prospectus Supplement. If less than all of the Common Stock Warrants represented by such Common Stock Warrant Certificate are exercised, a new Common Stock Warrant Certificate will be issued for the remaining number of Common Stock Warrants. The holder of a Common Stock Warrant will be required to pay any tax or other governmental charge that may be imposed in connection with any transfer involved in the issuance of the Common Stock purchased upon such exercise.

MODIFICATIONS

Any Common Stock Warrant Agreement and the terms of the related Common Stock Warrants may be modified or amended by the Company and the applicable Common Stock Warrant Agent, without the consent of any holder of the related Common Stock Warrants, for the purpose of curing any ambiguity, or of curing, correcting or supplementing any defective or inconsistent provision contained therein, or in any other manner that the Company deems necessary or desirable and that will not materially and adversely affect the interests of the holders of the related Common Stock Warrants.

The Company and the applicable Common Stock Warrant Agent may also modify or amend the applicable Common Stock Warrant Agreement and the terms of the related Common Stock Warrants with the consent of the holders of not less than a majority in number of the then outstanding unexercised Common Stock Warrants affected thereby; provided that no such modification or amendment that accelerates the expiration date, increases the exercise price, or reduces the number of outstanding Common Stock Warrants the consent of whose holders is required for any such amendment or modification, may be made without the consent of each holder affected thereby.

NO RIGHTS AS STOCKHOLDERS

Holders of Common Stock Warrants are not entitled, by virtue of being such holders, to vote, consent or receive notice as stockholders of the Company in respect of any meeting of stockholders for the election of directors of the Company or any other matter, or to exercise any other rights whatsoever as stockholders of the Company, or to receive any dividends or distributions, if any, on the Common Stock.

                          DESCRIPTION OF CAPITAL STOCK

The authorized capital stock of the Company consists of (i) 100,000,000 shares of Common Stock, par value $.625 per share, and (ii) 5,000,000 shares of Preferred Stock, no par value.

As of December 31, 1996, (i) 51,595,827 shares of Common Stock were issued and outstanding and an additional 7,029,917 shares of Common Stock were issued and held in the Company's treasury and (ii) 1,100,000 shares of the Company's Series B Cumulative Convertible Preferred Stock (the "Series B Preferred Stock") had been authorized and 875,191 such shares were outstanding.

The following summary of certain provisions of the Common Stock, Preferred Stock, Series B Preferred Stock, and the Company's Amended Certificate of Incorporation and By-laws does not purport to be complete and is qualified in its entirety by reference to the Amended Certificate of Incorporation (including the certificate of designations establishing the terms of the Series B Preferred Stock) and By-laws, copies of which have been incorporated by reference or filed as exhibits to the Registration Statement.

COMMON STOCK

The holders of Common Stock are entitled to one vote per share on all matters voted on by stockholders, including elections of directors, and, except as otherwise required by law or provided by the express provisions of any series of Preferred Stock of the Company, the holders of such shares will exclusively possess all voting power of the Company. In that regard, the holders of Series B Preferred Stock are entitled to vote with the Common Stock as a single class on all matters upon which the Common Stock is entitled to vote. See "-- Preferred Stock" below. There is no cumulative voting in the election of directors, and no holder of Common Stock is entitled as such, as a matter of right, to subscribe for or purchase any shares of Common Stock or Preferred Stock. Subject to the preferential rights of any outstanding series of Preferred Stock, the holders of Common Stock are entitled to receive ratably such dividends as may be declared from time to time by the Board of Directors from funds legally available therefor. In the event of a liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share ratably in all assets remaining after payment or provision for liabilities and amounts owing in respect of any outstanding Preferred Stock.

Certain agreements to which the Company is a party contain covenants which have the effect of restricting the payment of dividends on capital stock by the Company. In the event of a deterioration in the financial condition or results of operations of the Company, such covenants could limit or prohibit the payment of dividends on Common Stock. In addition, the Company is a holding company substantially all of whose consolidated assets are held by its subsidiaries, and the cash flow of the Company and the consequent ability to pay dividends on Common Stock are largely dependent upon the results of operations of such subsidiaries. See "Description of Debt Securities--Ranking of Debt Securities; Holding Company Structure."

The transfer agent for the Common Stock is First Chicago Trust Company of New York.

PREFERRED STOCK

Preferred Stock may be issued from time to time in one or more series. Subject to limitations prescribed by Delaware law and the Amended Certificate of Incorporation, the Board of Directors is authorized to fix the number of shares constituting each series of Preferred Stock and the designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including, without limitation, the dividend rights, dividend rates, conversion rights, exchange rights, voting rights, rights and terms of redemption (including sinking and purchase fund provisions), the redemption prices and the dissolution preferences. The issuance of Preferred Stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely, affect the voting power of the holders of Common Stock and, under certain circumstances, make it more difficult for a third party to gain control of the Company and could have the effect of delaying or preventing a merger, tender offer or other attempted takeover of the Company. No Holder of Preferred Stock shall be entitled, as a matter of right, to subscribe for or purchase any shares of Preferred Stock or Common Stock.

Series B Preferred Stock

In 1989, the Board of Directors amended the Company's TASP. As part of this amendment, the Board designated a series of 1,100,000 preferred shares as Series B Preferred Stock. As of December 31, 1996, 875,191 shares of Series B Preferred Stock were issued and outstanding. The Series B Preferred Stock is convertible into Common Stock at the option of the holder. At December 31, 1996, the Series B Preferred Stock was convertible into Common Stock at the rate of 4.71 shares of Common Stock for each share of Series B Preferred Stock, subject to antidilution adjustments in certain circumstances (which include, but are not limited to, issuances of Common Stock at less than fair market value), subject to the matters described in the following paragraph.

As of December 31, 1996, all of the outstanding shares of Series B Preferred Stock were held for the benefit of the TASP participants by a trustee (the "TASP Trustee"). In the event of any transfer of Series B Preferred Stock to a person other than a trustee for an employee stock ownership or other employee benefit plan of the Company, the shares of Series B Preferred Stock so transferred shall be automatically converted into shares of Common Stock on the terms then in effect for such conversion. However, in the event that shares of Series B Preferred Stock are automatically converted upon transfer to a participant in an employee stock ownership plan of the Company in connection with the termination of the transferee's participation in the plan, each such share shall be converted into a number of shares of Common Stock which is the greater of (i) 4.71 shares of Common Stock (the conversion rate at December 31, 1996), subject to antidilution adjustments in certain circumstances, and (ii) the number of shares of Common Stock obtained by dividing $152.10 by the then fair market value (as defined) of a share of Common Stock.

Holders of the Series B Preferred Stock are entitled to vote with the Common Stock as a single class on all matters upon which the Common Stock is entitled to vote and each share of Series B Preferred Stock is entitled to a number of votes in such circumstances equal to the product of 1.3 times the number of shares of Common Stock into which each share of the Series B Preferred Stock is then convertible on the record date for such vote. The approval of the holders of at least two-thirds of the outstanding shares of Series B Preferred Stock, voting separately as a class, is required for certain actions, including, without limitation, the authorization of any additional class of capital stock, or any increase in the authorized amount of any class of capital stock, ranking prior to or on parity with the Series B Preferred Stock as to dividends or the distribution of assets upon liquidation, dissolution or winding up of the Company, except an increase in the authorized amount of any class of stock ranking on a parity with the Series B Preferred Stock to be used for the purpose of transferring such stock to an employee stock ownership plan or other employee benefit plan of the Company or any subsidiary; any amendment to the Amended Certificate of Incorporation or any other certificate filed pursuant to law which would adversely affect any of the rights, powers or preferences of the Series B Preferred Stock; or any consolidation, merger, sale or other transfer of more than 50% of the "assets" or "earning power" (as defined) of the Company which, in the determination of a majority of the Company's independent directors (as defined), can reasonably be expected to jeopardize the Company's financial ability to meet its dividend, redemption or liquidation payment obligations to the holders of the Series B Preferred Stock. The TASP Trustee is required to vote the allocated shares of Series B Preferred Stock based upon instructions from the TASP participants; unallocated shares are voted in proportion to the voting instructions received from the participants with allocated shares.

Each share of Series B Preferred Stock is entitled to receive, when, as and if declared by the Board of Directors out of funds legally available therefor, cumulative cash dividends in the amount of $12.93 per annum, payable semi-annually. In the event that full cumulative dividends on the Series B Preferred Stock have not been declared and paid or set apart for payment when due, the Company shall not declare or pay or set apart for payment any dividends, or make any other distributions on, or make any payment on account of the purchase, redemption or other retirement of, any other class or series of stock of the Company ranking, as to dividends or as to distributions in the event of a liquidation, dissolution or winding up of the Company, junior to the Series B Preferred Stock (including, without limitation, the Common Stock and the Preferred Stock offered hereby), until full cumulative dividends on the Series B Preferred Stock shall have been paid or declared and set apart for payment; provided that the foregoing shall not apply to (i) any dividend payable solely in shares of stock ranking, as to dividends and as to distributions in the event of a liquidation, dissolution or winding up of the Company, junior to the Series B Preferred Stock, or (ii) the acquisition of shares of any stock ranking, as to dividends or as to distributions in the event of a liquidation, dissolution or winding up of the Company, junior to the Series B Preferred Stock either (A) pursuant to any existing or future employee or director benefit plan of the Company or any subsidiary, or (B) in exchange solely for shares of any other stock ranking as to dividends and as to distributions in the event of a liquidation, dissolution or winding up of the Company, junior to the Series B Preferred Stock. No dividend may be declared or paid on any shares of capital stock ranking on a parity with the Series B Preferred Stock as to dividends unless there are also declared and paid or set apart for payment on the Series B Preferred Stock dividends for all dividend payment periods ending on or before the dividend payment date for such parity stock, ratably in proportion to the respective amounts of dividends accrued and unpaid on the Series B Preferred Stock and such parity stock.

Upon liquidation, dissolution or winding up of the Company, the holders of the Series B Preferred Stock are entitled to receive out of assets legally available therefor and subject to the rights of any stock ranking senior to or on a parity with the Series B Preferred Stock in respect of distributions upon liquidation, dissolution or winding up, an amount equal to $152.10 per share plus accrued and unpaid dividends, before any amount shall be paid or distributed to the holders of shares of capital stock ranking junior to the Series B Preferred Stock with respect to distributions upon liquidation, dissolution and winding up, including the Preferred Stock offered hereby and the Common Stock. If, upon any such liquidation, dissolution or winding up, amounts payable in respect of the Series B Preferred Stock and any other capital stock ranking as to such distribution on a parity with the Series B Preferred Stock are not paid in full, the holders of Series B Preferred Stock and such parity stock shall share ratably in any distribution of assets in proportion to the full respective preferential amounts to which they are entitled. Neither the merger or consolidation of the Company with or into any other corporation, nor the sale, transfer, exchange or lease of all or any portion of the assets of the Company, shall be deemed to be a dissolution, liquidation or winding up for the foregoing purposes.

The Series B Preferred Stock is redeemable, in whole or in part, at the Company's option at a redemption price of $155.98 per share if redeemed during the twelve months ending July 1, 1997, declining annually to $152.10 per share if redeemed after July 1, 1999, and the Company may also redeem the Series B Preferred Stock at any time at $152.10 under certain limited circumstances relating to federal income tax matters, plus in each case accrued and unpaid dividends to the date fixed for redemption. The Company, at its option, may make payment of the redemption price in cash or shares of Common Stock or a combination thereof. The Series B Preferred Stock is also subject to mandatory redemption for cash or, at the Company's option, for shares of Common Stock or a combination thereof, at a price of $152.10 per share, plus accrued and unpaid dividends to the date fixed for redemption, upon notice from the holder of the Series B Preferred Stock to the Company, if and to the extent necessary (i) for the holder of Series B Preferred Stock to make required distributions to, or to satisfy an investment election provided to, participants in an employee stock ownership plan of the Company for which it is holding the Series B Preferred Stock, or (ii) for such employee stock ownership plan to pay principal, interest or premium on its indebtedness.

Upon consummation of any consolidation, merger, reclassification or similar transaction involving the Company in which the outstanding Common Stock is by operation of law exchanged solely for or changed solely into stock of any successor or resulting company (including the Company) which stock constitutes "qualifying employer securities" (within the meaning of certain provisions of the Internal Revenue Code of 1986 and the Employee Retirement Income Security Act of 1974) with respect to a holder of Series B Preferred Stock, the Series B Preferred Stock shall become preferred stock of such successor or resulting company having, insofar as possible, the same terms as the Series B Preferred Stock and shall be convertible into the number and kind of "qualifying employer securities" receivable by a holder of the number of shares of Common Stock into which such shares of Series B Preferred Stock could have been converted immediately prior to such transaction. Upon consummation or any consolidation, merger, reclassification or similar transaction involving the Company pursuant to which the outstanding Common Stock is by operation of law exchanged for or changed into other securities, cash or other property other than "qualifying employer securities," holders of shares of Series B Preferred Stock are entitled to receive the same securities, cash or other property receivable by a holder of the number of shares of Common Stock into which such shares of Series B Preferred Stock could have been converted immediately prior to such transaction or, at the election of each holder of the Series B Preferred Stock, cash in an amount equal to the amount that would then be payable to such holder in respect of such Series B Preferred Stock upon liquidation of the Company.

The certificate of designations establishing the Series B Preferred Stock provides that it shall rank senior to the Common Stock as to the payment of dividends and the distribution of assets on liquidation, dissolution and winding up of the Company and, unless otherwise approved by holders of at least two-thirds of the outstanding shares of Series B Preferred Stock, senior to all other series of Preferred Stock (including the Preferred Stock offered hereby) as to the payment of dividends and the distribution of assets on liquidation, dissolution or winding up.

SECTION 203 OF THE DELAWARE LAW

The Company is subject to Section 203 of the Delaware General Corporation Law (the "DGCL"). Generally, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years following the time that such stockholder became an interested stockholder, unless (i) prior to such time either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder is approved by the board of directors of the corporation, (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85 percent of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by (A) persons who are both directors and officers and (B) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or (iii) on or after such time the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3 percent of the outstanding voting stock which is not owned by the interested stockholder. A "business combination" includes certain mergers or consolidations with an interested stockholder, certain asset sales and transfers to an interested stockholder, certain issuances of capital stock to an interested stockholder and certain other transactions resulting in financial benefit to an interested stockholder. An "interested stockholder" is, in general, a person who, together with "affiliates" and "associates" (as defined), owns 15% or more of the corporation's outstanding voting stock or is an affiliate or associate of the corporation and was the owner of 15% or more of the corporation's outstanding voting stock at any time during the prior three years, subject to certain exceptions. Although a corporation's certificate of incorporation may exclude such corporation from the restrictions imposed by Section 203, the Amended Certificate of Incorporation does not exclude the Company from those restrictions. Accordingly, Section 203 could make it more difficult for a third party to gain control of the Company and could have the effect of delaying or preventing a merger, tender offer, or other attempted takeover of the Company, and therefore may discourage attempts to acquire the Company.

CERTAIN PROVISIONS OF THE AMENDED CERTIFICATE OF INCORPORATION AND BY-LAWS

Several provisions of the Company's Amended Certificate of Incorporation and By-laws may have the effect of deterring a takeover of the Company. These provisions include: (i) certain advance notice and content requirements for business to be brought before the annual stockholders' meeting by a stockholder or for nomination by any stockholder of persons for election to the Board of Directors; (ii) a requirement that stockholder action taken without a meeting be by the affirmative vote of at least 80% of the voting power of the stockholders entitled to vote thereon; (iii) a requirement for the written request of stockholders holding at least a majority of the voting power of all stockholders to call a special meeting of the stockholders; and (iv) the classification of Company's Board of Directors into three classes serving staggered three-year terms and the prohibition of any amendment, change or repeal of this structure without the favorable vote, at a stockholders meeting, of at least 80% of the then outstanding shares of the Company's capital stock entitled to vote. In addition, the approval of the holders of at least two-thirds of the outstanding shares of Series B Preferred Stock is required, under certain circumstances, for a consolidation or merger of the Company or the sale or other transfer of certain assets by the Company. See "-- Preferred Stock -- Series B Preferred Stock" above.

The foregoing provisions could make it more difficult for a third party to gain control of the Company, and could have the effect of delaying or preventing a merger, tender offer or other attempted takeover of the Company.

                   DESCRIPTION OF TRUST PREFERRED SECURITIES

The Trust may issue only one series of Trust Preferred Securities which shall have terms described in the Prospectus Supplement relating thereto. The Declaration of the Trust will authorize the Regular Trustees to issue on behalf of the Trust one series of Trust Preferred Securities. The Declaration will be qualified as an indenture under the Trust Indenture Act. The form of Declaration has been or will be filed or incorporated by reference as an exhibit to the Registration Statement. The terms of the Declaration will be those set forth in the Declaration and those made part of the Declaration by the Trust Indenture Act. The summary of certain provisions of the Trust Preferred Securities and the Declaration set forth below and in any Prospectus Supplement do not purport to be complete and are subject to and are qualified in their entirety by reference to all of the provisions of the Declaration and the Trust Securities, which provisions (including defined terms) are incorporated herein by reference.

The following description of the Trust Preferred Securities and the Declaration sets forth certain general terms and provisions of the Trust Preferred Securities and the Declaration to which any Prospectus Supplement may relate. Certain other specific terms of the Trust Preferred Securities and the Declaration will be described in the applicable Prospectus Supplement. To the extent that any particular terms of any Trust Preferred Securities or the Declaration described in a Prospectus Supplement differ from any of the terms described herein, then such terms described herein shall be deemed to have been superseded by such Prospectus Supplement.

The Trust Preferred Securities will have such terms, including distributions, redemption, voting, liquidation, conversion rights and such other preferred, deferred or other special rights or such restrictions as shall be set forth in the Declaration or made part of the Declaration by the Trust Indenture Act, and which will generally mirror the terms of the Subordinated Debt Securities held by the Trust and described in the Prospectus Supplement related thereto. Reference is made to the Prospectus Supplement relating to the Trust Preferred Securities for specific terms, including (i) the designation of such Trust Preferred Securities; (ii) the number of Trust Preferred Securities; (iii) the annual distribution rate (or method of determining such rate) for the Trust Preferred Securities and the date or dates upon which such distributions shall be payable; (iv) whether distributions on the Trust Preferred Securities shall be cumulative, and, in the case of Trust Preferred Securities having such cumulative distribution rights, the date or dates or method of determining the date or dates from which distributions on the Trust Preferred Securities shall be cumulative; (v) the amount or amounts which shall be paid out of the assets of the Trust to the holders of the Trust Preferred Securities upon voluntary or involuntary dissolution, winding-up or termination of the Trust; (vi) the right or obligation, if any, of the Trust to purchase or redeem the Trust Preferred Securities and the price or prices at which, the period or periods within which, and the terms and conditions upon which, the Trust Preferred Securities shall or may be purchased or redeemed, in whole or in part, pursuant to such right or obligation; (vii) the voting rights, if any, of the Trust Preferred Securities in addition to those (if any) required by law, including the number of votes per Trust Preferred Security and any requirement for the approval by the holders of the Trust Preferred Securities, as a condition to specified action or amendments to the Declaration; (viii) the terms and conditions, if any, upon which the Trust Preferred Securities may be converted into or exchanged for shares of Common Stock or other Securities, including the conversion price per share or conversion rate and the circumstances, if any, under which any such conversion right shall expire; (ix) the terms and conditions, if any, upon which the Subordinated Debt Securities may be distributed to holders of the Trust Preferred Securities; (x) if applicable, any securities exchange upon which the Trust Preferred Securities shall be listed; and (xi) any other relevant rights, preferences, privileges, limitations or restrictions of the Trust Preferred Securities. All Trust Preferred Securities offered hereby will be guaranteed by the Company to the extent set forth below under "Description of Trust Preferred Securities Guarantee." Certain United States federal income tax considerations applicable to any offering of Trust Preferred Securities will be described in the Prospectus Supplement relating thereto.

In connection with the issuance of Trust Preferred Securities, the Trust will issue one series of Trust Common Securities. The Declaration will authorize the Regular Trustees to issue on behalf of the Trust one series of Trust Common Securities having such terms including distributions, redemption, voting and liquidation rights or such restrictions as shall be set forth therein. The terms of the Trust Common Securities will be substantially identical to the terms of the Trust Preferred Securities, and the Trust Common Securities will rank pari passu, and payments will be made thereon pro rata, with the Trust Preferred Securities except that, if an event of default under the Declaration occurs and is continuing, the rights of the holders of the Trust Common Securities to payment in respect of distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the Trust Preferred Securities. Except in certain limited circumstances, the Trust Common Securities will also carry the right to vote to appoint, remove or replace any of the Trustees. All of the Trust Common Securities will be directly or indirectly owned by the Company.

ENFORCEMENT OF CERTAIN RIGHTS BY HOLDERS OF TRUST PREFERRED SECURITIES

If an event of default under the Declaration occurs and is continuing, then the holders of the Trust Preferred Securities would rely on the enforcement by the Property Trustee of its rights as a holder of the Subordinated Debt Securities against the Company. In addition, the holders of a majority in liquidation amount of the Trust Preferred Securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Property Trustee or to direct the exercise of any trust or power conferred upon the Property Trustee under the Declaration, including the right to direct the Property Trustee to exercise the remedies available to it as a holder of the Subordinated Debt Securities. If the Property Trustee fails to enforce its rights under such Subordinated Debt Securities, a holder of the Trust Preferred Securities, to the fullest extent permitted by law, may institute a legal proceeding directly against the Company to enforce the Property Trustee's rights under such Subordinated Debt Securities without first instituting any legal proceeding against the Property Trustee or any other person or entity. Notwithstanding the foregoing, if an event of default under the Declaration has occurred and is continuing and such event is attributable to the failure of the Company to pay the principal of or premium or interest, if any, on such Subordinated Debt Securities on the date such principal, premium or interest, as the case may be, is otherwise payable (or in the case of redemption, on the redemption date), then a holder of the Trust Preferred Securities may directly institute a proceeding for enforcement of payment to such holder of the principal, premium or interest, as the case may be, on such Subordinated Debt Securities having a principal amount equal to the aggregate liquidation amount of the Trust Preferred Securities of such holder (a "Direct Action") on or after the respective due date specified in the Subordinated Debt Securities. In connection with such

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

Direct Action, the Company will be subrogated to the rights of such holder of the Trust Preferred Securities under the Declaration to the extent of any payment made by the Company to such holder of Trust Preferred Securities in such Direct Action.

              DESCRIPTION OF TRUST PREFERRED SECURITIES GUARANTEE

Set forth below is a summary of information concerning the Trust Preferred Securities Guarantee which will be executed and delivered by the Company for the benefit of the holders from time to time of Trust Preferred Securities. The Trust Preferred Securities Guarantee will be qualified as an indenture under the Trust Indenture Act. A trustee whose name will be set forth in the applicable Prospectus Supplement will act as the trustee under the Trust Preferred Securities Guarantee (the "Preferred Guarantee Trustee") for purposes of the Trust Indenture Act. The form of Trust Preferred Securities Guarantee has been or will be filed or incorporated by reference as an exhibit to the Registration Statement. The terms of the Trust Preferred Securities Guarantee will be those set forth in the Trust Preferred Securities Guarantee and those made part of the Trust Preferred Securities Guarantee by the Trust Indenture Act. The summary of certain provisions of the Trust Preferred Securities Guarantee set forth below and in any Prospectus Supplement does not purport to be complete and is subject to and qualified in its entirety by reference to all of the provisions of the Trust Preferred Securities Guarantee, which provisions of the Trust Preferred Securities Guarantee (including defined terms) are incorporated herein by reference. The Trust Preferred Securities Guarantee will be held by the Preferred Guarantee Trustee for the benefit of the holders of the Trust Preferred Securities.

The following description of the Trust Preferred Securities Guarantee sets forth certain general terms and provisions of the Trust Preferred Securities Guarantee to which any Prospectus Supplement may relate. Certain other specific terms of the Trust Preferred Securities Guarantee will be described in the applicable Prospectus Supplement. To the extent that any particular terms of the Trust Preferred Securities Guarantee described in a Prospectus Supplement differ from any of the terms described herein, then such terms described herein shall be deemed to have been superseded by such Prospectus Supplement.

GENERAL

Pursuant to the Trust Preferred Securities Guarantee, the Company will agree, to the extent set forth therein, to pay in full, to the holders of the Trust Preferred Securities, the Guarantee Payments (as defined herein) (except to the extent paid by the Trust), as and when due, regardless of any defense, right of setoff or counterclaim which the Trust may have or assert. The following payments with respect to the Trust Preferred Securities to the extent not paid by the Trust (the "Guarantee Payments"), will be subject to the Trust Preferred Securities Guarantee thereof (without duplication): (i) any accumulated and unpaid distributions which are required to be paid on such Trust Preferred Securities, to the extent the Trust shall have funds available therefor; (ii) the redemption price (if any) set forth in the applicable Prospectus Supplement (the "Redemption Price"), which will not be lower than the liquidation amount, and all accumulated and unpaid distributions to but excluding the date of redemption, to the extent the Trust has funds available therefor, with respect to any Trust Preferred Securities called for redemption by the Trust and
(iii) upon a voluntary or involuntary dissolution, winding-up or termination of the Trust (other than in connection with certain permitted consolidations, mergers, asset sales or other transactions involving the Trust, the distribution of Subordinated Debt Securities to the holders of Trust Preferred Securities or the conversion or redemption of all of the Trust Preferred Securities), the lesser of (a) the aggregate of the liquidation amount and all accumulated and unpaid distributions on the Trust Preferred Securities to the date of payment, to the extent the Trust has funds available therefor, and (b) the amount of assets of the Trust remaining available for distribution to holders of the Trust Preferred Securities in liquidation of the Trust. The Company's obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by the Company to the holders of Trust Preferred Securities or by causing the Trust to pay such amounts to such holders.

The Trust Preferred Securities Guarantee will not apply to any payment of distributions on the Trust Preferred Securities except to the extent the Trust shall have funds available therefor. If the Company does not make interest payments on the Subordinated Debt Securities purchased by the Trust, the Trust will not pay distributions on the Trust Preferred Securities issued by the Trust and will not have funds available therefor. The Trust Preferred Securities Guarantee, when taken together with the Company's obligations under the Subordinated Debt Securities, the Subordinated Indenture and the Declaration, including its obligations to pay certain costs, expenses, debts and liabilities of the Trust (other than with respect to the Trust Securities), will provide a full and unconditional guarantee on a subordinated basis by the Company of payments due on the Trust Preferred Securities.

The Company will also agree separately to guarantee the obligations of the Trust with respect to the Trust Common Securities (the "Trust Common Securities Guarantee") to the same extent as the Trust Preferred Securities Guarantee, except that upon an event of default under the Subordinated Indenture, holders of Trust Preferred Securities shall have priority over holders of Trust Common Securities with respect to distributions and payments on liquidation, redemption or otherwise.

Certain covenants of the Company to be set forth in the Trust Preferred Securities Guarantee will be described in the applicable Prospectus Supplement.

MODIFICATION OF THE TRUST PREFERRED SECURITIES GUARANTEE; ASSIGNMENT

Except with respect to any changes which do not materially adversely affect the rights of holders of Trust Preferred Securities (in which case no vote will be required), the Trust Preferred Securities Guarantee may be amended only with the prior approval of the holders of not less than a majority in liquidation amount of the outstanding Trust Preferred Securities. The manner of obtaining any such approval of holders of such Trust Preferred Securities will be as set forth in an accompanying Prospectus Supplement. All guarantees and agreements contained in the Trust Preferred Securities Guarantee shall bind the successors, assigns, receivers, trustees and representatives of the Company and shall inure to the benefit of the holders of the Trust Preferred Securities then outstanding.

TERMINATION

The Trust Preferred Securities Guarantee will terminate (a) upon full payment of the redemption price of, plus accumulated and unpaid distributions on, all Trust Preferred Securities, (b) upon distribution of the Subordinated Debt Securities held by the Trust to the holders of the Trust Preferred Securities or the conversion, if applicable, of all of the Trust Preferred Securities into Common Stock or other securities, or (c) upon full payment of the amounts payable in accordance with the Declaration upon liquidation of the Trust. The Trust Preferred Securities Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of Trust Preferred Securities must restore payment of any sums paid under the Trust Preferred Securities or the Trust Preferred Securities Guarantee.

EVENTS OF DEFAULT

An event of default under the Trust Preferred Securities Guarantee will occur upon (a) the failure of the Company to perform any of its payment or other obligations thereunder or (b) if applicable, the failure by the Company to deliver Common Stock or other applicable securities upon an appropriate election by the holder or holders of Trust Preferred Securities to convert the Trust Preferred Securities into shares of Common Stock or other applicable securities, as the case may be.

The holders of a majority in liquidation amount of the Trust Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Preferred Guarantee Trustee in respect of the Trust Preferred Securities Guarantee or to direct the exercise of any trust or power conferred upon the Preferred Guarantee Trustee under such Trust Preferred Securities Guarantee. If the Preferred Guarantee Trustee fails to enforce such Trust Preferred Securities Guarantee, any holder of Trust Preferred Securities may institute a legal proceeding directly against the Company to enforce the Preferred Guarantee Trustee's rights under such Trust Preferred Securities Guarantee, without first instituting a legal proceeding against the Trust, the Preferred Guarantee Trustee or any other person or entity. The Company will waive any right or remedy to require that any action be brought first against the Trust or any other person or entity before proceeding directly against the Company.

STATUS OF THE TRUST PREFERRED SECURITIES GUARANTEE

The Trust Preferred Securities Guarantee will constitute an unsecured obligation of the Company and will rank (i) subordinate and junior in right of payment to all other liabilities of the Company except any liabilities that may be pari passu expressly by their terms, (ii) pari passu in right of payment with the most senior preferred or preference stock now or hereafter issued by the Company, if any, and with any guarantee now or hereafter entered into by the Company in respect of any preferred or preference stock of any affiliate of the Company and (iii) senior to Common Stock. The terms of the Trust Preferred Securities provide that each holder of Trust Preferred Securities by acceptance thereof agrees to the subordination provisions and other terms of the Trust Preferred Securities Guarantee relating thereto.

The Trust Preferred Securities Guarantee will constitute a guarantee of payment and not of collection (that is, the guaranteed party may institute a legal proceeding directly against the guarantor to enforce its rights under the guarantee without instituting a legal proceeding against any other person or entity).

INFORMATION CONCERNING THE PREFERRED GUARANTEE TRUSTEE

The Preferred Guarantee Trustee, prior to the occurrence of a default with respect to the Trust Preferred Securities Guarantee, undertakes to perform only such duties as are specifically set forth in such Trust Preferred Securities Guarantee and, after default, shall exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to such provisions, the Preferred Guarantee Trustee is under no obligation to exercise any of the powers vested in it by a Trust Preferred Securities Guarantee at the request of any holder of the Trust Preferred Securities, unless offered reasonable indemnity against the costs, expenses and liabilities which might be incurred thereby.

                              PLAN OF DISTRIBUTION

The Company, or the Trust, as the case may be, may sell Securities to one or more underwriters for public offering and sale by them or may sell Securities through agents which solicit or receive offers on behalf of the Company or the Trust, as the case may be, or through dealers or through a combination of any such methods of sale, and the Company may also sell Securities directly to investors. Any such underwriter or agent involved in the offer and sale of Securities will be named in the applicable Prospectus Supplement.

Underwriters may offer and sell the Securities at a fixed price or prices, which may be changed, or from time to time at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Company or the Trust, as the case may be, may, from time to time, authorize agents acting on a best or reasonable efforts basis to solicit or receive offers to purchase the Securities upon the terms and conditions as are set forth in the applicable Prospectus Supplement. In connection with the sale of Securities, underwriters or agents may be deemed to have received compensation from the Company or the Trust, as the case may be, in the form of underwriting discounts or commissions or other underwriting compensation and may also receive commissions from purchasers of Securities for whom they may act as agents. Underwriters may sell Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

Any compensation paid by the Company or the Trust to underwriters or agents in connection with the offering of Securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable Prospectus Supplement. Underwriters, dealers and agents participating in a distribution of the Securities (including agents only soliciting or receiving offers to purchase Securities on behalf of the Company or the Trust) may be deemed to be underwriters, and any discounts, commissions or other underwriting compensation received by them and any profit realized by them on resale of Securities may be deemed to be underwriting discounts and commissions.

Under agreements which may be entered into by the Company or the Trust, as the case may be, underwriters, dealers and agents who participate in the distribution of Securities may be entitled to indemnification against certain liabilities, including liabilities under the Securities Act.

If so indicated in the applicable Prospectus Supplement, the Company may authorize underwriters or other persons acting as the Company's agents to solicit offers by certain institutions to purchase Securities from the Company pursuant to contracts providing for payment and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by the Company. The obligations of any institutional purchaser under any such contract will not be subject to any conditions except (i) the purchase by such institution of the Securities covered by such contract shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such institution is subject, and (ii) if such Securities are being sold to underwriters, the Company shall have sold to such underwriters the total principal amount of such Securities less the principal amount thereof covered by delayed delivery contracts.

Certain of the underwriters, dealers or agents and their affiliates may engage in transactions with and perform services for the Company in the ordinary course of business.

                                 LEGAL MATTERS

Certain legal matters in connection with the offering made hereby will be passed upon for the Company by Eberhard G.H. Schmoller, Senior Vice President, General Counsel and Secretary of the Company, and by Brown & Wood llp, San Francisco, California. As of March 31, 1997, Mr. Schmoller owned approximately 4,391 shares of Common Stock, held options to acquire approximately 185,033 additional shares of Common Stock, and beneficially owned approximately 99.84 shares of Series B Preferred Stock, which, on such date, were convertible into approximately 470 shares of Common Stock. The validity of the Trust Preferred Securities will be passed upon for the Company and the Trust by Richards, Layton & Finger, Wilmington, Delaware.

                                    EXPERTS

The audited consolidated financial statements and schedule incorporated by reference in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated herein and therein by reference in reliance upon the authority of said firm as experts in giving said reports.

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